Exhibit 10.3

EXECUTION COPY

ACQUISITION AGREEMENT
by and among
AES U.S. Solar, LLC,
as Seller,
Silver Ridge Power Holdings, LLC,
as Buyer,
solely for the purposes of Article 9,
The AES Corporation
as Parent
and, solely for the purposes of Section 10.13,
SunEdison, Inc.,
as Buyer Guarantor
–––––––––––––––––––––––––––––––––––
Dated as of June 16, 2014

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Exhibits
Exhibit A    Form of Assignment Agreement for the Interests
Exhibit B    Form of FIRPTA Certificates
Exhibit C    Option Agreement
Exhibit D    Term Sheet for Master Transition Framework Agreement
Exhibit E    Form of Assignment and Deferred Conveyance Agreement

Schedules
Schedule A    Buyer Disclosure Schedule
Schedule B    Seller Disclosure Schedule
Schedule C    Closing Payment Calculation
Schedule D    Closing Cash

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ACQUISITION AGREEMENT

This ACQUISITION AGREEMENT (this “Agreement”) is dated as of June 16, 2014 and is by and among AES U.S. Solar, LLC, a Delaware limited liability company (“Seller”), Silver Ridge Power Holdings, LLC, a Delaware limited liability company (“Buyer”), solely for the purposes of Article 9, The AES Corporation, a Delaware corporation (“Parent”), and solely for the purposes of Section 10.13, SunEdison, Inc., a Delaware corporation (“Buyer Guarantor”).
RECITALS
WHEREAS, Seller owns 100,000 limited liability company interests (the “Interests”), constituting fifty percent (50%) of the issued and outstanding limited liability company interests, of Silver Ridge Power LLC, a Delaware limited liability company (the “Company”);
WHEREAS, each of the Riverstone Consent and the AES Waiver has been obtained, in each case, in form and substance satisfactory to Buyer, Seller and Riverstone;
WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, on the terms and conditions of this Agreement, the Interests; and
WHEREAS, as of the date hereof, Seller and Buyer have entered into the Option Agreement attached hereto as Exhibit C (the “Option Agreement”).
NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

Definitions and Rules of Construction

SECTION 1.01    Definitions. Capitalized terms used in this Agreement shall have the following meanings:
“Acquired Companies” means the Company and each of its Subsidiaries (other than the Excluded Entities).
“AES Waiver” means the waiver by Seller of its rights under Section 12.04(c) of the Company Operating Agreement with respect to the transactions contemplated by this Agreement.

An “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Agreement” has the meaning set forth in the Preamble.
“Applicable Anti-Corruption Laws” means any Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to any Acquired Company or any of its respective equityholders or Representatives (acting in their capacity as such), including the Foreign Corrupt Practices Act of 1977, 15 USC 78dd-1, et seq., as amended, and the rules and regulations thereunder; the U.K. Bribery Act of 2010; all national and international Laws enacted to implement the Organization for Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions; and any other comparable Laws of all jurisdictions in which any Acquired Company or any of its respective equityholders conduct business.
“Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.
“Assignment and Deferred Conveyance Agreement” has the meaning set forth in Section 6.08(c).
“Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2013 included in the Financial Statements.
“Base Cash Amount” means an amount equal to Eighteen Million Dollars ($18,000,000.00).
“Base Net Indebtedness Amount” means an amount equal to Twenty Million Euros (€20,000,000.00), converted into U.S. Dollars at the Exchange Rate.
“Base Purchase Price” has the meaning set forth in Section 2.01(d).
“Benefit Plan” mean each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other plan, program, agreement, arrangement or policy relating to stock options, stock purchases or other equity or equity-based compensation, deferred compensation, bonus, incentive, severance, retention, fringe benefits or other employment terms or employee benefits, including individual employment, consulting, change in control and severance agreements, in each case maintained or contributed to, or required to be maintained or contributed to, by the Acquired Companies under the Laws applicable to such Acquired Companies or pursuant to which the Acquired Companies may have any Liability, or otherwise providing for payments or benefits for or to any current or former employees, directors, officers or consultants of the Acquired Companies and/or their dependents. For the avoidance of doubt, the Benefit Plans include benefits or plans established or maintained by an Acquired Company to satisfy a requirement of Law, but do not include benefits or plans that are delivered by a Governmental Entity, regardless of whether the Acquired Companies makes contributions to such arrangements, such as benefits provided by the U.S. Social Security Administration in the United States.
“Business” means the ownership, development, financing, construction, operation and maintenance of solar energy generation facilities as currently conducted and planned to be conducted by the Acquired Companies.

“Business Day” means any day other than a Saturday or Sunday or any day banks in the State of New York are authorized or required to be closed.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Disclosure Schedule” means the schedule attached hereto as Schedule A.
“Buyer Material Adverse Effect” means any Event that, individually or together with any other Event or Events, has had or could be reasonably expected to have or result in a material adverse effect on or change in or to the ability of Buyer to consummate the transactions contemplated by this Agreement.
“Buyer’s Required Consents” means the Buyer’s Required Regulatory Consents and the Buyer’s Required Third-Party Consents.
“Buyer’s Required Regulatory Consents” means the consents specified in Section 5.03 of the Buyer Disclosure Schedule.
“Buyer’s Required Third-Party Consents” means the consents specified in Section 5.04 of the Buyer Disclosure Schedule.
“Buyer’s Statement” has the meaning set forth in Section 2.03(a).
“Cap” has the meaning set forth in Section 9.01(d).
“Cash Grant Bridge Loan Agreement” means the Financing Agreement, dated as of November 9, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time), among the Mt. Signal Project Company, Morgan Stanley Senior Funding, Inc., as the CG Administrative Agent and the other parties thereto.
“Cash Grant Capital Contribution” has the meaning assigned to such term in the Membership Interest Purchase and Equity Capital Contribution Agreement, dated August 15, 2013, by and among the Mt. Signal Project Company, Imperial Valley Solar 1 Holdings II, LLC, a Delaware limited liability company and Javelin Solar CA, LLC.
“Cash Grant Or Tax Equity Proceeds” means (i) the amount of the Net Cash Grant Proceeds and (ii) the amount of the Cash Grant Capital Contribution, in either case, to the extent actually received by or on behalf of an Acquired Company.
“Cash Grant Proceeds” means the total amount of any Section 1603 Grant payment received by or on behalf of the Mt. Signal Project Company or its Subsidiaries.
“Casualty Event Claims Threshold” has the meaning set forth in Section 9.01(c).
“Claim” means any demand, claim, action, legal proceeding (whether at law or in equity), investigation or arbitration.
“Claim Notice” has the meaning set forth in Section 9.03(a).
“Closing” has the meaning set forth in Section 2.01(f).

“Closing Cash” means the unrestricted and available cash and cash equivalents of the Company as of the Closing Date required to be reflected as cash and cash equivalents on a consolidated balance sheet of the Acquired Companies as of the Effective Time, prepared in accordance with GAAP in a manner consistent with past practice in preparation of the Financial Statements and Schedule D. For the avoidance of doubt, “Closing Cash” shall not include (a) the Cash Grant Or Tax Equity Proceeds (to the extent received by an Acquired Company prior to Closing) or (b) any restricted and “trapped” cash (including cash posted to support letters of credit and deposits with third parties (including landlords), and in any case shall be calculated net of any checks issued by the Acquired Companies which remain outstanding as of the Effective Time.
“Closing Date” has the meaning set forth in Section 2.01(f).
“Closing Net Indebtedness Amount” means the amount of all Indebtedness of the Acquired Companies outstanding as of the Effective Time, excluding (i) any Project Company Indebtedness, (ii) any Permitted Liens, and (iii) any Indebtedness of the Acquired Companies set forth in Section 1.01(f) and Section 1.01(g) of the Seller Disclosure Schedules.
“Closing Payment” has the meaning set forth in Section 2.01(d).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the Recitals.
“Company Employees” means all employees of the Acquired Companies.
“Company Financial Statements” has the meaning set forth in Section 4.06(a).
“Company Group” means either of (i) the Acquired Companies, taken as a whole, or (ii) the Mt. Signal Project Company Group, taken as a whole.
“Company Material Adverse Effect” means any change, event, effect, fact, circumstance, matter or occurrence (each an “Event”) that, individually or together with any other Event or Events, has had or could be reasonably expected to have or result in a material adverse effect on or change in or to the business, operations, properties, condition (financial or otherwise), Assets, Liabilities or results of operations of a Company Group; provided, that, in no event shall any of the following, alone or in combination, be taken into account in determining whether there has been or will be a “Company Material Adverse Effect”: (a) any changes generally affecting the industries in which the Acquired Companies operate (including the solar power generation industry, the renewable power generation industry, or the electric power generation, transmission or distribution industry), whether international, national, regional, state, provincial or local, (b) changes in international, national, regional, state, provincial or local wholesale or retail markets for electric power or related products and operations, including those due to actions by competitors and regulators, (c) changes in general regulatory or political conditions, including any acts of war or terrorist activities, (d) changes in international, national, regional, state, provincial or local electric transmission or distribution systems generally, (e) changes in the markets for or costs of commodities or supplies generally, (f) effects of weather, meteorological events or other natural disasters or natural occurrences beyond the control of the Acquired Companies, (g) any change of Law or regulatory policy, including any trade sanction, rate or tariff, and any application thereof, (h) changes or adverse conditions in the financial, banking or securities markets, including those relating to debt financing and, in each case, including any disruption thereof and any decline in the price of any security or any market index, (i) the negotiation, announcement, execution or delivery of this Agreement or the pendency or pursuit of the transactions contemplated hereby, including any litigation resulting therefrom, (j) any change in accounting requirements or principles, (k) any new generating facilities and their effect on pricing or transmission, (l) any change or effect which is cured in full (including by means of any cash payment or payments) by the Closing Date, to the extent that any such cure shall be acceptable to Buyer in its reasonable discretion; and (m) any actions taken in accordance with this Agreement or the other agreements contemplated hereby or consented to by Buyer; provided, further, that in the case of the foregoing clauses (a), (b), (c), (d), (e), (f), (g), (h) and (j) such Events (individually or together with other Events) shall be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent disproportionately affecting a Company Group, relative to other similar Persons operating in the solar power generation industry in the state or territory (in the case of Projects located in the United States) or country (in the case of all other Projects) where the applicable Projects are operated.
“Company Operating Agreement” means the Limited Liability Company Agreement of Silver Ridge Power, LLC, dated August 8, 2013, between Seller and Riverstone, as amended.
“Company Transaction Expenses” means, except as otherwise expressly set forth in this Agreement, the aggregate amount of all out-of-pocket fees and expenses incurred by or on behalf of, or paid or to be paid by, any Acquired Company in connection with the process of selling the Acquired Companies or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby, including (a) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Entity or third parties on behalf of any Acquired Company; (b) any fees or expenses associated with obtaining the release and termination of any Liens; (c) all brokers’ or finders’ fees; (d) fees and expenses of counsel, advisors, consultants, investment bankers, accountants and auditors and experts; (e) all sale, change-of-control, “stay-around,” retention or similar bonuses or payments to current or former directors, officers, employees and consultants paid as a result of or in connection with the transactions contemplated hereby; and (f) any fees and expenses associated with the Distribution Transaction.
“Confidentiality Agreement” has the meaning set forth in Section 6.04(a).
“Consent” has the meaning set forth in Section 3.03.
“Contract” means any contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, undertaking or other agreement that is legally binding.
The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
“Deductible” has the meaning set forth in Section 9.01(b).
“Depositary” means The Bank of New York Mellon Trust Company, N.A., as depositary under the Depositary Agreement.

“Depositary Agreement” shall have the meaning assigned to it in the Note Purchase Agreement.
“Disqualified Person” means (a) any federal, state or local government (including any political subdivision, agency or instrumentality thereof), (b) any organization described in Section 501(c) of the Code and exempt from tax under Section 501(a) of the Code, (c) any entity referred to in Section 54(j)(4) of the Code, (d) any Person described in Section 50(d)(1) of the Code, (e) any Person who is not a “United States Person” as defined in Section 7701(a)(30) of the Code (other than a foreign partnership or foreign passthrough entity), unless such Person is a foreign person or entity that is subject to U.S. federal income tax on more than fifty percent (50%) of the gross income for the taxable year derived by such Person from the Mt. Signal Project Company and thus qualifies for the exception of section 168(h)(2)(B) of the Code, or (f) any partnership or other “pass-through entity” (within the meaning of Section 1603(g)(4) of the American Recovery and Reinvestment Tax Act of 2009, as amended, including a single-member disregarded entity and a foreign partnership or foreign pass-through entity, but excluding a “real estate investment trust” as defined in section 856(a) of the Code and a cooperative organization described in section 1381(a) of the Code, neither of which shall constitute a pass-through entity for purposes of this clause (f)) any direct or indirect partner (or other holder of an equity or profits interest) of which is described in clauses (a) through (e) above unless such person owns such direct or indirect interest in the partnership or pass-through entity through a “taxable C corporation”, as that term is used in the Cash Grant Guidance; provided, that if and to the extent the definition of “disqualified person” under Section 1603(g) of the American Recovery and Reinvestment Tax Act of 2009, as amended, is amended after the date hereof, the definition of “Disqualified Person” hereunder shall be interpreted to conform to such amendment and any guidance issued by the U.S. Treasury Department with respect thereto.
“Distribution Transaction” has the meaning set forth in Section 6.08.
“Dollars” or “$” means the lawful currency of the United States of America.
“Effective Time” has the meaning set forth in Section 2.01(f).
“Employment Law” means any Law relating to labor or employment relations, employment discrimination, the terms and conditions of employment, workers’ compensation, unemployment compensation, occupational safety and health, employee benefits, social security contributions or wage and hours of employees.
“Environmental Law” means any Law relating to (a) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (b) the exposure to, or the generation, treatment, storage, transportation, manufacture, processing, distribution, handling, Release or disposal of Hazardous Substances.
“EPC Contract” means that certain Engineering, Procurement and Construction Agreement, dated as of May 22, 2012, by and among the Company and the EPC Contractors.

“EPC Contractors” means collectively, Abener North America Construction, L.P. and TEYMA USA, Inc., on a joint and several liability basis.
“EPC Payment Amount” has the meaning set forth in Section 6.10(h).
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with an Acquired Company would be deemed a single employer for purposes of Section 4001 of ERISA or Section 414 of the Code.
“Estimated Closing Cash” means Seller’s good faith estimate of the Closing Cash, as set forth on the Estimated Closing Payment Certificate.
“Estimated Closing Payment” means an amount equal to the sum of (a) the Base Purchase Price, plus (b) fifty percent (50%) of the excess, if any, of the Estimated Closing Cash over the Base Cash Amount, minus (c) fifty percent (50%) of the amount, if any, by which Estimated Closing Cash is less than the Base Cash Amount, minus (d) fifty percent (50%) of the excess, if any, of the Estimated Net Indebtedness Amount over the Base Net Indebtedness Amount, plus (e) fifty percent (50%) of the amount, if any, by which Estimated Net Indebtedness Amount is less than the Base Net Indebtedness Amount. The Estimated Closing Payment and all components thereof shall be calculated in accordance with the methodology set forth on Schedule C hereto.
“Estimated Closing Payment Certificate” has the meaning set forth in Section 2.01(e).
“Estimated Net Indebtedness Amount” means Seller’s good faith estimate of the Closing Net Indebtedness Amount, as set forth on the Estimated Closing Payment Certificate.
“Event” has the meaning set forth in the definition of Company Material Adverse Effect.
“Exchange Rate” means the average of the ECB Euro Exchange Reference Rate as published on Bloomberg screen “EUCFUSD Index” for the ten (10) days immediately preceding the Closing Date on which such rate is published, after discarding the highest and lowest of such reference rates. If, for any reason such rate is not available the parties will agree to use a mutually acceptable reference source for the exchange rate, e.g. USD per EUR mid spot rate obtained from the WM Company Page at 4:00 p.m., London time.

“Excluded Entities” means the Spain Project Companies, the Puerto Rico Project Companies and the Italy Project Companies.
“Excluded Entity Group” means each of (i) the Spain Project Companies, taken as a whole, (ii) the Puerto Rico Project Companies, taken as a whole, and (iii) the Italy Project Companies, taken as a whole.
“Existing Indemnity Agreement” means the Indemnity Agreement, dated as of November 9, 2012, among Seller, AES Solar Power, LLC, the Mt. Signal Project Company and Riverstone, as amended.
“FERC” means the Federal Energy Regulatory Commission.
“FERC Approval” means the approval of FERC to the transactions contemplated hereby pursuant to Section 203 of the Federal Power Act of 1935, as amended by the Energy Policy Act of 2005.
“Filing” has the meaning set forth in Section 3.03.
“Financial Statements” has the meaning set forth in Section 4.06(a).
“Fitch” means Fitch Ratings, Ltd., a subsidiary of Fitch, Inc., or any successor to its statistical rating business.
“GAAP” means United States generally accepted accounting principles.
“Goldman Revolver” means the €20,000,000 Facility Agreement, dated October 19, 2013, among AES Solar Energy, B.V., AES Solar Energy Holdings, B.V., Goldman Sachs Lending Partners LLC, Goldman Sachs Bank USA and the other parties thereto.

“Google Investor” means Javelin Solar CA, LLC, or the successor in interest to its membership interests under the Mt. Signal Tax Equity LLC Agreement.

“Governmental Entity” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.
“Hazardous Substance” means any substance, waste, or material listed, defined, classified or regulated as a pollutant, contaminant, hazardous substance, hazardous material, chemical substance, toxic substance, hazardous waste, radioactive material, solid waste or other similar designations under any applicable Environmental Law, and including petroleum, petroleum products, volatile organic compounds, semi-volatile organic compounds, pesticides, polychlorinated biphenyls, mold, polychlorinated biphenyls, and asbestos and asbestos-containing materials.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“HSR Approval” has the meaning set forth in Section 6.07(a).
“IFRS” means the International Financial Reporting Standards, as issued and updated from time to time by the International Accounting Standards Board.
“Indebtedness” means, with respect to any Person, (a) any obligations or indebtedness for money borrowed from others or in respect of loans or advances; (b) Liabilities evidenced by any note, bond, debenture or other debt security or secured by a Lien on any of such Person’s Assets; (c) purchase money obligations; (d) capitalized lease obligations, conditional sales contracts and other similar title retention instruments; (e) obligations to pay deferred purchase price of assets, services or securities, including trade payables which are past due; (f) reimbursement obligations for letters of credit or similar instruments that have been drawn; (g) liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement; (h) Company Transaction Expenses; (i) any obligations or indebtedness of the type described in subsections (a)-(h) above that is guaranteed, directly or indirectly, in any manner by such Person or for which such Person may be liable, but excluding endorsements of checks in the ordinary course of business; (j) interest expense accrued but unpaid on or relating to any of such obligations or indebtedness; and (k) any prepayment penalties, premiums, late charges, penalties and collection fees relating to any indebtedness described in subsections (a) through (j); provided, that, “Indebtedness” with respect to the Acquired Companies shall not include payables for services among the Acquired Companies in the ordinary course of business or Indebtedness among the Acquired Companies.
“Indemnifiable Losses” means any and all claims, injuries, lawsuits, liabilities, losses, damages, judgments, fines, penalties, Taxes, costs and expenses, including the reasonable fees and disbursements of counsel (including fees of attorneys and paralegals, whether at the pre-trial, trial, or appellate level, or in arbitration) and all amounts reasonably paid in investigation, defense, or settlement of any of the foregoing.
“Indemnified Buyer Entities” has the meaning set forth in Section 9.01(a).
“Indemnified Entity” has the meaning set forth in Section 9.03(a).
“Indemnified Seller Entities” has the meaning set forth in Section 9.02(a).
“Indemnifying Entity” has the meaning set forth in Section 9.03(a).
“Independent Accountants” has the meaning set forth in Section 2.03(b).
“Intellectual Property” means all of the following: (a) patents and patent applications, inventions, discoveries, and any renewals, extensions, and reissues thereto; (b) trademarks, service marks, trade dress, logos, trade names and registrations thereof, brand names, corporate names, d/b/a’s, symbols, other indicia of origin, in any jurisdiction, along with the goodwill associated with the foregoing and symbolized thereby and registrations and applications for registration thereof; (c) registered and material unregistered copyrights and registrations and applications for registration thereof; (d) registered internet domain names; (e) trade secrets, technical data, know-how, show-how, formulae, methods, designs, and other processes and procedures); and (f) works of authorship (including software source code and object code, data, databases and other compilations of information).
“Interests” has the meaning set forth in the Recitals.
“Italy Project Companies” means each of the entities set forth in Section 1.01(a) of the Seller Disclosure Schedule.
“Italy SPE” has the meaning set forth in Section 6.08(a).
“Knowledge” means the actual knowledge of, (a) in the case of Seller, the individuals listed in Section 1.01(b) of the Seller Disclosure Schedule, and (b) in the case of Buyer, the individuals listed in Section 1.01 of the Buyer Disclosure Schedule.
“kW” means a kilowatt.
“Law” means, with respect to any Person, any domestic or foreign, federal, state, provincial or local statute, law, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity directly applicable to such Person or any of its respective properties or Assets, as amended from time to time.
“Liabilities” means any and all direct or indirect liability, Indebtedness, obligation, commitment, losses, damages, expense, Claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, or unmatured.

“Lien” means any mortgage, pledge, assessment, security interest, lien, adverse claim, levy, encroachment, or other similar encumbrance.
“Master Transition Framework Agreement” has the meaning set forth in Section 6.08(b).
“Material Contracts” has the meaning set forth in Section 4.09(a).
“Material Project” means each Project that has a nameplate capacity of more than 5 MWs (AC), all of which are listed on Section 1.01(c) of the Seller Disclosure Schedule.
“Mt. Signal Cash Grant Proceeds Account” means the Cash Grant Proceeds Account designated, established and created by the Depositary pursuant to the Depositary Agreement.
“Mt. Signal Construction Account” means the Construction Account designated, established and created by the Depositary pursuant to the Depositary Agreement.

“Mt. Signal Project Company” means Imperial Valley Solar 1, LLC, a Delaware limited liability company, together with its successors and permitted assigns.
“Mt. Signal Project Company Group” means the Mt. Signal Project Company and the Acquired Companies set forth on Section 1.01(d) of the Seller Disclosure Schedule.
“Mt. Signal Property” means the property eligible for the Section 1603 Grants in connection with the development by the Mt. Signal Project Company of the photovoltaic power plant located on certain real property in Imperial County, California.
“Mt. Signal Revenue Account” means the Revenue Account designated, established and created by the Depositary pursuant to the Depositary Agreement.

“Mt. Signal Tax Equity LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Imperial Valley Solar 1 Holdings, LLC, dated as of October 9, 2013.

“Mt. Signal Transfer” means the transfer by Buyer on or after the Closing Date, of the Company’s indirect interest in the membership interests of Imperial Valley Solar 1 Holdings II, LLC.
“Multiemployer Plan” has the meaning set forth in Section 4.11(d).
“Net Cash Grant Proceeds” means the total amount of Cash Grant Proceeds, net of (i) the amount of any such Cash Grant Proceeds applied toward the repayment of Indebtedness under the Cash Grant Bridge Loan Agreement and (ii) the EPC Payment Amount, if and to the extent deducted therefrom in accordance with Section 6.10(h).
“Note Purchase Agreement” means the Four Hundred Fifteen Million Seven Hundred Thousand Dollar ($415,700,000.00) Note Purchase Agreement, dated as of November 9, 2012, among the Mt. Signal Project Company, The Bank of New York Mellon Trust Company, N.A. (as collateral agent) and certain holders of the Notes referenced therein.

“Notes” means the 6.00% Senior Secured Notes issued under the Note Purchase Agreement.

“Option Agreement” has the meaning set forth in the Recitals.
“Option Closing” has the meaning set forth in the Option Agreement.
“Option Expiration Date” means the earliest of (i) the expiration of the Option Period, (ii) earlier termination of the Option Agreement in accordance with its terms and (iii) the Option Closing.

“Option Period” has the meaning set forth in the Option Agreement.
“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, operating agreement or the trust agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the jurisdiction of incorporation, organization or formation of such Person and which establish the legal personality of such Person.
“Outside Date” has the meaning set forth in Section 9.05(b).
“Parent” has the meaning set forth in the Preamble.
“Party” or “Parties” means each of the parties to this Agreement, individually or collectively as the context requires.
“Permit” has the meaning set forth in Section 4.08.
“Permitted Liens” has the meaning set forth in Section 4.10(c).
“Person” means any individual, corporation, partnership, joint venture, trust, association, organization, Governmental Entity or other entity.
“Phase I Grant” means the Section 1603 Grant in respect of first phase of the Mt. Signal Project having an approximate capacity of 107.25 MWs (AC).
“Phase II Grant” means the Section 1603 Grant in respect of the second phase of the Mt. Signal Project having an approximate capacity of 56.25 MWs (AC).
“Phase III Grant” means the Section 1603 Grant in respect of the third phase of the Mt. Signal Project having an approximate capacity of 42.75 MWs (AC).
“Pre-Closing Period” means a taxable period that ends on or before the Closing Date.
“Pre-Closing Project Casualty Event” means any Event or Events occurring after the date of this Agreement and prior to the Closing Date resulting in a casualty or other similar physical damage to any Material Project that would reasonably be expected to remain uncured for more than four (4) months.
“Project” means each solar energy generation facility (whether in early, development or operating stage) and all related Assets, including Contracts, as applicable, of each Acquired Company.
“Project Companies” means the Acquired Companies identified on 1.01(e) of the Seller Disclosure Schedule.
“Project Companies Financial Statements” has the meaning set forth in Section 4.06(a).
“Project Company Indebtedness” means any Indebtedness of the Project Companies that (i) is outstanding as of the date of this Agreement, or (ii) was incurred in compliance with Section 6.02 after the date of this Agreement, and any guaranty or other security obligations of any Acquired Company in respect of the foregoing.
“Project IP” means all Intellectual Property which is (i) used by an Acquired Company in the conduct of the Business in connection with any Project or (ii) owned or controlled by an Acquired Company and used in connection with any Project.
“Puerto Rico Project Companies” means AES Solar Power PR, LLC, a Delaware limited liability company, and each of its Subsidiaries.

“Purchase Price” has the meaning set forth in Section 2.01(d).
“Real Property” means the real property owned or leased by an Acquired Company.
“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Substances from any source into or upon the environment.
“Released Liabilities” has the meaning set forth in Section 8.02(b).
“Representatives” means, as to any Person, the officers, directors, managers, employees, authorized agents, counsel, accountants, financial advisers and consultants of such Person.
“Required Consents” means, collectively, the Buyer’s Required Consents and the Seller’s Required Consents.
“Riverstone” means R/C US Solar Investment Partnership, L.P., a Delaware limited partnership.
“Riverstone Consent” means (a) the waiver by Riverstone of any provisions of the Company Operating Agreement that would prohibit or restrict, or give rise to any right of first offer or tag-along right in respect of, the consummation of the transactions contemplated hereby, including (i) the sale, assignment or transfer of the Interests (ii) the admission of Buyer as a member of the Company or (iii) the withdrawal of Seller as a member of the Company, (b) the affirmative consent by Riverstone and the taking of all actions necessary (which actions may be contingent on the Closing) to admit Buyer as a member of the Company in accordance with the transactions contemplated hereby, (c) the affirmative consent by Riverstone to the repayment of Indebtedness under, and the termination of, the Goldman Revolver as contemplated by Section 7.01(e) and (d) the affirmative consent of Riverstone to the Assignment and Deferred Conveyance Agreement and the terms set forth on Exhibit D in respect of the Master Transition Framework Agreement contemplated by Section 6.08.
“Schedules” means, collectively, the Buyer Disclosure Schedule and the Seller Disclosure Schedule, and each is referred to as a “Schedule.”
“Section 1603” means Section 1603 of Division B of the American Recovery and Reinvestment Act of 2009, P.L. 111-5.
“Section 1603 Grants” means any grant described in Section 1603 in respect of the Mt. Signal Property.
“Section 1603 Program Guidance” means the “Program Guidance for Payments for Specified Energy Property in Lieu of Tax Credits under the American Recovery and Reinvestment Act of 2009” promulgated by the United States Department of Treasury (including all amendments, checklists, FAQs and other guidance published therewith).
“Securities Act” has the meaning set forth in Section 5.08.
“Seller” has the meaning set forth in the Preamble.
“Seller Disclosure Schedule” means the schedule attached hereto as Schedule B.
“Seller Marks” means the words “AES”, or any trademark, service mark, trade name, identifying symbol, logo, emblem sign or Internet domain names related thereto or containing or comprising any of the foregoing, or any transliterations, abbreviations or extensions thereof or any name or mark confusingly similar thereto.
“Seller Material Adverse Effect” means any Event that, individually or together with any other Event or Events, has had or could be reasonably expected to have or result in a material adverse effect on or change in or to the ability of Seller to consummate the transactions contemplated by this Agreement.

“Seller Pre-Closing Taxes” means fifty percent (50%) of any Taxes imposed on any Acquired Company attributable to any Pre-Closing Period, and the portion of any Straddle Period ending on or before the Closing Date, provided, however, that Seller Pre-Closing Taxes shall not include any such Taxes to the extent such Taxes are reflected as an accrued Tax liability or expense on the Company Financial Statements. For purposes of this Agreement, in the case of any Straddle Period, the amount of any Taxes based on or measured by income or receipts of any Acquired Company allocable to the Pre-Closing Period shall be computed as if such taxable year or period ended as of the close of business on the Closing Date, and the amount of any other Taxes of such Acquired Company allocable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
“Seller’s Required Consents” means the Seller’s Required Regulatory Consents and the Seller’s Required Third-Party Consents.
“Seller’s Required Regulatory Consents” means the consents specified in Sections 3.03 and 4.03 of the Seller Disclosure Schedule.
“Seller’s Required Third-Party Consents” means the consents specified in Sections 3.04 and 4.04 of the Seller Disclosure Schedule.
“Spain Project Companies” means AES Solar España I B.V., a company incorporated in the Netherlands, and AES Solar España II B.V., a company incorporated in the Netherlands, and each of their respective Subsidiaries.
“Specified Representations” has the meaning set forth in Section 8.01.
“Straddle Period” means a taxable period that begins on or before and ends after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person (a) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, equity securities, profits interest or capital interest, (b) is entitled to elect at least one-half (1/2) of the board of directors or similar governing body or (c) in the case of a limited partnership or limited liability company, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.
“Tax” or “Taxes” means any foreign or United States federal, state, or local income, profits, franchise, transfer, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, sales and use, value added (VAT), social security, disability, occupation, real property, severance, excise and other taxes, charges, levies or other similar assessments imposed by a Taxing Authority, including any interest, penalty or addition thereto.
“Tax Proceeding” has the meaning set forth in Section 6.03(b).
“Tax Returns” means any return, report or similar statement required to be filed with a Taxing Authority with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.
“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.
“Third Party” has the meaning set forth in Section 9.03(a).
“Third Party Sale” has the meaning set forth in the Assignment and Deferred Conveyance Agreement.
“Transaction Documents” means this Agreement and each certificate, instrument, agreement or other document executed and delivered in connection herewith or the transactions contemplated hereby, including any Assignment and

Deferred Conveyance Agreement contemplated by Section 6.08, but excluding the Option Agreement, the Italy Purchase Agreement, the Termination Agreement (each, as defined in the Option Agreement) and the Master Transition Framework Agreement (and any Asset Management and Services Agreement or O&M Contract contemplated thereby).
“Transfer Taxes” means all transfer, real property transfer, sales, use, goods and services, value added, documentary, stamp duty, gross receipts, excise, and conveyance Taxes and other similar Taxes, duties, fees or charges.
“WARN Act” means the Worker Adjustment and Retraining Notification Act, and regulations promulgated thereunder, and any comparable state or local Law.
SECTION 1.02    Rules of Construction.
(a)    Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement.
(b)    If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The word “or” shall not be exclusive. References to any agreement, document or instrument shall mean a reference to such agreement, document or instrument as the same may be amended, modified, supplemented or replaced from time to time.
(c)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.
(d)    The Parties acknowledge that each Party and its attorney has reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.
(e)    The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.
(f)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under, and all accounting determinations hereunder shall be made in accordance with, GAAP.

ARTICLE 2
Purchase and Sale
SECTION 2.01    Purchase and Sale of the Interests; Closing.
(g)    On the terms of and subject to the satisfaction or waiver of the conditions contained in this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Interests.

(h)    Upon the terms of and subject to the satisfaction or waiver of the conditions contained in this Agreement, at the Closing, Seller will sell, assign, convey, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, the Interests free and clear of all Liens other than those arising pursuant to the express terms (without any breach, violation or default thereof) of this Agreement, the Organizational Documents of the Company, or applicable securities Laws.
(i)    In consideration of the sale, assignment, conveyance, transfer and delivery by Seller to Buyer of the Interests at Closing, Buyer shall pay to Seller an amount equal to the Purchase Price.
(j)    The aggregate purchase price to be paid by Buyer for all of the Interests shall be an amount equal to the sum of (i) One Hundred Sixty-Five Million Dollars ($165,000,000) (the “Base Purchase Price”), plus (ii) fifty percent (50%) of the excess, if any, of the Closing Cash over the Base Cash Amount, minus (iii) fifty percent (50%) of the amount, if any, by which Closing Cash is less than the Base Cash Amount, minus (iv) fifty percent (50%) of the excess, if any, of the Closing Net Indebtedness Amount over the Base Net Indebtedness Amount, plus (v) fifty percent (50%) of the amount, if any, by which Closing Net Indebtedness Amount is less than the Base Net Indebtedness Amount (the sum of the amounts described in the immediately preceding clauses (i) through (v) being referred to herein as the “Closing Payment”), plus (vi) fifty percent (50%) of the Cash Grant Or Tax Equity Proceeds (the sum of the amounts described in the immediately preceding clauses (i) through (vi) being referred to herein as the “Purchase Price”). The Purchase Price and all components thereof shall be calculated in accordance with the methodology set forth on Schedule C hereto.
(k)    Not less than five (5) Business Days prior to the scheduled Closing Date, Seller will prepare and deliver to Buyer a certificate (the “Estimated Closing Payment Certificate”) setting forth the amounts of the Estimated Closing Cash, the Estimated Net Indebtedness Amount, and the Estimated Closing Payment, as well as a computation thereof, which computation shall be prepared in the same format and using the same methodologies set forth on Schedule C, together with a reasonably detailed explanation of, and documentation sufficient to confirm the accuracy of the computation of, the Estimated Closing Payment (including the Estimated Closing Cash and Estimated Net Indebtedness Amount). At the Closing, Buyer shall pay the Estimated Closing Payment by wire transfer of immediately available funds to Seller to the account or accounts identified in the Estimated Closing Payment Certificate.
(l)    Subject to Section 2.04, the closing of the purchase and sale of the Interests (the “Closing”) shall take place at the offices of Baker Botts L.L.P., at 30 Rockefeller Plaza, New York, New York, 10112, at 10:00 a.m., Eastern Prevailing Time, on the second (2nd) Business Day following the satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing but subject to the satisfaction of such conditions at the Closing), or at such other time, date and place as may be mutually agreed upon in writing by the Parties (the date on which the Closing actually occurs being referred to as the “Closing Date”). The Closing shall be effective for all purposes at 00:00:01 Eastern Prevailing Time on the Closing Date (the “Effective Time”).
SECTION 2.02    Closing Deliveries. At the Closing:
(a)    Seller will deliver the following to Buyer or its respective designees:
(i)    All Consents obtained by Seller with respect to the consummation of the transactions contemplated by this Agreement, including copies of the Seller’s Required Consents;
(ii)    Counterparts, executed by Seller to an agreement assigning and conveying the Interests to Buyer in accordance with the terms of this Agreement, in the form of Exhibit A hereto;
(iii)    The certification of non-foreign status under Section 1445(b)(2) of the Code, in the form of Exhibit B hereto;

(iv)    Resignation letters executed by each of the persons set forth on Section 2.02(a) of the Seller Disclosure Schedule, confirming (i) such person’s resignation from his or her position as a manager, director and/or officer (and any other similar position) of any of the Acquired Companies and (ii) that such person has no claims for compensation, termination, loss of the office, unpaid remuneration or otherwise, each in a form reasonably satisfactory to Buyer;
(v)    Each Assignment and Deferred Conveyance Agreement (if any) required to be delivered at Closing pursuant to Section 6.08(c), executed by Seller and the Company; and
(vi)    Such other agreements, documents, instruments and writings as are required to be delivered by Seller at or prior to the Closing pursuant to the terms of this Agreement or as are otherwise reasonably required in connection herewith.
(b)    Buyer will deliver the following to Seller or its designees:
(i)    Payment of the Estimated Closing Payment by wire transfer of immediately available funds to the account or accounts specified by Seller;
(ii)    A counterpart executed by Buyer to an agreement assigning and conveying the Interests to Buyer in accordance with the terms of this Agreement, in the form of Exhibit A hereto;
(iii)    All Consents obtained by Buyer with respect to the consummation of the transactions contemplated by this Agreement, including copies of the Buyer’s Required Consents;
(iv)    An acknowledgement counterpart to each Assignment and Deferred Conveyance Agreement (if any) required to be delivered at Closing pursuant to Section 6.08(c), executed by Buyer; and
(v)    Such other agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing Date pursuant to the terms of this Agreement or as are otherwise reasonably required in connection herewith.
SECTION 2.03    Post-Closing Adjustment.
(a)    After the Closing Date, Seller and Buyer shall cooperate and provide each other and if applicable, the Independent Accountants, and their respective Representatives reasonable assistance and access to such books, records, workpapers and relevant employees (including those of the Acquired Companies) as they may reasonably request in connection with the matters addressed in this Section 2.03. Within sixty (60) days after the Closing Date, Buyer will prepare and deliver to Seller a statement (the “Buyer’s Statement”) setting forth Buyer’s computation of the Closing Payment (including the Closing Cash and the Closing Net Indebtedness Amount), which computation shall be prepared in the same format and using the same methodologies set forth on Schedule C, together with a reasonably detailed explanation of, and documentation sufficient to confirm the accuracy of the computation of, the Closing Payment (including the Closing Cash and the Closing Net Indebtedness Amount).
(b)    If Seller objects to any matter set forth on the Buyer’s Statement, then it shall provide Buyer written notice thereof (describing in reasonable detail the specific line items and values that are in dispute and the reasons for such dispute, and proposing alternative values with respect to such specific line items) within thirty (30) days of delivery of the Buyer’s Statement; provided, that Seller and Buyer shall be deemed to have agreed upon all items and amounts that are not disputed by Seller in such written notice. If, despite good faith negotiations and efforts by both Parties, the Parties are unable to agree on any matter set forth on Buyer’s Statement disputed by Seller in accordance with this Section 2.03(b) within one hundred twenty (120) days after the Closing Date, either Party may refer such dispute to PricewaterhouseCoopers LLP or, if that firm declines to act as provided in this Section 2.03(b), another impartial, internationally recognized firm of independent public accountants other than Seller’s accountants or Buyer’s accountants (the “Independent Accountants”). Each Party agrees to promptly execute a reasonable engagement letter, if required to do so by the Independent Accountants. Buyer and Seller, and their respective Representatives, shall cooperate fully with the Independent Accountants. The Independent Accountants, acting as experts not arbitrators, shall make a final and binding determination as to only those matters in dispute, and using those values (together with other items not in dispute) shall determine the Closing Payment (including the Closing Cash and the Closing Net Indebtedness Amount), which shall be prepared in the format and using the methodologies set forth on Schedule C. The Independent Accountants, with respect to this Section 2.03(b), shall make such determination on a timely basis, and in any event within thirty (30) days following its appointment, and promptly shall notify the Parties in writing of its determination of the Closing Payment. The Independent Accountants’ determination shall include a worksheet setting forth all material calculations used in determining the Closing Payment (including the Closing Cash and the Closing Net Indebtedness Amount) and shall be based solely on information provided to the Independent Accountants by Buyer and Seller, and such determination shall be final, binding and conclusive on the Parties and their respective Affiliates, Representatives, successors and assignees. The Independent Accountants shall not have the power to modify or amend any term or provision of this Agreement or modify previously agreed-to items among the Parties. Each Party shall be liable for and pay one-half (1/2) of the fees and other costs charged by the Independent Accountants. If Seller does not object to any matter set forth on Buyer’s Statement within the time period and in the manner set forth in the first sentence of this Section 2.03(b) or if Seller accepts the Closing Cash and the Closing Net Indebtedness Amount set forth on Buyer’s Statement, such Closing Cash and Closing Net Indebtedness Amount shall become final, binding and conclusive upon the Parties for all purposes hereunder. Notwithstanding anything in this Agreement to the contrary, the dispute resolution mechanism contained in this Section 2.03(b) shall be the exclusive mechanism for resolving disputes, if any, regarding the calculation of the Closing Payment.
(c)    If the Closing Payment, as finally determined as provided in Section 2.03(b) (as agreed between the Parties or as determined by the Independent Accountants or otherwise), (i) exceeds the Estimated Closing Payment, then Buyer shall pay Seller an amount equal to the amount of such excess, within five (5) Business Days after such amounts are agreed or determined pursuant to Section 2.03(b), by wire transfer of immediately available funds to an account or accounts designated by Seller; or (ii) is less than the Estimated Closing Payment, then Seller shall pay Buyer an amount equal to the amount of any such shortfall, within five (5) Business Days after such amounts are agreed or determined pursuant to Section 2.03(b), by wire transfer of immediately available funds to an account designated by Buyer; or (iii) is equal to the Closing Payment, then no payment shall be made pursuant to this Section 2.03.
SECTION 2.04    Cash Grant Or Tax Equity Proceeds. Following the Closing, if and when, at any time and from time to time any Cash Grant Or Tax Equity Proceeds are received by or on behalf of an Acquired Company, Seller shall be entitled to receive from Buyer an amount equal to fifty percent (50%) of such Cash Grant Or Tax Equity Proceeds, which amount shall be paid by Buyer to Seller within five (5) Business Days after the receipt of such Cash Grant Or Tax Equity Proceeds. The Parties agree that the receipt by any Acquired Company and the payment to Seller of Cash Grant Or Tax Equity Proceeds shall be treated for Tax purposes in a manner that does not give rise directly or indirectly to income to Buyer. In the event that any Cash Grant Or Tax Equity Proceeds received by or on behalf of the Mt. Signal Project is reduced pursuant to an audit by a Governmental Entity after Buyer has paid such Cash Grant Or Tax Equity Proceeds to Seller, Seller shall reimburse Buyer for fifty percent (50%) of the amount of any such reduction. For the avoidance of doubt, Buyer acknowledges and agrees that any payments made by Buyer to Seller in respect of such Cash Grant Or Tax Equity Proceeds shall represent one hundred percent (100%) of the economic interests that Buyer may otherwise have had in such Cash Grant Or Tax Equity Proceeds, and shall have no effect on Riverstone’s economic interest in such Cash Grant Or Tax Equity Proceeds.
SECTION 2.05    Withholding. In the event that Buyer becomes aware that Buyer is potentially required to deduct and withhold from the amounts otherwise payable pursuant to this Agreement any amounts with respect to the making of such payment under the Code or any provision of Tax Law, the Parties shall cooperate and use their reasonable best efforts to reach a mutual agreement as to whether any such withholding is required, and the amount and treatment of such withholding.

ARTICLE 3
Representations and Warranties Relating to Seller
Except to the extent qualified by any matter set forth in the Seller Disclosure Schedule in accordance with Section 10.12, Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:
SECTION 3.01    Organization and Existence. Seller is a limited liability company organized under the laws of the State of Delaware and Parent is a corporation organized under the laws of the State of Delaware. Each of Seller and Parent has all requisite power and authority required to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. Each of Seller and Parent is duly organized, validly existing and in good standing in its jurisdiction of organization. Each of Seller and Parent is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect.
SECTION 3.02    Authorization. The execution, delivery and performance by each of Seller and Parent of this Agreement and the other Transaction Documents to be executed by it, and the consummation by Seller and Parent of the transactions contemplated hereby and thereby, are within each of Seller and Parent’s powers and have been duly authorized by all necessary limited liability company action or corporate action, as applicable on the part of Seller and Parent. This Agreement and the other Transaction Documents to which Seller or Parent is a party have been duly executed and delivered by Seller or Parent, as applicable. Each of this Agreement and the other Transaction Documents to which Seller or Parent is a party constitute (assuming the due execution and delivery by each other Party hereto and thereto) a valid and legally binding obligation of Seller or Parent, as applicable, enforceable against Seller or Parent, as applicable, in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
SECTION 3.03    Governmental Consents of Seller; Litigation. No consent, approval, waiver, notice, license, permit, order or authorization (each, a “Consent”) of, or registration, declaration or filing (each, a “Filing”) with, any Governmental Entity which has not been obtained or made by Seller is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents to be delivered hereunder by Seller and the consummation by Seller of the transactions contemplated hereby and thereby, other than (a) the Seller’s Required Regulatory Consents and (b) the Consents and Filings the failure of which to obtain or make would not reasonably be expected to have a Seller Material Adverse Effect. No legal action, suit, arbitration, governmental investigation or other legal, judicial or administrative proceeding is pending or, to the Knowledge of Seller, threatened, against Seller or any of its Affiliates (excluding any Acquired Company), that would reasonably be expected to result in a Seller Material Adverse Effect.
SECTION 3.04    Noncontravention. Subject to Seller obtaining the Seller’s Required Consents, the execution, delivery and performance of this Agreement and the other Transaction Documents to be delivered hereunder by Seller does not, and the consummation by Seller of the transactions contemplated hereby and thereby will not, (a) contravene, violate or breach any of the terms, conditions or provisions of the Organizational Documents of Seller, (b) contravene, violate or breach any term, condition or provision of, or result in the termination, acceleration or default of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, Permit, agreement, instrument, arbitration award, to which Seller is a party or by which Seller or any of its material Assets is bound or (c) conflict with, or result in a violation or breach of any Law applicable to Seller or any of its Assets or require any consent or approval of any third party under any applicable Law, except, in the case of each of the foregoing clauses (b) and (c), for any such items which would not reasonably be expected to result in a Seller Material Adverse Effect.
SECTION 3.05    Title. Seller is, and as of the Closing Seller will be, the direct legal and beneficial owner of, and shall have good and marketable title to, the Interests, free and clear of all Liens other than those arising pursuant to the express terms (without any breach, violation or default thereof) of this Agreement, the Organizational Documents of the Company, or applicable securities Laws. Other than this Agreement and the Organizational Documents of Seller, the Interests are not subject to any voting trust agreement or any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Interests. The Interests are not certificated. The Interests are validly issued and Seller is not obligated to make any further payment with respect thereto solely as a result of its ownership of the Interests or its status as a member of the Company.
SECTION 3.06    Compliance with Laws. Neither Seller nor Parent is in violation of any Law, except for violations that would not reasonably be expected to result in a Seller Material Adverse Effect.
SECTION 3.07    Brokers. Except as set forth in Section 3.07 of the Seller Disclosure Schedule, neither Seller nor any of its Affiliates (excluding any Acquired Company) has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

ARTICLE 4
Representations and Warranties Relating to the
Acquired Companies
Except to the extent qualified by any matter set forth in the Seller Disclosure Schedule in accordance with Section 10.12, Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date, as follows:
SECTION 4.01    Organization and Existence. Each Acquired Company, (a) is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite power and authority to own, lease and operate its Assets and to carry on its Business; and (c) is duly qualified or licensed to transact business in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except, in the case of this clause (c), as would not be material to a Company Group.
SECTION 4.02    Capitalization and Subsidiaries. Section 4.02 of the Seller Disclosure Schedule sets forth the following information for each of the Acquired Companies and their respective Subsidiaries: (i) legal name, (ii) jurisdiction of organization and (iii) ownership. Except as set forth in Section 4.02 of the Seller Disclosure Schedule, the Acquired Companies do not own any direct or indirect equity interest, participation or voting right in any other Person or any options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, stock appreciation rights, phantom stock, profit participation or other similar rights in or issued by any other Person, and no such interests, securities or rights are outstanding (other than pursuant to this Agreement) in respect of the Acquired Companies or their respective Subsidiaries. To the Knowledge of Seller, none of the officers, managers or directors of any Acquired Company is a representative of Seller, other than the individuals set forth on Section 2.02(a) of the Seller Disclosure Schedule in their capacities set forth therein. If the Parties become aware that any officer, manager or director of any Acquired Company is a representative of Seller (other than the individuals set forth on Section 2.02(a) of the Seller Disclosure Schedule in their capacities set forth therein), Seller shall cause such officer, manager or director to promptly resign from such position.
SECTION 4.03    Governmental Consents of the Acquired Companies. No Consent of or Filing with any Governmental Entity which has not been obtained or made by any Acquired Company is required to be obtained or made by any Acquired Company in connection with the execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby, other than (a) the Seller’s Required Regulatory Consents and (b) such Consents and Filings the failure of which to obtain or make would not be material to a Company Group.

SECTION 4.04    Noncontravention. Subject to Seller obtaining the Seller’s Required Consents, the execution, delivery and performance of this Agreement and the other agreements and instruments to be delivered hereunder by Seller does not, and the consummation by Seller of the transactions contemplated hereby and thereby will not, with respect to any Acquired Company, (a) contravene, violate or breach any of the terms, conditions or provisions of the Organizational Documents of any Acquired Company, (b) except for matters set forth in Section 4.04 of the Seller Disclosure Schedule, contravene, violate or breach any provision of, or result in the termination or acceleration or default of, or entitle any party to accelerate any obligation or indebtedness under, any Material Contract or result in the imposition or creation of any Lien (other than Permitted Liens) on any material Assets, or (c) conflict with, or result in a violation or breach of any Law applicable to any Acquired Company or its Assets or require any consent or approval of any third party under any applicable Law, except, in the case of each of the foregoing clauses (b) and (c), for any such items which would not be material to a Company Group.
SECTION 4.05    Title to Subsidiaries. Each Acquired Company is the direct legal and beneficial owner of, and has good and marketable title to, the equity interests reflected to be owned by such Person in Section 4.02 of the Seller Disclosure Schedule, free and clear of all Liens other than those (a) set forth in Section 4.05 of the Seller Disclosure Schedule or (b) arising pursuant to the express terms (without any breach, violation or default thereof) of this Agreement, the Organizational Documents of the Acquired Companies, or applicable securities Laws. No Acquired Company Subsidiary is a party to any agreement granting to any Person, and no Acquired Company Subsidiary has granted to any Person, any option for the purchase, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) of any Acquired Company. The shares, membership interests or other equity interests of the Acquired Companies (other than the Company) are not subject to any voting trust, shareholder agreement, pledge agreement, preemptive right, right of first refusal, right to purchase, voting agreement, or similar Contract, in each case, other than, (i) as applicable, as set forth in Organizational Documents of the Acquired Companies or this Agreement, (ii) pursuant to the Project Company Indebtedness or (iii) as would not be material to a Company Group.
SECTION 4.06    Financial Statements; Absence of Changes; No Undisclosed Liabilities.
(a)    Seller has made available to Buyer (i) the audited consolidated balance sheets, together with the related consolidated statements of operations, statements of changes in equity and statements of cash flows, of the Company as of and for each of the fiscal years ended December 31, 2012 and 2013 (the “Company Financial Statements”) and (ii) (A) audited financial statements, to the extent available (as identified on Section 4.06(a) of the Seller Disclosure Schedule), as of and for each of the fiscal years ended December 31, 2012 and 2013 of each Project Company identified on Section 4.06(a) of the Seller Disclosure Schedule and (B) the unaudited financial statements as of and for the first quarter of 2014, of the Mt. Signal Project Company (collectively, the “Project Companies Financial Statements” and together with the Company Financial Statements, the “Financial Statements”). The Financial Statements have been prepared from the books and records of the Acquired Companies in accordance with GAAP (or as applicable, IFRS or other applicable local accounting standards), and fairly present in all material respects the consolidated assets, financial position and consolidated results of operations of the applicable Acquired Companies (including, for the avoidance of doubt, the Excluded Entities) as of the date thereof or for the period set forth therein.
(b)    The Acquired Companies maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) all material transactions are executed in accordance with management’s general or specific authorization; (ii) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP (or as applicable, IFRS or other applicable local accounting standards) and to maintain accountability for Assets; and (iii) access to Assets is permitted only in accordance with management’s general or specific authorization.
(c)    Except as set forth in Section 4.06(c) of the Seller Disclosure Schedule, since December 31, 2013 through the date of this Agreement, (i) the Business of each Acquired Company has been conducted in accordance with the ordinary course of business consistent with past practices in all material respects, (ii) there has not been any Company Material Adverse Effect and (iii) no Acquired Company has:

(i)    engaged in any material new line of business;
(ii)    paid or made any non-cash dividend or other non-cash distribution;
(iii)    except as otherwise required pursuant to contract, Law or regulatory requirement, or in the ordinary course of business consistent with past practice: (A) increased the salary or other compensation of any director, officer or, other employee of any Acquired Company, or (B) granted any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer or other employee of any Acquired Company; or
(iv)    agreed or committed to do any of the foregoing.
(d)    Except for Liabilities disclosed in Section 4.06(d) of the Seller Disclosure Schedule, the Acquired Companies have no Liabilities that would be required to be reflected in the Financial Statements (including, in the case of year-end audited Financial Statements, the footnotes thereto), which are not reflected or reserved against in the Balance Sheet, other than Liabilities not in excess of Three Hundred Seventy-Five Thousand Dollars ($375,000) individually or Two Million Dollars ($2,000,000) in the aggregate.
SECTION 4.07    Litigation.
(a)    Except as disclosed in Section 4.07(a) of the Seller Disclosure Schedule, there are no Claims pending or, to the Knowledge of Seller, threatened, against any Acquired Company, or the officers, directors or managers of any Acquired Company, in their capacity as such, before any Governmental Entity or any arbitrator that (i) affects any Acquired Company or the Assets of any Acquired Company and would, individually or in the aggregate, reasonably be expected to be materially adverse to a Company Group or (ii) would be reasonably likely to result in any Liabilities of the Acquired Companies in excess of Three Hundred Seventy-Five Thousand Dollars ($375,000) individually or Two Million Dollars ($2,000,000) in the aggregate or (iii) seeks a writ, judgment, order, injunction or decree restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement.
(b)    There are no condemnation or similar proceedings affecting any of the Assets owned by the Acquired Companies that are currently pending or, to Seller’s Knowledge, threatened, and that would be materially adverse to a Company Group.
SECTION 4.08    Compliance with Laws and Permits. Each of the Acquired Companies are in compliance in all material respects with all Laws and orders applicable to it, except for any noncompliance that would not be material to a Company Group. None of the Acquired Companies, Seller or any of their Affiliates have received any notice of any material violation of, noncompliance with, or Claims under any of the foregoing. All permits, certificates, variances, exemptions, identification numbers, franchises, licenses, orders and other authorizations, Consents and approvals (“Permits”) of all Governmental Entities that the Acquired Companies require in order to own, lease, maintain, operate and conduct their Businesses in all material respects, are held by the applicable Acquired Company, except for any omissions or defects that would not be material to a Company Group. The Acquired Companies are not in violation of the terms of any Permits from Governmental Entities used in the operation of their Businesses, except for any violation that would not be material to a Company Group.
SECTION 4.09    Contracts.
(a)    Other than Contracts with respect to which the Acquired Companies will not be bound or have liability after the Closing, Section 4.09 of the Seller Disclosure Schedule sets forth a list of the following Contracts in effect as of the date of this Agreement (i) to which an Acquired Company is a party or (ii) to which an Acquired Company or the Assets of any Acquired Company is bound:

(i)    Contracts relating to a Material Project requiring payments in excess of Two Million Dollars ($2,000,000) per annum;
(ii)    Contracts for the purchase, sale or delivery of electric energy in any form (physical or financial) with respect to a Material Project, including energy, capacity or ancillary services;
(iii)    Contracts for the metering or transmission of electric power with respect to a Material Project;
(iv)    Contracts for the interconnection of a Material Project with the electric transmission or distribution system;
(v)    Contracts for the award of feed-in tariffs with respect to a Material Project;
(vi)    Contracts for the engineering, design or construction of a Material Project;
(vii)    leases for Real Property relating to a Material Project;
(viii)    other than Contracts of the nature addressed by Section 4.09(a)(i) - (vii), Contracts (A) for the sale of any Asset of an Acquired Company or (B) that grant a right or option or creates any other Liability to purchase or sell any Asset, other than in each case Contracts for transactions with a value of less than Three Hundred Seventy-Five Thousand Dollars ($375,000) individually or Two Million Dollars ($2,000,000) in the aggregate.
(ix)    other than Contracts of the nature addressed by Section 4.09(a)(i) - (viii), Contracts for the receipt of any Assets or services requiring payments in excess of Two Million Dollars ($2,000,000) for each individual Contract;
(x)    Contracts with respect to which Buyer or the Acquired Companies will be required to assume the guaranty obligations or Indebtedness of Seller or any Affiliate of Seller (other than the Acquired Companies) upon the Closing or thereafter;
(xi)    other than Contracts of the nature addressed by Section 4.09(a)(i) - (x), Contracts with a Governmental Entity;
(xii)    Contracts containing ongoing warranties with respect to the project equipment of any Material Project with value in excess of Two Million Dollars ($2,000,000);
(xiii)    Contracts with Seller or any Affiliate of Seller (other than any Acquired Company);
(xiv)    Contracts under which an Acquired Company has created, incurred, assumed or guaranteed any outstanding Indebtedness for borrowed money or any capitalized lease obligation, or under which it has imposed a security interest on any of its Assets, which security interest secures outstanding Indebtedness for borrowed money, other than, in either case, Contracts contemplating outstanding obligations of less than Two Million Dollars ($2,000,000) in the aggregate;
(xv)    outstanding agreements of guaranty, surety, indemnification (excluding indemnification provisions customarily included in Contracts entered into in the ordinary course of business) or similar obligation, direct or indirect, by such Acquired Company, other than, in each case, Contracts contemplating outstanding obligations of less than Two Million Dollars ($2,000,000) in the aggregate;

(xvi)    outstanding futures, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities or foreign exchange rates, other than, in either case, Contracts with a notional value of less than Two Million Dollars ($2,000,000) in the aggregate, or with a remaining term of less than ninety (90) days;
(xvii)    Contracts that contain any covenant restricting any of the Acquired Companies from competing or engaging in any line of business or in any geographic area;
(xviii)    partnership, joint venture or limited liability company agreements, other than agreements among Acquired Companies to which there are no third parties;
(xix)    Contracts relating to any material Intellectual Property;
(xx)    Contracts with any Company Employees, to the extent any such Contract requires aggregate annual payments in excess of Two Hundred Thousand Dollars ($200,000); and
(xxi)    Contracts pursuant to which any Acquired Company has made any loan or advanced any monies or credit to any Person that will continue in effect after the Closing, other than accounts receivable or similar credit advanced in the ordinary course of business.
The foregoing Contracts are collectively referred to as the “Material Contracts”.
(b)    Buyer has been provided with true and correct copies of all Material Contracts, including all annexes, schedules, exhibits, ancillary agreements, amendments, restatements or other changes thereto.
(c)    Each Material Contract (other than a Material Contract that will terminate or expire by its terms prior to Closing) is in full force and effect and constitutes the valid and binding obligation of the Acquired Company that is a party thereto and, to the Knowledge of Seller, the other parties thereto and is in full force and effect, except in each case where the failure to constitute a valid and binding obligation or to be in full force and effect would not be material to a Company Group.
(d)    None of the Acquired Companies are in breach or default under any Material Contract and, to Seller’s Knowledge, no other party to any of the Material Contracts is in breach or default thereunder, except in each case for breaches or defaults that would not be material to a Company Group. To Seller’s Knowledge, except as would not be material to a Company Group (i) no Event has occurred which with notice or passage of time, or both, would constitute a breach or default, or would allow termination, modification, or acceleration, under any Material Contract and (ii) neither Seller nor any Acquired Company has received a written notice by a party to a Material Contract asserting that any condition exists or Event has occurred that, with notice or lapse of time or both, would constitute a basis for force majeure or a claim of excusable delay or nonperformance, by any party, under any Material Contract. Except as set forth in Section 4.09 of the Seller Disclosure Schedule, no Acquired Company has received written notice of any Claim or cause of action against it, whether for liquidated damages or other monetary damages, under any Material Contract.
SECTION 4.10    Ownership of Assets; Real Property.
(a)    Each Acquired Company has good and marketable title to and possession of the Assets owned by it free and clear of any Liens (other than Permitted Liens) and has valid leases, licenses or other rights to use its Assets.
(b)    The Assets of the Acquired Companies are sufficient in all material respects for the conduct of the Business in substantially the same manner as conducted as of the date hereof, except as would not be material to a Company Group.

(c)    Except as set forth in Section 4.10(c) of the Seller Disclosure Schedule, the Acquired Companies have good, marketable and valid title to, or valid leasehold, easement, interests or other entitlements in, all of the real property material to the Business, taken as a whole, free and clear of all Liens other than (i) such imperfections of title, easements, encumbrances, restrictions and other Liens which do not materially interfere with their ability to conduct their Businesses or to utilize such properties for their intended purposes, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s and other like Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, to the extent relating to amounts not yet due and payable or being contested in good faith, (iii) Liens for Taxes not yet due and payable or being contested in good faith, (iv) Liens that secure debt obligations that are reflected in the Financial Statements or that are required in connection with the Project Company Indebtedness, (v) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practices and (vi) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Entity which do not materially interfere with their ability to conduct their Businesses or to utilize such properties for their intended purposes (the Liens referenced in clauses (i) through (vi) hereof being referred to as “Permitted Liens”).
SECTION 4.11    Labor, Employment and Benefits Matters.
(a)    Section 4.11(a) of the Seller Disclosure Schedule contains a list, as of the date of this Agreement and to the Knowledge of Seller, of each Benefit Plan, other than individual employment, severance, compensation or similar agreements with individual employees. With respect to each Benefit Plan, Seller has made available to Buyer copies of all material plan documents and any other material related documents, including all amendments thereto.
(b)    There are no material undisclosed liabilities of the Acquired Companies relating to current or former Company Employees, including relating to compensation and benefits, termination of employment or any Benefit Plan.
(c)    Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or upon the occurrence of any additional or subsequent event) is reasonably expected to: (i) entitle any Company Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting, result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to any of the Benefit Plans, or (iii) result in any payment (whether in cash or property or the vesting of property) by any Acquired Company or any of its Affiliates which would not be deductible under Section 280G of the Code.
(d)    None of the Benefit Plans (i) is (or, if it were maintained within the United States, would be) subject to Title IV of ERISA or is a “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”); (ii) is a multiple employer pension plan subject to Section 4063 of ERISA or (iii) is a “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA, and no Acquired Company nor any of its ERISA Affiliates has in the six (6) years preceding the date of this Agreement sponsored, maintained or contributed to an employee benefit plan that is subject to Title IV of ERISA or is a Multiemployer Plan.
(e)    No Acquired Company sponsors nor has sponsored any plan that provides for any post-employment or post-retirement health or medical or life insurance benefits, except as required by Section 4980B of the Code or other applicable Law. No Acquired Company has entered into written agreement with any Person that promises or guarantees any such retiree medical, health or life insurance or other retiree welfare benefits.
(f)    Except as set forth on Section 4.11(f) of the Seller Disclosure Schedule, none of the Acquired Companies is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to any Company Employees. The Acquired Companies have made available to Buyer correct and complete copies of the labor or collective bargaining agreements listed on Schedule 4.11(f), together with all amendments, modifications or supplements thereto.
(g)    Except as set forth on Section 4.11(g) of the Seller Disclosure Schedule, no labor organization or group of Company Employees has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation presently pending or, to the Knowledge of Seller, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. To the Knowledge of the Seller, there is no organizing activity involving any of the Acquired Companies pending or threatened by any labor organization or group of Company Employees.
(h)    There are no strikes, work stoppages, slowdowns, lockouts or arbitrations or material grievances or other labor disputes pending or, to the Knowledge of Seller, threatened against or involving any of the Acquired Companies. There are no unfair labor practice charges, grievances or Claims pending or, to the Knowledge of Seller, threatened by or on behalf of any Company Employee or group of Company Employees.
(i)    None of the Acquired Companies has effectuated a “plant closing” or “mass layoff” as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or employee of the Acquired Companies, without complying with all provisions of the WARN Act, or implemented any early retirement, separation or window program within the twenty-four (24) months prior to the date of this Agreement, nor has any Acquired Company announced any such action or program for the future.
(j)    Notwithstanding any provision of this Agreement to the contrary, the representations and warranties in this Section 4.11, together with those in Section 4.06 (Financial Statements; Absence of Changes; No Undisclosed Liabilities) and Section 4.08 (Compliance with Law and Permits), are the sole and exclusive representations of Seller relating to labor, employment and benefit matters.
SECTION 4.12    Environmental Matters. Except as disclosed in Section 4.12 of the Seller Disclosure Schedule: (a) except as would not reasonably be expected to be materially adverse to a Company Group, the Acquired Companies are and have been in compliance with, and have no liability under, applicable Environmental Laws; (b) the Acquired Companies have received no written notice alleging material violations of or material liability under Environmental Laws or with respect to Hazardous Substances, and there are no suits, Claims or proceedings pending or, to the Knowledge of Seller, threatened against the Acquired Companies alleging any material violation of, or material liability under, any Environmental Law or with respect to Hazardous Substances; (c) the Acquired Companies are not subject to any decree, order or judgment which is still in effect requiring the investigation or cleanup of any Hazardous Substance under any Environmental Law at any real property or facility currently or formerly owned or operated by the Acquired Companies; (d) except as would not reasonably be expected to be materially adverse to a Company Group, the Acquired Companies have not assumed or provided indemnity against any liability under any Environmental Law or with respect to Hazardous Substances; (e) except as would not reasonably be expected to be materially adverse to a Company Group, no Acquired Company has arranged, by Contract or otherwise, for the transportation, disposal or treatment of Hazardous Substances at any location such that it would reasonably be expected to be subject to liability under Environmental Laws; (f) except as would not reasonably be expected to be materially adverse to a Company Group, there has been no Release of Hazardous Substances at, on, under, or from real property currently owned, operated or leased by the Acquired Companies nor was there such a Release at any real property formerly owned, operated or leased by the Acquired Companies during the period of such ownership, operation, or tenancy, in each case such that the Acquired Companies could reasonably be expected to be subject to liability under Environmental Law or with respect to Hazardous Substances; (g) except as would not reasonably be expected to be materially adverse to a Company Group, no underground storage tanks, above-ground storage tanks, dumps, landfills, wetlands, PCBs, “toxic mold” or asbestos-containing are present at any real property owned, operated, or leased by the Acquired Companies; and (h) Seller has made available to Buyer copies of all material environmental assessments, reports and audits in its possession or under its control that relate to the environmental condition of any real property currently or formerly owned, operated or leased by the Acquired Companies or the Acquired Companies’ compliance with Environmental Laws. Notwithstanding any provision of this Agreement to the contrary, the representations and warranties in this Section 4.12, together with those in Section 4.06 (Financial Statements, Absence of Changes, No Undisclosed

Liabilities) and Section 4.08 (Compliance with Law and Permits), are the sole and exclusive representations relating to environmental matters.
SECTION 4.13    Intellectual Property. Except as would not be material to a Company Group:
(a)    Each Acquired Company owns, or has the licenses or rights to use all Project IP as currently used by such Acquired Company and as planned to be used by such Acquired Company.
(b)    Neither Seller nor any Acquired Company has received from any Person a Claim alleging that any Acquired Company is infringing or otherwise violating any Intellectual Property of such Person that is material to the conduct of any Project or the Business of any Acquired Company.
(c)    The consummation of the transactions contemplated by this Agreement will not cause, or result in, an Acquired Company being unable, or otherwise not permitted, to use all Project IP, without the necessity of obtaining a Consent or payment of any additional license fees or other payments.
(d)    Seller has no Knowledge of (a) any infringement or claimed infringement by any Acquired Company of any Intellectual Property of others or (b) any infringement of any Intellectual Property owned by either Acquired Company
SECTION 4.14    Taxes. Except as set forth in Section 4.14 of the Seller Disclosure Schedule, (i) all material Tax Returns required to be filed by each Acquired Company have been or will be filed when due in accordance with all applicable Laws; (ii) all such Tax Returns are true, correct and complete in all material respects; (iii) all material Taxes (which shall include for the purposes of this subsection (iii) all income or similar Taxes) due and owing by each Acquired Company, whether or not shown as due on such Tax Returns (including estimated tax payments), have been paid in full within the time required by Law; (iv) all withholding Tax requirements imposed on each Acquired Company have been satisfied in all material respects, except for amounts that are being contested in good faith; (v) there is no action, suit, proceeding, investigation, audit or Claim now active or pending or, to the Knowledge of Seller, threatened with respect to any Tax with respect to any Acquired Company; (vi) there are no Liens for Taxes on any Assets or equity interests in any Acquired Company, except for Permitted Liens; (vii) there are no outstanding agreements waiving or extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes of any Acquired Company; (viii) each Acquired Company is and has always been classified for U.S. federal income tax purposes either as a partnership or as a disregarded entity (and no Acquired Company has made any election to be treated as other than a partnership or as a disregarded entity for U.S. federal income tax purposes); (ix) none of the Acquired Companies have taken any action or entered into any transaction outside the ordinary course of business the result of which would be to (1) defer the recognition of any item of income or gain from any Pre-Closing Period to any Post-Closing Period, or (2) accelerate the recognition of any item of expense, deduction, or loss from any Post-Closing Period to any Pre-Closing Period; (x) each Acquired Company uses the accrual method of accounting for U.S. federal income tax purposes; (xi) no Acquired Company has participated in any listed transaction (within the meaning of and for purposes of Treasury Regulations Section 1.6011-4) or has been a “material advisor” (as defined in Section 6111 of the Code); and (xii) no Acquired Company is a party to or has any liability under any tax sharing, indemnification, or similar agreement (other than an agreement entered into in the ordinary course of business of the parties thereto, the principal purpose of which is not Tax-related, such as a customary lease, license or financing) or could have any liability for Taxes of any other Persons in a manner other than pursuant to such an agreement. Notwithstanding any provision in this Agreement to the contrary, the representations and warranties in this Section 4.14, together with those in Section 4.06 (Financial Statements, Absence of Changes, No Undisclosed Liabilities), are the sole and exclusive representations regarding Taxes and all Tax matters of or related to the Acquired Companies.
SECTION 4.15    Brokers. Except as set forth in Section 4.15 of the Seller Disclosure Schedule, none of the Acquired Companies has any Liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
SECTION 4.16    Intercompany Obligations; Affiliate Transactions.

(a)    There is no outstanding Indebtedness between any Acquired Company, on the one hand, and any Affiliate of Seller (other than an Acquired Company), on the other hand, other than (i) ordinary course trade payables, (ii) as set forth in Section 4.16 of the Seller Disclosure Schedule or (iii) any Indebtedness owed to an Affiliate of the Acquired Companies which will be satisfied in full prior to the Closing pursuant to Section 6.02(c).
(b)    Except as set forth in Section 4.16(b) of the Seller Disclosure Schedule, neither Seller nor any Affiliate thereof (other than any Acquired Company) nor any manager, officer, employee, director or member of Seller or any Affiliate thereof (i) is a party to any Contract or transaction with an Acquired Company or (ii) has any interest in any Real Property or Assets of any Acquired Company.
SECTION 4.17    Anti-Corruption Matters. Except as set forth on Section 4.17 of the Seller Disclosure Schedule or as would not be material to a Company Group, in the past five (5) years, no Acquired Company, and, to Seller’s Knowledge, none of the Acquired Companies’ owners, members, subsidiaries, affiliated companies, partnerships, directors, officers, employees, members or representatives, (i) has taken any action in violation of any Applicable Anti-Corruption Laws, (ii) has been convicted of violating any Applicable Anti-Corruption Laws, or (iii) (A) has been notified of an investigation by any Governmental Entity for, or has conducted an internal investigation in respect of, or (B) to Seller’s Knowledge, has been investigated by any Governmental Entity for, any Claim or allegation, whether from internal sources or outside sources, relating to potential corruption, fraud, or any possible violation of any Applicable Anti-Corruption Laws.
SECTION 4.18    Business. The Business is the only business operation carried on by the Acquired Companies that is material to a Company Group.
SECTION 4.19    Organizational Documents. Seller has made available to Buyer a true, complete and correct copy of the Organizational Documents of each Acquired Company.
SECTION 4.20    Solvency. Except as set forth in Section 4.20 of the Seller Disclosure Schedule, (a) no petition or notice has been presented, no order has been presented, no order has been made and no resolution has been passed for the bankruptcy, liquidation, winding-up or dissolution of Seller or any Acquired Company, (b) no receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of the Assets or the income of Seller or any Acquired Company and (c) neither Seller nor any Acquired Company has any plan or intention of filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary.
SECTION 4.21    Insurance. Except for failures to maintain insurance or self-insurance that, individually or in the aggregate, would not reasonably be expected to be material to a Company Group, (i) since January 1, 2013, each Acquired Company and its Assets has been continuously insured with financially responsible insurers or has self-insured, in each case in such amounts and with respect to such risks and losses as (A) are required by applicable Law or (B) are customary for companies conducting the business conducted by the Acquired Companies in the countries in which they operate, (ii) all material insurance policies of the Acquired Companies are in full force and effect, all premiums due thereon have been paid and the Acquired Companies are otherwise in compliance in all material respects with the terms and provisions of such policies.
SECTION 4.22    Project Acquisitions. Except as set forth in Section 4.22 of the Seller Disclosure Schedule, there are no outstanding purchase price payments or purchase price adjustments (including earn-outs and similar post-closing adjustments) to be made to any Person with respect to any transaction by which Seller or any Acquired Company or any other Affiliate of Seller acquired any right or interest in, to or under any Acquired Company or any Assets owned by an Acquired Company.
(a)    Except for the representations and warranties contained in this Agreement, including Article 3 and this Article 4 (as modified by the Seller Disclosure Schedule) and the other Transaction Documents, neither Seller, nor any other Person on its behalf, makes any other express or implied representation or warranty with respect to Seller, the Acquired Companies or the transactions contemplated by this Agreement, and Seller disclaims any other representations or warranties, whether made by Seller, the Acquired Companies or any of their respective Affiliates or Representatives.
(b)    Seller acknowledges that except for the representations and warranties contained in this Agreement, including Article 5 (as modified by the Buyer Disclosure Schedule) and the other Transaction Documents, neither Buyer, nor any other Person on its behalf, makes any other express or implied representation or warranty with respect to Buyer, or the transactions contemplated by this Agreement, and Buyer disclaims any other representations or warranties, whether made by Buyer or any of their respective Affiliates or Representatives.

ARTICLE 5
Representations and Warranties of Buyer
Except as disclosed in the Buyer Disclosure Schedule, Buyer hereby represents and warrants to Seller as follows:
SECTION 5.01    Organization and Existence. Buyer is a limited liability company with all requisite power and authority required to enter into this Agreement and consummate the transactions contemplated hereby. Buyer is duly organized, validly existing and in good standing in its jurisdiction of formation. Buyer is duly qualified or licensed to do business in each other jurisdiction where the actions required to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a Buyer Material Adverse Effect.
SECTION 5.02    Authorization. The execution, delivery and performance by Buyer of this Agreement and the other agreements and instruments to be delivered hereunder and the consummation by Buyer of the transactions contemplated hereby and thereby are within Buyer’s powers and have been duly authorized by all necessary action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes (assuming the due execution and delivery by each of the other Parties hereto) a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
SECTION 5.03    Consents of Buyer. No Consent of, or Filing with, any Governmental Entity which has not been obtained or made by Buyer is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement and the other agreements and instruments to be delivered hereunder by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby, other than (a) the Buyer’s Required Regulatory Consents and (b) the Consents and Filings the failure of which to obtain or make would not reasonably be expected to result in a Buyer Material Adverse Effect.
SECTION 5.04    Noncontravention. Subject to Buyer obtaining the Buyer’s Required Consents, the execution, delivery and performance of this Agreement and the other agreements and instruments to be delivered hereunder by Buyer does not, and the consummation by Buyer of the transactions contemplated hereby and thereby will not (a) contravene or violate any provision of the Organizational Documents of Buyer or (b) contravene or violate any provision of, or result in the termination or acceleration of, or entitle any party to accelerate any obligation or indebtedness under, any mortgage, lease, franchise, license, permit, agreement, instrument, Law, order, arbitration award, judgment or decree to which Buyer is a party or by which Buyer is bound, except to the extent that any such items would not reasonably be expected to result in a Buyer Material Adverse Effect.
SECTION 5.05    Litigation. There are no Claims pending or, to Buyer’s Knowledge, threatened, against or otherwise relating to Buyer or any of its Affiliates before any Governmental Entity or any arbitrator, that would, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect. Buyer is not subject to any judgment, decree, injunction, rule or order of any Governmental Entity or any arbitrator that prohibits the consummation of the transactions contemplated by this Agreement or that would reasonably be expected to result in a Buyer Material Adverse Effect.
SECTION 5.06    Compliance with Laws. Buyer is not in material violation of any Law, except for violations that would not reasonably be expected to result in a Buyer Material Adverse Effect.
SECTION 5.07    Brokers. Neither Buyer nor any of its Affiliates have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or its Affiliates (including the Acquired Companies) could become liable or obliged.
SECTION 5.08    Investment Intent. Buyer acknowledges that neither the offer nor the sale of the Interests has been registered under the U.S. Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), or under any state or foreign securities laws. Buyer is acquiring the Interests for its own account for investment, without a view to, or for a resale in connection with, the distribution thereof in violation of the Securities Act or any applicable state or foreign securities laws and with no present intention of distributing or reselling any part thereof. Buyer will not so distribute or resell any of the Interests in violation of any such laws.
SECTION 5.09    Available Funds; Source of Funds. Buyer has sufficient cash or other sources of immediately available funds to pay in cash the Closing Payment in accordance with Article 2 and for all other actions necessary for Buyer to consummate the transactions contemplated in this Agreement. Buyer represents and warrants that all funds paid to Seller shall not have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering laws of the United States.
SECTION 5.10    Investigation. Buyer is a sophisticated entity, knowledgeable about the industry in which the Acquired Companies operate, experienced in investments in such businesses and able to bear the economic risk associated with the purchase of the Interests. Buyer has such knowledge and experience as to be aware of the risks and uncertainties inherent in the purchase of interests of the type contemplated in this Agreement, and has independently made its own analysis and decision to enter into this Agreement. Buyer has had access to all documents made available to Buyer in the electronic data room established by Seller, and has had the opportunity to ask questions of Seller, for purposes of conducting its due diligence investigation of the Acquired Companies.
SECTION 5.11    Disclaimer Regarding Projections. Buyer may be in possession of certain projections and other forecasts regarding the Acquired Companies, including but not limited to projected financial statements, cash flow items and other data of the Acquired Companies and certain business plan information of the Acquired Companies. Buyer acknowledges that there are substantial uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Buyer shall have no claim against anyone with respect thereto. Accordingly, Buyer acknowledges that, without limiting the generality of Section 4.23, except as provided in this Agreement, neither Seller nor any of its Affiliates, Representatives, agents or advisors has made any representation or warranty with respect to such projections and other forecasts and plans.
SECTION 5.12    Tax Matters. Buyer is not a Disqualified Person.
SECTION 5.13    Exclusive Representations or Warranties.
(a)    Except for the representations and warranties contained in this Agreement, including this Article 5 (as modified by the Buyer Disclosure Schedule) and the other Transaction Documents, neither Buyer, nor any other Person on its behalf, makes any other express or implied representation or warranty with respect to Buyer, or the transactions contemplated by this Agreement, and Buyer disclaims any other representations or warranties, whether made by Buyer or any of its Affiliates or Representatives.

(b)    Buyer acknowledges that except for the representations and warranties contained in this Agreement, including Articles 3 and 4 (as modified by the Seller Disclosure Schedule) and the other Transaction Documents, neither Seller, nor any other Person on its behalf, makes any other express or implied representation or warranty with respect to Seller, the Acquired Companies or the transactions contemplated by this Agreement, and Seller disclaims any other representations or warranties, whether made by Seller, the Acquired Companies or any of their respective Affiliates or Representatives.
ARTICLE 6
Covenants
SECTION 6.01    Information Pending Closing. From the date of this Agreement through the earlier of the Closing or termination of this Agreement pursuant to its terms, Seller shall provide Buyer and its Representatives with (a) information as to the Acquired Companies and their operations, as reasonably requested by Buyer and to the extent such information is reasonably available to Seller or can be obtained by Seller without any material interference with the business or operations of the Acquired Companies and (b) upon reasonable prior notice to Seller (i) reasonable access to the Acquired Companies and the Projects and (ii) telephone access, up to three times per week, upon reasonable notice and during normal business hours, to the personnel of the Acquired Companies set forth on Section 6.01 of the Seller Disclosure Schedule; provided, that Buyer shall provide a Representative of Seller with the opportunity to attend any call between a Representative of Buyer and such personnel of any Acquired Company. Notwithstanding the foregoing, Seller shall not be required to provide any information which Seller reasonably believes it or any Acquired Company is prohibited from providing to Buyer by reason of applicable Law, which constitutes or allows access to information protected by attorney/client privilege, or which Seller or the Acquired Companies are required to keep confidential or prevent access to by reason of any Contract with a third party; provided, in each such case, that Seller shall inform Buyer of any such restriction on providing any information, and the Parties shall cooperate in good faith to enter into a mutually acceptable arrangement to allow Buyer access to such information, including entering into a common interest agreement, seeking third party Consents, and/or establishing a process that, through the use of steps such as targeted redactions, provision of information to counsel to review and summarize for Buyer, or use of a “clean room” environment for analysis and review of information, will provide Buyer with timely access to the substance of the information described in this Section 6.01. Notwithstanding anything contained herein, from the date of this Agreement through the Closing, Buyer shall not be permitted to contact any of the Acquired Companies’ vendors, customers or suppliers, or any Governmental Entities (except (i) ordinary course contacts that are unrelated to the transactions contemplated hereby or (ii) in connection with applications for governmental Consents in connection with this Agreement) regarding the operations or legal status of the Acquired Companies without receiving prior written authorization from Seller, which authorization shall not be unreasonably withheld, conditioned or delayed. Following the Closing, Seller shall be entitled to retain copies (at Seller’s sole cost and expense) of all books and records (including Tax Returns and materials related to Taxes with respect to the Acquired Companies) relating to its ownership and/or operation of the Acquired Companies and their respective Businesses prior to Closing; provided, that Seller shall be subject to an obligation to maintain and preserve the confidentiality of all such information to the same extent as Buyer’s confidentiality obligation under the Confidentiality Agreement. For the avoidance of doubt, all information provided by Seller pursuant to this Section 6.01 shall be subject to the Confidentiality Agreement.
SECTION 6.02    Conduct of Business Pending the Closing.
(a)    Except (i) as otherwise contemplated by this Agreement, (ii) as contemplated by the Distribution Transaction, (iii) as set forth in Section 6.02 of the Seller Disclosure Schedule or (iv) as consented to in writing by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed: (A) subject to Section 6.02(c), from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall use commercially reasonable efforts to cause the Acquired Companies to be operated in the ordinary course of business consistent with past practices, and to preserve, maintain and protect their Assets in material compliance with applicable Laws and (B) without limiting the foregoing, from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall not take any action to, and shall exercise its level of control or influence over the Company in a manner that does not, authorize or permit the Acquired Companies to do any of the following:
(i)    sell, transfer, license, convey or otherwise dispose of any Assets outside the ordinary course of business having a value in excess of Two Million Five Hundred Thousand Dollars ($2,500,000), individually or in the aggregate;
(ii)    fail to maintain its existence or merge or consolidate with any other Person or acquire all or substantially all of the Assets of any other Person;
(iii)    issue, sell or otherwise dispose of any of their equity interests, except as contemplated by Section 6.02(c);
(iv)    liquidate, dissolve, reorganize or otherwise wind up their business or operations;
(v)    amend or modify their Organizational Documents;
(vi)    effect any recapitalization, reclassification or other change in their capitalization, except as contemplated by Section 6.02(c);
(vii)    acquire any Assets involving total consideration, individually or in the aggregate, in excess of Two Million Five Hundred Thousand Dollars ($2,500,000);
(viii)    engage in any material new line of business;
(ix)    other than in the ordinary course of business, enter into, terminate, waive any material rights under, amend or modify in any material respect (A) any material Permit or (B) any Material Contract (including any Contract that would have been a Material Contract if entered into prior to the Effective Date);
(x)    pay or make any non-cash dividend or other non-cash distribution;
(xi)    create, incur, refinance or assume any Indebtedness, issue any debt securities or cancel or waive any Indebtedness or other Liability owed to or in favor of the Acquired Companies, except as expressly contemplated herein;
(xii)    permit or allow any Liens (other than Permitted Liens) to be imposed on or against any of the Assets or the equity interests of the Acquired Companies;
(xiii)    commence or settle any lawsuit or legal proceeding having a value in excess of Three Hundred Seventy-Five Thousand Dollars ($375,000) individually or Two Million Dollars ($2,000,000) in the aggregate;
(xiv)    except as otherwise required pursuant to contract, Law or regulatory requirement: (A) increase the salary or other compensation of any director, officer or, except in the ordinary course of business consistent with past practice, other employee of any Acquired Company, (B) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer or, except in the ordinary course of business consistent with past practice, other employee of any Acquired Company, (C) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for or with any of the directors, officers or employees of any Acquired Company or otherwise modify or amend or terminate any such plan or arrangement or (D) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors, officers or other employees of any Acquired Company (or amend any such agreement to which any Acquired Company is a party);
(xv)    make any new, or change any existing, election with respect to Taxes; amend any Tax Return; settle or compromise any material Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes; or
(xvi)    agree or commit to do any of the foregoing.
(b)    Notwithstanding Section 6.02(a) or any other provision herein, no consent of Buyer shall be required with respect to (i) commercially reasonable actions taken by the Acquired Companies (whether or not permitted by Section 6.02(a)) in response to emergency situations related to safety or (ii) any matter set forth in this Section 6.02 or elsewhere in this Agreement to the extent that the requirement of such consent would reasonably be expected to violate any applicable Law.
(c)    Notwithstanding anything herein to the contrary, except as otherwise contemplated by Section 4.16(a), Seller shall cause each intercompany account and other obligation existing between the Acquired Companies, on the one hand, and Seller or any of its Affiliates (other than the Acquired Companies) on the other hand (if any), to be terminated by repayment, capital contribution, distribution, creation of an intercompany loan, forgiveness, or any combination of the foregoing, in a manner reasonably satisfactory to Buyer, after reasonable notice and consultation with Buyer; provided, that no such action shall adversely prejudice Buyer.
(d)    Notwithstanding anything herein to the contrary and except with respect to the Cash Grant Or Tax Equity Proceeds, Seller shall not at any time prior to the Closing, without the prior written consent of Buyer, cause or permit (i) any Acquired Company to distribute or transfer any cash on its balance sheet to Seller or any of its Affiliates (other than the Acquired Companies) through a distribution, reduction of capital, creation of an intercompany loan or otherwise, in each case, to the extent that such distribution or transfer would cause the unrestricted and available cash and cash equivalents of the Company to fall below the Base Cash Amount or (ii) the Mt. Signal Project Company to distribute or transfer any cash on its balance sheet to Seller or any of its Affiliates (including any other Acquired Company).
SECTION 6.03    Tax Matters.
(a)    Tax Refunds. Except as set forth in Section 6.03(a) of the Seller Disclosure Schedule, any Tax refunds, credits, abatements or similar offsets against those Taxes (or applicable portion thereof) that are actually utilized (including any Tax refunds received) by Buyer or an Acquired Company that relate to Taxes of or for which Seller is liable (including under this Agreement), shall, in each case, be for the account of Seller (except refunds reflected in the Company Financial Statements and for which Seller is being compensated pursuant to this Agreement), and Buyer shall pay over to Seller an amount equal to any such refund (including any interest received thereon), credit, abatement or similar offset within ten (10) days after such amount has been actually utilized (including any Tax refunds received) to reduce any Tax liability, as the case may be.
(b)    Cooperation. Buyer and Seller shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, as and to the extent reasonably requested by any Party, in connection with the filing of Tax Returns by or with respect to the Company or any of its Subsidiaries for any Pre-Closing Period or any other taxable period that includes the Closing Date, and any Tax audit, contest, litigation or similar proceeding (each a “Tax Proceeding”) with respect to such Tax Returns or Taxes imposed on or with respect to the assets, operations or activities of the Company or any Subsidiary.  Such cooperation shall include the retention and (within 30 days following a Party’s request) the provision of records, financial statements and other information reasonably relevant to the preparation and filing of any such Tax Return or the conduct or any such Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Without limiting the forgoing, Buyer shall use commercially reasonable efforts, to furnish, or to cause the Company and its Subsidiaries to furnish, Seller with the following Tax Return information: (i) IRS Form 5471, (ii) IRS Form 8865 and (iii) IRS Form 8858. All such reasonable costs and expenses incurred by the cooperating Parties pursuant to this Section 6.03(b) shall be paid one-half (1/2) by Buyer and one-half (1/2) by Seller. Notwithstanding any provision in this Agreement to the contrary, neither Buyer or any of its Affiliates (including, after the Closing, the Company and its subsidiaries), on one hand, nor Seller or any of its Affiliates, on the other hand, shall take any action after the Closing outside the ordinary course of business that would materially and adversely affect the Tax position of Seller, on the one hand, or Buyer or any Acquired Company, on the other hand, respectively, without the prior written consent of Seller or Buyer, respectively; provided, however, that no such consent shall be necessary where such action is required by law or expressly contemplated by this Agreement; provided further, that if such action is taken without consent, prior notice shall be provided to Seller or Buyer (as the case may be).
(c)    Transfer Taxes. Buyer shall file all Tax Returns required to be filed to report Transfer Taxes imposed on or with respect to the transactions contemplated by this Agreement. Each of Buyer and Seller shall bear half of the total of all such Transfer Taxes. The cooperation provisions of Section 6.03(b) shall apply to matters related to Transfer Taxes.
SECTION 6.04    Confidentiality; Publicity
(a)    Buyer acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of a Confidentiality Agreement, dated December 4, 2013, between Sun Edison, LLC and Parent (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Acquired Companies; provided, that Buyer acknowledges that any and all other information provided to it by Seller, any Affiliate of Seller or Seller’s Representatives shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.
(b)    Prior to the Closing, except if such announcement or other communication is required by applicable Law or legal process (including rules of any national securities exchange), no Party nor any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first providing advance notice of such announcement or public communication and consulting with the other Party.  Furthermore, the Parties shall cooperate and coordinate regarding the issuance of any press release by either Party regarding this Agreement or the transactions contemplated hereby. From and after the Closing, each Party and its Affiliates may publicly disclose the transactions contemplated by this Agreement on earnings calls, “investor days” or otherwise.
SECTION 6.05    Post-Closing Books and Records; Financial Statements. As of the Closing, Seller and its Affiliates shall be entitled to retain copies (at Seller’s sole cost and expense) of all books, records and other documents pertaining to the ownership or operation of the Acquired Companies. Buyer shall cause the Acquired Companies to, retain, for at least seven (7) years after the Closing Date, all books, records and other documents pertaining to the Acquired Companies’ businesses that relate to the period prior to the Closing Date, except for Tax Returns and supporting documentation relating to the Acquired Companies’ businesses or the Acquired Companies’ Assets which shall be retained until sixty (60) days after the date required by applicable Law, and to make the same available after the Closing Date for inspection and copying by Seller, during regular business hours without significant disruption to the Acquired Companies’ businesses and upon reasonable request and upon reasonable advance notice; provided, that Seller shall be subject to an obligation to maintain and preserve the confidentiality of all such information retained or received by Seller pursuant to this Section 6.05 to the same extent as Buyer’s confidentiality obligation under the Confidentiality Agreement. At and after the expiration of such period, if Seller or any of its Affiliates have previously requested in writing that such books and records be preserved, Buyer shall, and to the extent within its powers as an equity holder, shall cause the Acquired Companies to, either preserve such books and records for such reasonable period as may be requested by Seller or transfer such books and records to Seller or its designated Affiliates at Seller’s expense.
SECTION 6.06    Expenses. Except as otherwise provided in this Agreement, whether or not the Closing takes place, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, including any fees, expenses or other payments incurred or owed by a Party to any brokers, financial or legal advisors or comparable other persons retained or employed by such Party in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, Seller shall be responsible for, and shall pay directly or promptly reimburse Buyer for amounts paid by or on behalf of Buyer, one-half (1/2) of all filing fees lawfully payable to or at the request of any Governmental Entity in connection with any notifications required to be filed under the HSR Act with respect to the transactions contemplated hereby.
SECTION 6.07    Further Actions.
(a)    Subject to the terms and conditions of this Agreement, Buyer and Seller each agree to use reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable, including:
(xxii)    causing the waiting period under the HSR Act to terminate or expire (the “HSR Approval”) in connection with the filing made by Buyer’s and the Acquired Companies’ ultimate parent entities, as that term is defined in the HSR Act, on May 23, 2014 with the Federal Trade Commission and the United States Department of Justice, Antitrust Division any notifications required to be filed under the HSR Act with respect to the transactions contemplated hereby;
(xxiii)    cooperating in connection with responding to any inquiries from the FERC regarding the application for the FERC Approval made on May 23, 2014;
(xxiv)    cooperating in connection with responding to any inquiries from the German Federal Cartel Office regarding the merger control filing made on May 23, 2014;
(xxv)    preparing and filing as soon as reasonably practicable all other Filings or Consents with or from any Governmental Entity or other Person that are required to be filed or obtained in order to consummate the transactions contemplated hereby;
(xxvi)    obtaining in the most expeditious manner practicable all other Required Consents;
(xxvii)     taking all actions reasonably necessary to cause all conditions set forth in Article 7 to be satisfied as soon as practicable; and
(xxviii)    executing and delivering any additional instruments (which do not impose any material liability on any Party or the Acquired Companies) necessary to fully carry out the purposes of this Agreement;
provided, that no Party shall be required to expend any funds or assume Liabilities other than expenditures and Liability assumptions which are customary and reasonable in nature and amount in the context of the transactions contemplated by this Agreement.
(b)    Notwithstanding the foregoing Section 6.07(a), neither Buyer, Seller, nor any of their respective Affiliates shall have any obligation to, or any obligation to agree to (and no Party (or Acquired Company) without the advance consent of the other Party will propose or agree to) (i) hold separate or divest any property, Assets, facilities, business, or equity of Buyer, Seller, or any of their respective Affiliates or of any of the Acquired Companies, (ii) commit on behalf of Buyer, Seller, or any of their respective Affiliates, or any of the Acquired Companies to any conduct remedies or any amendment, modification, termination, licensing or entering into any new Contracts with any third parties or (iii) defend against any lawsuit, action or proceeding, judicial or administrative, challenging this Agreement or the transactions contemplated hereby.
(c)    Seller and Buyer shall (i) each promptly inform the other Party of any material communication made to, or received by such Party from, any Governmental Entity regarding any of the transactions contemplated hereby, (ii) respond as promptly as reasonably practicable to any reasonable inquiries or reasonable requests for additional information and documentary material received from any Governmental Entity and (iii) except as required by Law, not enter into any agreement with any Governmental Entity agreeing not to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each Party shall provide to the other (or the other’s respective Representatives) upon request copies of all correspondence between such Party and any Governmental Entity relating to the transactions contemplated by this Agreement. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.07 as “outside counsel only”. Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to Representatives of the recipient without the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Entity regarding substantive aspects of the transactions contemplated by this Agreement shall include representatives of both Buyer and Seller. Subject to applicable Law, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals made or submitted to any Governmental Entity regarding the transactions contemplated by this Agreement by or on behalf of any Party.
SECTION 6.08    Distribution Transaction.
(d)    From and after (x) the date of this Agreement (with respect to the Spain Project Companies and the Puerto Rico Project Companies) and (y) the Option Expiration Date (with respect to the Italy Project Companies), Seller shall use its commercially reasonable efforts to cause the Excluded Entities to be distributed out of, or otherwise removed from the ownership structure of the Company and its Subsidiaries such that neither the Company nor any of its Subsidiaries shall own any direct or indirect equity interest in any Excluded Entity (the “Distribution Transaction”). Without limiting the foregoing, Seller and Buyer shall each use its commercially reasonable efforts to obtain any consents or approvals that are required in connection with the Distribution Transaction. Any entity into which the Italy Project Companies are transferred pursuant to this Section 6.08(a) prior to the Option Expiration Date (the “Italy SPE”) shall be owned equally by Seller and Riverstone or their respective Affiliates and shall be governed pursuant to Organizational Documents that are substantially similar to the Organizational Documents for the Company as in effect immediately prior to the date hereof, or at any time after the date hereof, or that are consented to in writing by Buyer (such consent not to be unreasonably withheld, conditioned or delayed).
(e)    The Parties shall negotiate in good faith the terms of a Master Transition Framework Agreement in accordance with the terms set forth on Exhibit D attached hereto (the “Master Transition Framework Agreement”) with respect to the provision of services for the Excluded Entity Groups and use reasonable best efforts to enter into the Master Transition Framework Agreement prior to Closing. If the Master Transition Framework Agreement has not been executed by Closing, then, from and after Closing (i) the Parties shall continue to negotiate in good faith such Master Transition Framework Agreement and shall continue to use their reasonable best efforts to execute same as soon as practicable after Closing, (ii) to the extent that any Acquired Company is, as of the date hereof, providing services to any Excluded Entity, such Acquired Company will continue to provide such services at a level of quality that is substantially consistent with such Acquired Company’s past practice in performing such services and otherwise in accordance with the terms of any Contract existing at signing with respect to such services and (iii) unless otherwise agreed by Seller and Riverstone (such agreement of Seller not to be unreasonably withheld, delayed or conditioned), the Acquired Companies shall provide the services contemplated by the foregoing clause (ii) on pricing terms that are substantially the same or more favorable to the applicable Excluded Entity as the pricing terms in effect as of the date hereof. The obligation of the Acquired Companies to provide services pursuant to the foregoing clauses (ii) and (iii) shall terminate on the execution of the Master Transition Framework Agreement.
(f)    If the Distribution Transaction with respect to any Excluded Entity Group is not completed at the Closing, Buyer and Seller shall, and Seller shall cause the Company to, execute and deliver at the Closing an Assignment and Deferred Conveyance Agreement, substantially in the form of Exhibit E attached hereto (“Assignment and Deferred Conveyance Agreement”), for each such Excluded Entity Group.
SECTION 6.09    Post-Closing Cooperation. After Closing, upon prior reasonable written request, each Party shall use commercially reasonable efforts to cooperate with each other in furnishing records, information, oral or written testimony, oral or written attestations and certifications, and other assistance in connection with transition matters and any inquiries or proceedings involving the Acquired Companies, but excluding any proceedings arising from disputes among the Parties. Each such requesting Party shall reimburse such cooperating Party for any reasonable out-of-pocket expenses paid or incurred by such cooperating Party as a result of any such requested cooperation.
SECTION 6.10    Section 1603 Matters.
(a)    Neither Buyer nor Seller shall take any action which reasonably could be expected to, or actually does, result in any “recapture” within the meaning of Section 1603 and the Section 1603 Program Guidance.
(b)    Seller shall grant to Buyer (or its designees) access at all reasonable times to all of the information, books and records relating to the Acquired Companies within the possession of Seller (including workpapers and correspondence with Governmental Entities and reasonable access to Seller’s employees), and shall afford Buyer (or its designees) the right (at Buyer’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Buyer (or its designees) to comply with its obligations with respect to each Section 1603 Grant, including responding to inquiries. Buyer shall grant to Seller (or its designees) access at all reasonable times to all of the information, books and records relating to the Acquired Companies within the possession of Buyer (including workpapers and correspondence with Governmental Entities and reasonable access to Buyer’s employees), and shall afford Seller (or its designees) the right (at Seller’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Seller (or its designees) to comply with its obligations with respect to each Section 1603 Grant. Seller and Buyer will preserve all information, records or documents in their respective possessions relating to the Section 1603 Grants until six (6) months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to Section 1603; provided, that no Party shall dispose of any of the foregoing items without first offering such items to the other Party.
(c)    Buyer shall, during the period ending on November 22, 2018, with respect to the Phase I Grant, December 20, 2018, with respect to the Phase II Grant, and March 4, 2019, with respect the Phase III Grant, operate the Mt. Signal Property in compliance with the restrictions and covenants set forth in this Agreement with respect to such applicable Section 1603 Grant. After the Closing, Seller and Buyer shall cooperate with the Company and shall provide all information and assistance reasonably requested in connection with the annual performance report and certification requirements for purposes of each Section 1603 Grant. After the Closing, Seller and Buyer shall have the right to review and comment on all correspondence between the other Party and the United States Department of Treasury, the Internal Revenue Service or the National Renewable Energy Laboratory relating to any Section 1603 Grant and no such correspondence will be sent without such Party’s prior written approval (not to be unreasonably withheld, conditioned or delayed).
(d)    During the period ending on March 4, 2019, Buyer shall not permit the Mt. Signal Property to be directly or indirectly owned by a Disqualified Person.
(e)    Both Buyer and Seller shall permit the United States Department of Treasury, as the awarding office, the cognizant United States Department of Treasury inspector general, and the Comptroller General of the United States, or any of their authorized representatives, the right of physical access to the Mt. Signal Property and to any pertinent books, documents, papers, or other records (electronic and otherwise) of the Parties or its Affiliates and each partnership and pass-through entity that directly or indirectly owns an interest in the Parties which are pertinent to the Section 1603 Grant payment, in order to conduct audits, examinations, and evaluations.
(f)    The Parties agree that any information provided to the United States Department of Treasury in the application, attachments, supporting documents, reports or otherwise in connection with the application in respect of the Section 1603 Grant may be shared with other federal agencies, including the Internal Revenue Service, as needed by those agencies to conduct official agency business. Notwithstanding the foregoing, bank account information and proprietary information will not be shared unless required by Law.
(g)    The Parties acknowledge that, in respect of the Section 1603 Grant, the United States Department of Treasury may publicly release (i) the name of the applicant, (ii) the type, location, and description of the property that is the subject of the application, and (iii) the amount of funding provided.
(h)    To the extent that the Mt. Signal Project Company transfers any amount from the Mt. Signal Revenue Account to the Mt. Signal Construction Account in order to make final payments to the EPC Contractors as and when required under the EPC Contract (the “EPC Payment Amount”), Seller agrees that (i) the remaining Cash Grant Proceeds received by the Mt. Signal Project Company will be deposited into the Mt. Signal Cash Grant Proceeds Account, following which such remaining Cash Grant Proceeds shall be applied and distributed in accordance with the Depository Agreement, and (ii) the Mt. Signal Project Company or its Affiliate shall deduct from such Cash Grant Proceeds an amount equal to the EPC Payment Amount; provided, however, that the EPC Payment Amount shall not exceed the actual costs required for the completion of construction of the Mt. Signal Project in accordance with the EPC Contract.
SECTION 6.11    Existing Indemnity Agreement. From and after the date of this Agreement, the Parties shall use reasonable best efforts to (a) enter into, prior to Closing, an amendment to the Existing Indemnity Agreement, pursuant to which Seller shall be fully and unconditionally released from, and Buyer shall assume, all of the obligations of Seller under the Existing Indemnity Agreement and (b) obtain all third party Consents required in respect thereof. If the Parties are unsuccessful, after the use of reasonable best efforts, in obtaining such an amendment prior to Closing, then from and after the Closing: (i) Seller and Buyer shall continue to use reasonable best efforts to promptly obtain such an amendment and (ii) Buyer shall indemnify Seller and its Affiliates (other than the Acquired Companies) for any liabilities, losses, costs or expenses incurred by them in connection with any of Seller’s obligations arising or accruing after the Closing Date under the Existing Indemnity Agreement.
SECTION 6.12    No Solicitation. Until this Agreement shall have been terminated pursuant to its terms, Seller will not, and will cause the Acquired Companies and its and their respective directors, other than directors appointed by Riverstone, officers, employees, Affiliates and other agents and representatives not to, directly or indirectly: (a) initiate, knowingly solicit or seek any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to its stockholders or members or any of them) with respect to a merger, consolidation, restructuring, combination, “spin-off”, split-off or other transaction which would (i) impede or preclude the consummation of the transactions hereby and (ii) result in the sale of the Acquired Companies or all or any substantial portion of their respective Assets that would be material to the operation of the Business, regardless of the form of transaction (a “Proposal”), (b) engage in any negotiations concerning, or provide any confidential or non-public information or data to, or have any substantive discussions with, any Person relating to a Proposal, (c) otherwise cooperate in any effort or attempt to make, implement or accept a Proposal, or (d) enter into an agreement (including any letter of intent or confidentiality agreement) with any Person, other than Buyer or its Affiliates, relating to a Proposal. For the avoidance of doubt, the Parties agree that the term “Proposal” shall not include any transaction relating to or involving Parent or any substantial portion of its assets or Subsidiaries including the Acquired Companies that would not preclude or interfere with the transactions contemplated by this Agreement.
SECTION 6.13    Use of Certain Names. From and after the Closing Date, Buyer shall not, and shall not permit any Acquired Company, to engage in any marketing or other activities using any Seller Mark in a manner that is inconsistent with the use of such Seller Mark prior to Closing. From and after the Closing Date, Buyer shall use commercially reasonable efforts to, within one hundred eighty (180) days following Closing, (a) cease use of the Seller

Marks in any and all forms (whether used alone, in a stylized version or with other marks or designs) and (b) remove or replace the Seller Marks contained on the Real Property and Assets owned by the Acquired Companies and otherwise destroy, remove or replace all Seller Marks from any unused stationery, literature and other materials or documents of any type and regardless of form or format that are in the possession or control of the Acquired Companies and bearing the Seller Marks. During such one hundred eighty (180) day period (and so long as Buyer uses commercially reasonable efforts to satisfy the requirements in the preceding clause (a) and (b)), Seller agrees that it shall not and, shall cause its Affiliates not to, commence or initiate any Claim against Buyer or any Acquired Company for the unauthorized use of Seller Marks.
SECTION 6.14    Financial Statements. From and after the date hereof until the Closing Date, Seller will cooperate with Buyer and use commercially reasonable efforts to cause the preparation and delivery to Buyer by no later than the time of the Mt. Signal Transfer a comfort letter from Ernst & Young LLP in connection with the following financial statements: (i) audited financial statements of Imperial Valley Solar 1 Holdings II, LLC for the year ended December 31, 2013, and for the year ended December 31, 2012 (adding Google tax equity accounting), such statements to be audited in compliance with applicable Securities and Exchange Act Regulations including as applicable, Regulation S-X and GAAP, (ii) financial statements reviewed under SAS 100 of Imperial Valley Solar 2 Holdings II, LLC for the first fiscal quarter of 2014, with comparative periods of March 31, 2013 and March 31, 2014, and (iii) consolidated financial statements of the Company reviewed under SAS 100 for the first fiscal quarter of 2014, with comparative periods of March 31, 2013 and March 31, 2014. The foregoing financial statements, comfort letter and related materials have been or shall be, as the case may be, prepared and delivered to Buyer, at Buyer’s sole cost and expense.
SECTION 6.15    Mt. Signal Project Completion Date and Reaffirmation of Mt. Signal Fitch Ratings. Prior to the Closing Date, Seller will use commercially reasonable efforts to cause the Company to cause the Project Completion Date, as defined in the Note Purchase Agreement, to be achieved. Prior to the Closing Date and at Buyer’s sole cost and expense (including with respect to costs and expenses of the Company, which shall be for Buyer’s account), Seller will cooperate with Buyer and use commercially reasonable efforts to cause the Company to cause Fitch to deliver a reaffirmation that the then-current rating on the Notes will not be lower, after giving effect to the Mt. Signal Transfer, than the rating in effect immediately prior to the Mt. Signal Transfer, in accordance with the provisions of the Note Purchase Agreement.
SECTION 6.16    Google Investor Cooperation.  Prior to the Closing Date and at Buyer’s sole cost and expense (including with respect to costs and expenses of the Company, which shall be for Buyer’s account), Seller will cooperate with Buyer and use commercially reasonable efforts to cause the Company to (a) provide to the Google Investor a legal opinion in form and substance satisfactory to the Google Investor, confirming that the transactions contemplated under this Agreement do not trigger a Recapture Event (as defined in the Mt. Signal Tax Equity LLC Agreement), (b) provide to the Google Investor a legal opinion in form and substance satisfactory to the Google Investor, confirming that the Mt. Signal Transfer will not create such a Recapture Event and (c) obtain a consent from the Google Investor for the replacement of the Operator under the Mt. Signal O&M Agreement and an acknowledgment that no additional consent from the Google Investor is required for the Mt. Signal Transfer.
SECTION 6.17    Italy HoldCo Formation.  From and after the date of this Agreement and prior to the consummation of the Distribution Transaction with respect to the Italy Project Companies, Seller shall use commercially reasonable efforts to cause the actions set forth on Section 6.17 of the Seller Disclosure Schedules to be completed prior to Closing, provided that Seller shall keep Buyer reasonably informed of the progress of such actions and shall consider in good faith Buyer’s recommendations with respect thereto. If the foregoing such actions shall not have been completed prior to Closing, the Parties shall use commercially reasonable efforts to cause such actions to be completed following Closing.
SECTION 6.18    Indemnification of Directors and Officers.
(a)    For a period of six (6) years after the Closing, Buyer shall use commercially reasonable efforts, to the fullest extent permitted by Law, to exercise its level of control or influence over the Company to cause the Acquired Companies to honor all the Acquired Companies’ obligations to indemnify (including all obligations to advance funds for expenses) the current or former directors or officers of the Acquired Companies (other than such directors or officers that are employees of Seller or Riverstone or their respective Affiliates (other than the Acquired Companies)) for acts or omissions by such directors and officers occurring prior to the Closing Date to the extent that such obligations of the Acquired Companies exist on the date of this Agreement, whether pursuant to the Organizational Documents of such Acquired Companies, individual indemnity agreements or otherwise.
(b)    After the Closing, Buyer shall use commercially reasonable efforts to exercise its level of control or influence over the Company to (i) for a period of at least one (1) year after the Closing but not to exceed six (6) years after the Closing, cause the Acquired Companies to maintain the Acquired Companies’ existing director and officer liability insurance coverage policies, on substantially the same terms, conditions, retentions, limits of liability and coverages, for the individuals who were officers, directors and managers of the Acquired Companies prior to the Closing (other than such officers, directors or managers that are employees of Seller or Riverstone or their respective Affiliates (other than the Acquired Companies)), or (ii) to the extent that the policies contemplated by clause (i) above are no longer in effect, cause the Acquired Companies to obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of the Company’s such officers, directors and managers, for a claims reporting or discovery period of at least six (6) years from and after the Closing Date with respect to any claim related to any period of time at or prior to the Closing Date with the terms, conditions, retentions, limits of liability and coverages provided under the Acquired Companies’ existing policies; provided, that, in no event shall the Acquired Companies be required to expend, pursuant to this Section 6.18(b)(ii), any amount in excess of Two Hundred Fifty Thousand Dollars ($250,000), in the aggregate.
ARTICLE 7
Conditions to Closing
SECTION 7.01    Conditions to Each Party’s Obligations. The obligation of Buyer and Seller to consummate the Closing is subject to the satisfaction (or waiver by both Buyer and Seller) on or prior to the Closing of each of the following conditions:
(e)    Any waiting period (and any extension thereof) applicable to the Closing under the HSR Act shall have been terminated or shall have expired, and all of the other Buyer’s Required Regulatory Consents and Seller’s Required Regulatory Consents shall have been made, given or obtained, shall be in full force and effect, and shall not impose conditions that would result in a Buyer Material Adverse Effect, a Company Material Adverse Effect or a Seller Material Adverse Effect.
(f)    No preliminary, temporary, or permanent injunction or other legal prohibition of any Governmental Entity or other Law preventing the purchase and sale of the Interests shall be in effect; provided, that the Party asserting this condition shall have complied with its obligations under Section 6.07.
(g)    The Riverstone Consent shall be in full force and effect and Riverstone shall have executed and delivered copies of the Assignment and Deferred Conveyance Agreements to be delivered at Closing.
(h)    The Buyer’s Required Third Party Consents and the Seller’s Required Third-Party Consents shall have been made, given or obtained and shall be in full force and effect, in form and substance reasonably satisfactory to the Parties.
(i)    The Company shall have repaid or caused to be repaid all existing Indebtedness under the Goldman Revolver, and shall have obtained a payoff letter, release and lien discharge issued by each lender of such Indebtedness evidencing the release of all liens securing such Indebtedness, and the Company shall have terminated the Goldman Revolver.

(j)    The Google Investor shall have received a legal opinion in form and substance satisfactory to the Google Investor, confirming that the transactions contemplated under this Agreement do not trigger a Recapture Event (as defined in the Mt. Signal Tax Equity LLC Agreement).
SECTION 7.02    Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction (or waiver by Buyer) on or prior to the Closing Date of each of the following additional conditions:
(d)    Seller shall have performed and satisfied in all material respects each of their agreements and obligations set forth in this Agreement required to be performed and satisfied by Seller at or prior to the Closing.
(e)    The representations and warranties of Seller (i) set forth in Sections 3.01 (Organization and Existence), 3.02 (Authorization), 3.05 (Title), 3.07 (Brokers), 4.01 (Organization and Existence), 4.02 (Capitalization and Subsidiaries), 4.05 (Title to Subsidiaries), Section 4.06(c)(iii) (Absence of Material Adverse Effect) and 4.15 (Brokers) shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct in all material respects as of such earlier date) and (ii) in this Agreement other than those identified in clause (i) shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on the Closing Date (without regard to any express qualifier therein as to materiality, Seller Material Adverse Effect or Company Material Adverse Effect), except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date) and except in the case of this clause (ii) for such breaches that, individually or in the aggregate, would not reasonably be expected to result in a Seller Material Adverse Effect or Company Material Adverse Effect.
(f)    Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, executed on behalf of Seller by an authorized executive officer thereof, certifying that the conditions specified in Sections 7.02(a) and 7.02(b) hereto have been fulfilled.
(g)    From the date of this Agreement to the Closing Date, no Seller Material Adverse Effect or Company Material Adverse Effect shall have occurred and be continuing.
(h)    Seller shall have delivered to Buyer each of the items required to be provided by Seller at Closing pursuant to Section 2.02(a).
SECTION 7.03    Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of each of the following additional conditions:
(c)    Buyer shall have performed and satisfied in all material respects each of its agreements and obligations set forth in this Agreement required to be performed and satisfied by it at or prior to the Closing, including the receipt by Seller of all amounts required to be paid by Buyer at the Closing under Section 2.01.
(d)    The representations and warranties of Buyer contained in this Agreement, shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without regard to any express qualifier therein as to materiality), except to the extent such representations and warranties expressly relate to an earlier date (in which case they shall be true and correct as of such earlier date).
(e)    Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, executed on behalf of Buyer by an authorized individual thereof, certifying that the conditions specified in Sections 7.03(a) and 7.03(b) hereto have been fulfilled.

(f)    Buyer shall have delivered to Seller each of the items required to be provided by Buyer at Closing pursuant to Section 2.02(b).
SECTION 7.04    Frustration of Closing Conditions. Neither Buyer nor Seller may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 6.07.
ARTICLE 8
Survival and Release
SECTION 8.01    Survival of Certain Representations and Warranties. Other than (a) Sections 3.01 (Organization and Existence), 3.02 (Authorization), 3.05 (Title), 3.07 (Brokers), 4.01 (Organization and Existence), 4.02 (Capitalization and Subsidiaries), 4.05 (Title to Subsidiaries), 4.15 (Brokers), 4.23 (Exclusive Representations and Warranties), 5.01 (Organization and Existence), 5.02 (Authorization), 5.07 (Brokers), 5.08 (Investment Intent), 5.10 (Investigation), 5.11 (Disclaimer Regarding Projections) and 5.13 (Exclusive Representations and Warranties) (collectively, the “Specified Representations”) which shall survive indefinitely, (b) 4.12 (Environmental Matters), which shall survive for a period of three (3) years after the Closing Date and (c) 4.14 (Taxes), which shall survive until ninety (90) days following the expiration of the relevant statute of limitations, all other representations, warranties, covenants and agreements of the Parties contained in this Agreement (other than covenants and agreements which by their terms are to be performed after Closing, which shall survive until the date that is ninety (90) days after the last date that a Party is required to take any action or refrain from taking any action in accordance therewith) shall survive for a period of eighteen (18) months after the Closing Date and there shall be no liabilities or obligations with respect thereto from and after such date; provided, that any Claim made or asserted by a Person within the applicable survival period shall continue to survive with respect to such Claim until such Claim is finally resolved and all obligations with respect thereto are fully satisfied.
SECTION 8.02    “As Is” Sale; Release.
(g)    EXCEPT FOR THOSE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, INCLUDING ARTICLE 3 AND ARTICLE 4, AND THE OTHER TRANSACTION DOCUMENTS, BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED ON, AND SELLER EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ACQUIRED COMPANIES OR THE INTERESTS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ACQUIRED COMPANIES AND THEIR ASSETS.
(h)    Except for the obligations of the Parties under this Agreement, for and in consideration of the Purchase Price, effective as of the Closing, (i) Seller does hereby, on behalf of itself and its Affiliates, absolutely and unconditionally release, acquit and forever discharge the Acquired Companies, each of their present and former Representatives and each of their respective heirs, executors, administrators, successors and assigns, and (ii) Buyer does hereby, on behalf of itself and its Affiliates (which, from and after the Closing will include the Acquired Companies), absolutely and unconditionally release, acquit and forever discharge the Acquired Companies, each of their present and former Representatives and each of their respective heirs, executors, administrators, successors and assigns, from any and all costs, expenses, damages, debts, or any other obligations, Liabilities and Claims whatsoever, whether known or unknown, both in law and in equity, in each case to the extent arising out of or resulting from the ownership and/or operation of the Acquired Companies, or the Assets, business, operations, conduct, services, products and/or employees (including former employees) of any of the Acquired Companies (and any predecessors), whether related to any period of time before or after the Closing Date including as to Liabilities under any Environmental Law (all of the foregoing, collectively, the “Released Liabilities”). Seller, for itself and on behalf of its Affiliates, and their respective successors and assigns, and Buyer, for itself and on behalf of its Affiliates (which, from and after the Closing will include the Acquired Companies), and their respective successors and assigns, each hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Claim in respect of a Released Liability, or commencing, joining in, prosecuting, participating in, funding any part of, instituting or causing to be commenced, prosecuted, funded or instituted, any Claim or other action of any kind against any Person released hereby based upon any Released Liability. Each Party represents and warrants that it has not assigned or otherwise transferred any right or interest in or to any Claim in respect of a Released Liability.
SECTION 8.03    Certain Limitations. Notwithstanding anything in this Agreement to the contrary:
(a)    No Representative, Affiliate of, or direct or indirect equity owner in, Seller (other than Parent) shall have any personal liability to Buyer or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Seller in this Agreement, and no Representative, Affiliate of, or direct or indirect equity owner in, Buyer (other than Buyer Guarantor) shall have any personal liability to Seller or any other Person as a result of the breach of any representation, warranty, covenant, agreement or obligation of Buyer in this Agreement; and
(b)    Notwithstanding anything to the contrary contained in this Agreement, no Party shall be liable for special, punitive, exemplary, consequential or indirect damages, or lost profits, diminution of value, or losses calculated by reference to any multiple of earnings or earnings before interest, tax, depreciation or amortization (or any other valuation methodology) or unforeseeable and attenuated damages (in each case, except to the extent paid to a third party in connection with a third party claim or as otherwise provided in this Section 8.03(b)), whether based on contract, tort, strict liability, other Law or otherwise and whether or not arising from the other Party’s sole, joint or concurrent negligence, strict liability or other fault for any matter relating to this Agreement and the transactions contemplated hereby; provided, that nothing in this Section 8.03(b) shall limit or otherwise restrict or be used as a defense against any claim of, or causes of action arising from, fraud. For the sake of clarity, following the Closing the foregoing shall not preclude, in the context of a post-Closing Claim for indemnification, the recovery of foreseeable lost profits incurred by an Indemnified Entity and directly resulting from a breach of this Agreement.
ARTICLE 9
Indemnification, Termination, Amendment and Waiver
SECTION 9.01    Indemnification by Parent and Seller.
(i)    From and after the Closing, subject to the other provisions of this Article 9, Parent and Seller agree to indemnify Buyer, Buyer’s Affiliates (including the Acquired Companies) and each of their respective Representatives (collectively, the “Indemnified Buyer Entities”) and to hold each of them harmless from and against, any and all Indemnifiable Losses suffered, paid or incurred by such Indemnified Buyer Entity resulting from or relating to (i) any breach of any of the representations and warranties made to Buyer in any Transaction Document, (ii) caused by any breach by Seller or Parent of any of its covenants or agreements contained in any Transaction Document, (iii) in respect of any Seller Pre-Closing Taxes, (iv) arising in connection with the Distribution Transaction, a Third Party Sale or any Excluded Entities (including the ownership thereof), including any Taxes associated therewith, (v) in respect of any Pre-Closing Project Casualty Event, (vi) any “recapture liability” (within the meaning of the Section 1603 Program Guidance) in respect of the Cash Grant Proceeds, to the extent that any such “recapture liability” results from any act or omission of Seller or its Affiliates (including, acts or omissions prior to the Closing, of the Acquired Companies), (vii) to the extent such Indemnifiable Losses arise prior to the Option Closing (as defined in the Option Agreement), in respect of the Indebtedness of the Acquired Companies set forth in Section 1.01(f) of the Seller Disclosure Schedules, (viii) the Cash Grant Capital Contribution, except to the extent resulting from any act or omission of (A) Riverstone or its Affiliates (other than, prior to the Closing, the Acquired Companies), or (B) Buyer or its Affiliates (including, after the Closing, the Acquired Companies) or (ix) any Claims in respect of Tax matters arising in connection with the arrangements contemplated by the Assignment and Deferred Conveyance Agreement, if any, in respect of the Spain Project Companies and the Puerto Rico Project Companies. Notwithstanding anything herein to the contrary, Parent and Seller shall not be required to indemnify any Indemnified Buyer Entity for more than fifty percent (50%) of (A) any Indemnifiable Losses suffered by any Acquired Company, or (B) any Indemnifiable Losses suffered by any other Buyer Entity that are attributable to or derived from a Loss suffered by any Acquired Company, it being the intention of the Parties that Parent’s and Seller’s indemnification obligations hereunder shall relate only to the fifty percent (50%) interest in the Company currently held by Seller.
(j)    Notwithstanding anything to the contrary contained in this Section, the Indemnified Buyer Entities shall be entitled to indemnification with respect to any claim for indemnification pursuant to Section 9.01(a)(i):
(i)    only if, and then only to the extent that, the aggregate Indemnifiable Losses to all Indemnified Buyer Entities with respect to all such claims exceeds Three Million Dollars ($3,000,000) (the “Deductible”), whereupon (subject to the provisions of clauses (ii) and (iii) below) Parent or Seller shall be obligated to pay in full all such amounts but only to the extent such aggregate Indemnifiable Losses are in excess of the amount of the Deductible; provided, that the Deductible shall not apply to any indemnification obligation of Parent and Seller related to the Specified Representations made by Seller and the representations and warranties made by Seller in Section 4.14;
(ii)    only with respect to individual items where the Indemnifiable Losses relating thereto are in excess of One Hundred Fifty Thousand Dollars ($150,000) (any items less than such threshold shall not be aggregated for the purposes of the immediately preceding clause (i) unless such items are related to the same Event); and
(iii)    only with respect to such claims made on or before the expiration of the survival period pursuant to Section 8.01 for the applicable representation, warranty, covenant or agreement.
(k)    The Indemnified Buyer Entities shall be entitled to indemnification with respect to any claim for indemnification pursuant to Section 9.01(a)(v) only if the aggregate Indemnifiable Losses to all Indemnified Buyer Entities with respect to such claims exceeds Three Million Dollars ($3,000,000) (the “Casualty Event Claims Threshold”), whereupon Parent or Seller shall be obligated to pay in full all such amounts (including the Casualty Event Claims Threshold amount).
(l)    Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Indemnified Buyer Entities be entitled to aggregate indemnification with respect to claims pursuant to Section 9.01(a)(i) in excess of fifteen percent (15%) of the Base Purchase Price (the “Cap”); provided, that the cap applicable to the aggregate indemnification obligations of Parent and Seller related to the Specified Representations made by Seller, the representations and warranties made by Seller in Section 4.14, and claims pursuant to Section 9.01(a)(ii)-(ix) shall be the full amount of the Base Purchase Price; and provided, further, that the limitations in this Section 9.01(d) shall not apply in the event of any fraud by Seller or any Affiliate of Seller.
(m)    Notwithstanding anything to the contrary contained in this Article 9, Losses subject to indemnification pursuant to Section 9.01 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement or being addressed by more than one clause under Section 9.01(a).
(n)    This Section is subject to the limitations set forth in Section 8.03(b).
SECTION 9.02    Indemnification by Buyer.
(c)    From and after the Closing Date, subject to the other provisions of this Article 9, Buyer agrees to indemnify Parent, Seller, Seller’s Affiliates (other than the Acquired Companies) and their respective Representatives (collectively, the “Indemnified Seller Entities”) and to hold each of them harmless from and against, any and all Indemnifiable Losses suffered, paid or incurred by any such Indemnified Seller Entity resulting from or relating to (i) any breach of any of the representations and warranties made to Seller in any Transaction Document,

(ii) any breach by Buyer of any of its covenants or agreements contained in this Agreement, (iii) any “recapture liability” (within the meaning of the Section 1603 Program Guidance) in respect of the Cash Grant Proceeds, to the extent that any such “recapture liability” results from any act or omission of Buyer or its Affiliates (including, after the Closing, the Acquired Companies) or (iv) to the extent arising from any act or omission of Buyer or its Affiliates (including the Acquired Companies) after to the Closing, the Cash Grant Capital Contribution.
(d)    Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Indemnified Seller Entities be entitled to aggregate indemnification with respect to claims pursuant to Section 9.02(a)(i) in excess of the Cap; provided, that the Cap applicable to any indemnification obligation of Buyer related to the Specified Representations made by Buyer shall be the Base Purchase Price, and claims pursuant to Section 9.02(a)(ii)-(iv) shall be the full amount of the Base Purchase Price; and provided, further, that the limitations in this Section 9.02(b) shall not apply in the event of any fraud by Buyer or any Affiliate of Buyer (including, after the Closing, any Acquired Company).
(e)    This Section is subject to the limitations set forth in Section 8.03(b).
SECTION 9.03    Indemnification Procedures.
(a)    If an Indemnified Buyer Entity or an Indemnified Seller Entity (each, an “Indemnified Entity”) believes that a claim, demand or other circumstance exists that has given or may reasonably be expected to give rise to a right of indemnification under this Article 9 (whether or not the amount of Indemnifiable Losses relating thereto is then quantifiable), such Indemnified Entity shall assert its claim for indemnification by giving written notice thereof (a “Claim Notice”) to the party from which indemnification is sought (the “Indemnifying Entity”) (i) if the Event giving rise to such Claim for indemnification is, or relates to, a Claim brought by a Person not a Party or affiliated with any such Party (a “Third Party”), within ten (10) Business Days following receipt of notice of such Claim by such Indemnified Entity, or (ii) if the Event giving rise to such Claim for indemnification is not, or does not relate to, a Claim brought by a Third Party, within thirty (30) days after the discovery by the Indemnified Entity of the Event or circumstances giving rise to such Claim for indemnity; provided, that no delay on the part of the Indemnified Entity in giving a Claim Notice shall relieve the Indemnifying Entity of any indemnification obligation hereunder unless the Indemnifying Party demonstrates that the defense of such Claim is materially and adversely prejudiced by such delay. Each Claim Notice shall describe the Claim in reasonable detail.
(b)    Upon receipt by an Indemnifying Entity of a Claim Notice in respect of a Claim of a Third Party, the Indemnifying Entity shall be entitled to (i) assume and have sole control over the defense of such Claim at its sole cost and expense (subject to the last sentence of this Section 9.03(b)) and with its own counsel if it gives notice of its intention to do so to the Indemnified Entity within thirty (30) days of the receipt of the Claim Notice from the Indemnified Entity; provided, that the Indemnifying Entity’s retention of counsel shall be subject to the written consent of the Indemnified Entity if such counsel creates a conflict of interest under applicable standards of professional conduct or an unreasonable risk of disclosure of confidential information concerning an Indemnified Entity, which consent shall not be unreasonably withheld, conditioned, or delayed; and (ii) negotiate a settlement or compromise of such Claim; provided, that (x) such settlement or compromise shall include a full and unconditional waiver and release by the Third Party of all Indemnified Entities (without any cost or liability of any nature whatsoever to such Indemnified Entities) and (y) any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Entity, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be entitled to assume control of the defense and settlement of a Claim of a Third Party and shall pay the fees and expenses of counsel retained by the Indemnified Entity if (i) the Claim of the Third Party is reasonably likely to result in Indemnifiable Losses which are more than two hundred percent (200%) of the amount indemnifiable by such Indemnifying Entity pursuant to this Article 9, or (ii) such Claim of the Third Party relates to or arises in connection with any criminal proceeding, action, indictment, allegation or claim or a primary objective of such Claim is to seek equitable or injunctive relief against the Indemnified Entity. If, within thirty (30) days of receipt from an Indemnified Entity of any Claim Notice with respect to a Third Party Claim, the Indemnifying Entity (i) advises such Indemnified Entity in writing that the Indemnifying Entity shall not elect to defend, settle or compromise such Claim or (ii) fails to make such an election in writing, such Indemnified Entity may, at its option, defend, settle or otherwise compromise or pay such Claim; provided, that any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Entity, which consent shall not be unreasonably withheld, conditioned or delayed. Unless and until the Indemnifying Entity makes an election in accordance with this Section 9.03(b) to defend, settle or compromise such Claim, all of the Indemnified Entity’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such Claim shall be Indemnifiable Losses subject to indemnification hereunder to the extent provided herein and shall be borne by the Indemnifying Entity and payable monthly or as legal bills are received by the Indemnified Entity and tendered to the Indemnifying Entity. Each Indemnified Entity shall make available to the Indemnifying Entity all information reasonably available to such Indemnified Entity relating to such Claim, except as may be prohibited by applicable Law. In addition, the Parties shall render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such Claim. The Party in charge of the defense shall keep the other Parties fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Entity elects to defend any such Claim, then the Indemnified Entity shall be entitled to participate in such defense with counsel reasonably acceptable to the Indemnifying Entity, at such Indemnified Entity’s sole cost and expense; provided, that such Indemnified Entity shall be entitled to participate in any such defense with separate counsel at the reasonable expense of the Indemnifying Entity if (i) so requested by the Indemnifying Entity, or (ii) in the reasonable opinion of counsel to the Indemnified Entity, a conflict or potential conflict of interests exists between the Indemnified Entity and the Indemnifying Entity.
SECTION 9.04    Indemnification Generally.
(d)    For purposes of this Article 9, the amount of any Indemnifiable Losses suffered, paid or incurred by any Indemnified Entity pursuant to Section 9.01(a)(i) or 9.02(a)(i) shall be calculated without regard to any express qualifier in any representations or warranties made in any Transaction Document as to materiality, Buyer Material Adverse Effect, Seller Material Adverse Effect or Company Material Adverse Effect.
(e)    Each Indemnified Entity shall be obligated in connection with any claim for indemnification under this Article 9 to use commercially reasonable efforts to obtain any insurance proceeds available to such Indemnified Entity with regard to the applicable claims and to seek recovery of any amounts to which it may be entitled in respect of the applicable claims pursuant to contractual or other indemnification rights that it may have against Third Parties; provided, that nothing in this Agreement shall obligate any Buyer Indemnified Party to file a lawsuit, expend any funds beyond amounts that are commercially reasonable to recover amounts that may otherwise be owing or collectible, or disclose any confidential information without customary and reasonable confidentiality protection therefor. The amount which the Indemnifying Entity is or may be required to pay to any Indemnified Entity pursuant to this Article 9 shall be reduced (retroactively, if necessary) by any insurance proceeds or net Tax benefits actually recovered by or on behalf of such Indemnified Entity in mitigation of, or related to, the related Indemnifiable Losses. If an Indemnified Entity shall have received the payment required by this Agreement from the Indemnifying Entity in respect of Indemnifiable Losses (including any Purchase Price adjustment with respect to the circumstances giving rise to such payment under this Article 9) and shall subsequently receive insurance proceeds, net Tax benefits or other amounts in respect of such Indemnifiable Losses, then such Indemnified Entity shall promptly repay to the Indemnifying Entity a sum equal to the amount of such insurance proceeds, net Tax benefits or other amounts actually received provided, that any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.
(f)    In addition to the requirements of Section 9.04(b), each Indemnified Entity shall be obligated in connection with any claim for indemnification under this Article 9 to use all commercially reasonable efforts to mitigate Indemnifiable Losses upon and after becoming aware of any event which could reasonably be expected to give rise to such Indemnifiable Losses (it being understood and agreed that knowledge of the Company Employees as of the Closing with respect to Events prior to Closing will not be implied to any Buyer Indemnified Party for this purpose); provided, that nothing in this Agreement shall obligate any Buyer Indemnified Party to file a lawsuit, expend any funds beyond amounts that are commercially reasonable to recover amounts that may otherwise be owing or collectible, or disclose any confidential information without customary and reasonable confidentiality protection therefor.

(g)    Subject to the rights of any Person providing insurance as contemplated by Section 9.04(a) above, the Indemnifying Entity shall be subrogated to any right of action that the Indemnified Entity may have against any other Person with respect to any matter giving rise to a claim for indemnification hereunder.
(h)    Except for claims of, or causes of action arising from, fraud, the indemnification provided in this Article 9 shall be the exclusive post-Closing remedy available to any Party hereto with respect to any breach of any representation, warranty, covenant or agreement in this Agreement, or otherwise in respect of the transactions contemplated by this Agreement. In furtherance of the foregoing, each Party hereby waives, from and after the Closing, any and all rights, Claims and causes of action (other than Claims of, or causes of action arising from, fraud or the indemnification provided in this Article 9) it may have against the other Parties arising under or based upon this Agreement or any document or certificate delivered in connection herewith or any Law applicable to the Acquired Companies (including any relating to environmental matters).
SECTION 9.05    Termination. This Agreement may be terminated:
(g)    at any time prior to the Closing Date by mutual written agreement of Buyer and Seller;
(h)    by either Buyer or Seller if the Closing shall not have occurred on or prior to the date that is one hundred twenty (120) days following the date of this Agreement (the “Outside Date”); provided, that if on the Outside Date the conditions to Closing set forth in Section 7.01(a) shall not have been satisfied, but all other conditions to the Closing shall have been satisfied or waived (or shall be capable of being satisfied at the Closing), then the Outside Date shall be automatically extended by an additional sixty (60) days; and provided, further, that the right to terminate this Agreement under this Section 9.05(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date or who is otherwise in material breach of any representation, warranty, covenant or other agreement contained herein;
(i)    by either Buyer or Seller by giving written notice to the other Party if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall not be subject to appeal or shall have become final and unappealable;
(j)    by Buyer, if Seller or Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Seller or Parent shall have become untrue, in either case such that the conditions set forth in Sections 7.02(a) or 7.02(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by Seller of notice of such breach from Buyer; or
(k)    by Seller, if Buyer shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Sections 7.03(a) or 7.03(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by Buyer of notice of such breach from Seller.
SECTION 9.06    Effect of Termination.
(k)    If this Agreement is validly terminated pursuant to Section 9.05, this Agreement shall become null and void and of no further force and effect and such termination shall be without liability of any Party to the other Parties; provided, that (i) nothing in this Section 9.06 shall relieve any Party of any liability for any breach of any representations, warranties, covenants or other agreements under this Agreement prior to such termination and (ii) the obligations of the Parties set forth in Section 6.04 (Confidentiality; Publicity); Section 6.06 (Expenses); Section 9.05 (Termination); this Section 9.06 (Effect of Termination) and Article 10 (Miscellaneous) shall survive any such termination and be enforceable hereunder.

(l)    If this Agreement is terminated by either Buyer or Seller pursuant to Section 9.05, written notice thereof shall forthwith be given to the other Parties and the transactions contemplated by this Agreement shall be terminated, without further action by any Party, provided, that each Party shall continue to treat all confidential information received by it and its Affiliates and their Representatives with respect to the Acquired Companies or otherwise in accordance with this Agreement and the Confidentiality Agreement, which obligation shall remain in full force and effect notwithstanding the termination hereof.
ARTICLE 10
Miscellaneous
SECTION 10.01    Notices. All notices, requests and other communications hereunder shall be in writing and shall be sent, delivered or mailed, addressed:
(f)    if to Buyer, to:

Silver Ridge Power Holdings, LLC
c/o SunEdison, Inc.
12500 Baltimore Avenue
Beltsville, MD 20705
Attention: Kevin Lapidus
Facsimile: (443) 909-7106

with a copy to:

Silver Ridge Power Holdings, LLC
c/o SunEdison, Inc.
12500 Baltimore Avenue
Beltsville, MD 20705
Attention: Corporate Legal Development
Facsimile: (443) 909-7106

(g)    if to Buyer Guarantor, to:
SunEdison, Inc.
12500 Baltimore Avenue
Beltsville, MD 20705
Attention: Kevin Lapidus
Facsimile: (443) 909-7106

with a copy to:

SunEdison, Inc.
12500 Baltimore Avenue
Beltsville, MD 20705
Attention: Corporate Legal Development
Facsimile: (443) 909-7106

(h)    if to Seller, to:

AES U.S. Solar, LLC
c/o The AES Corporation

4300 Wilson Boulevard, Suite 1100
Arlington, Virginia 22203
Attention: Richard Sturges
Facsimile: (703) 528-4510

with a copy to:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112-4498
Attn.:     William S. Lamb, Esq.
Michael Didriksen, Esq.
Facsimile: (212) 259-2557
(i)    if to Parent, to:

The AES Corporation
4300 Wilson Boulevard, Suite 1100
Arlington, Virginia 22203
Attention: General Counsel
Facsimile: (703) 528-4510

with a copy to:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112-4498
Attn.:     William S. Lamb, Esq.
Michael Didriksen, Esq.
Facsimile: (212) 259-2557

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the Party to be notified; (b) upon receipt of a confirmatory telephone call to the number specified in this Section (or in accordance with the latest unrevoked written direction from the receiving Party), if sent by electronic mail; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt; provided, that notices received on a day that is not a Business Day or after 6:30 p.m. Eastern Prevailing Time on a Business Day will be deemed to be effective on the next Business Day.
SECTION 10.02    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
SECTION 10.03    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 10.04    Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each Party. Each Party may, by an instrument in writing signed on behalf of such Party, waive compliance by any other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
SECTION 10.05    Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Except as provided in Article 9, this Agreement is for the sole benefit of the Parties and their permitted assigns and is not intended to confer upon any other Person any rights or remedies hereunder.
SECTION 10.06    Governing Law. This Agreement shall be governed by and construed and enforced in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement shall be governed by, the laws of the State of New York.
SECTION 10.07    Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms and that any remedy at law for any breach of the provisions of this Agreement would be inadequate. Accordingly, the Parties acknowledge and agree that each Party hereto shall be entitled to seek an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
SECTION 10.08    No Offset. With respect to any payments required to be made by any Party under any Transaction Document, such Party shall not be entitled to offset the amount of any such payment against any other payments owed to such Party (or its Affiliates) pursuant to any other Transaction Document or any other agreement between the Parties. Notwithstanding anything to the contrary contained herein, Buyer shall not be entitled to offset the amount of any payments required to be made by, or claimed against, Seller under any Transaction Document or any other agreement between the Parties against the amount of any Cash Grant Or Tax Equity Proceeds due to Seller pursuant to this Agreement.

SECTION 10.09    Consent to Jurisdiction; Waiver of Jury Trial. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan in the City and State of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties hereto further agrees that service of any process, summons, notice or document by U.S. certified mail to such Party’s respective address set forth in Section 10.01 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the state or federal courts located in the Borough of Manhattan in the City and State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.10    Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of each of the other Parties; provided, that Buyer may transfer any of its rights, interests and obligations under this Agreement to an Affiliate for purposes of having such Affiliate take ownership of the Interests so long as Buyer and such Affiliate remain jointly and severally obligated to satisfy all of Buyer’s obligations under the terms of this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 10.10 shall be null and void, ab initio.
SECTION 10.11    Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 10.12    Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement. Any disclosure in the Seller Disclosure Schedule or Buyer Disclosure Schedule corresponding to and qualifying a specific numbered paragraph or section hereof shall be deemed to correspond to and qualify any other numbered paragraph or section hereof to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other numbered paragraph or section hereof. Certain information set forth in the Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.
SECTION 10.13    Buyer Guarantor Agreements and Obligations. Buyer Guarantor hereby agrees to be jointly and severally liable for the prompt and complete performance of Buyer’s payment obligations under this Agreement, but subject to the same limitations as those on Buyer’s obligations hereunder, including its (i) indemnification obligations under Article 9, (ii) payment obligations under Section 2.01 hereof, and (iii) contingent payment obligations under Section 2.03 and Section 2.04 hereof. Buyer Guarantor’s obligations are unconditional irrespective of any circumstances which might otherwise constitute, by operation of law, a discharge of a guarantor or surety and it shall not be necessary for Seller to institute or exhaust any remedies or causes of action against Buyer or any other Person as a condition to the obligations of Buyer Guarantor hereunder. Except as provided in this Agreement, Buyer Guarantor hereby irrevocably waives any right to receive a formal notification or to request that any other formalities or protest be accomplished in connection with its obligations hereunder.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

AES U.S. SOLAR, LLC, as Seller
By
/s/ Richard Sturges
Name: Richard Sturges
Title: President

solely for the purposes of Article 9 THE AES CORPORATION, as Parent
By
/s/ Richard Sturges
Name: Richard Sturges
Title: Vice President

SILVER RIDGE POWER HOLDINGS, LLC, as Buyer
By
/s/ Carlos Domenech
Name: Carlos Domenech
Title: President and CEO

solely for the purposes of Section 10.13 SUNEDISON, INC., as Buyer Guarantor
By
/s/ Carlos Domench
Name: Carlos Domench
Title: President and CEO

(Signature Page to Acquisition Agreement)

Exhibit A
Form of Assignment Agreement

ASSIGNMENT

This Assignment (this “Assignment”) is made and entered into this [] day of [], 2014, by and between AES U.S. Solar, LLC, a Delaware limited liability company (the “Assignor”), and Silver Ridge Power Holdings, LLC, a Delaware limited liability company (the “Assignee”). Assignor and Assignee are each referred to herein individually as a “Party” and collectively as the “Parties.”

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in that certain Acquisition Agreement (the “Acquisition Agreement”), dated as of June 16, 2014, by and among the Assignor, the Assignee, solely for the purposes of Article 9 of the Acquisition Agreement, The AES Corporation, a Delaware corporation, and solely for the purposes of Section 10.13 of the Acquisition Agreement, SunEdison, Inc., a Delaware corporation.

W I T N E S S E T H:

WHEREAS, Seller owns 100,000 limited liability company interests (the “Interests”), constituting fifty percent (50%) of the issued and outstanding limited liability company interests, of Silver Ridge Power LLC, a Delaware limited liability company (the “Company”); and

WHEREAS, the Assignor desires to sell, assign, convey, transfer and deliver the Interests to the Assignee;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1.Sale and Assignment.    Subject to and in accordance with the terms of the Acquisition Agreement, the Assignor does hereby SELL, ASSIGN, CONVEY, TRANSFER AND DELIVER to the Assignee the Interests, free and clear of all Liens other than those arising pursuant to the express terms (without any breach, violation or default thereof) of the Acquisition Agreement, the Organizational Documents of the Company, or applicable securities Laws, and the Assignee hereby accepts the same.

2.Withdrawal as a Member. The Parties agree that simultaneously with Assignor’s assignment of the Interests to Assignee as set forth in Section 1 above, Assignor withdraws as a member of the Company.

3.	General Provisions.

(a)Binding Effect.    This Assignment will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

(b)Governing Law.    THIS ASSIGNMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THIS ASSIGNMENT AND ALL MATTERS ARISING OUT OF OR RELATING IN ANY WAY WHATSOEVER (WHETHER IN CONTRACT, TORT OR OTHERWISE) TO
THIS ASSIGNMENT SHALL BE GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

(c)Amendments.    This Assignment may not be amended except by an instrument in writing signed on behalf of each Party.

(d)Counterparts.    This Assignment may be executed in two or more counterparts, each of

A-1

which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement. Delivery of an executed signature page of this Assignment by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Assignment.

(e)	Consent to Jurisdiction; Waiver of Jury Trial. The provisions of Section
10.09 of the Acquisition Agreement are hereby incorporated into this Assignment as if set forth fully herein.

(f)Further Assurances. The Assignor shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Assignment. Without limiting the generality of the foregoing, the Assignor shall execute and deliver any additional instruments (which do not impose any material liability on the Assignor) necessary to fully carry out the purposes of this Assignment.

[Signature Page Follows]

IN WITNESS WHEREOF, this Assignment has been duly executed by each of the Parties as of the date and year first above written.

ASSIGNOR:

AES U.S. SOLAR, LLC

By

Name: Title:

ASSIGNEE:

SILVER RIDGE POWER HOLDINGS, LLC

By

Name: Title:

\\NORTHVA - 029462/000050 - 610876 v2
(Signature Page to Assignment)

Exhibit B
Form of FIRPTA Certificate

FIRPTA CERTIFICATE

CERTIFICATE REGARDING FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. No withholding is required, however, if the transferor furnishes this certificate of non-foreign status. See Code
§ 1445(b)(2); Treas. Reg. § 1.1445-2(b)(2). To inform Silver Ridge Power Holdings, LLC (“Buyer”), that withholding of tax is not required upon the consideration paid by Buyer to AES U.S. Solar, LLC ( “Seller”), a disregarded entity that is wholly-owned by AES Solar Holdings, LLC, which in turn is a disregarded entity that is wholly-owned by The AES Corporation (“AES”), in connection with the acquisition by the Buyer of certain limited liability company interests of Silver Ridge Power, LLC, from the Seller, the undersigned certifies on behalf of AES:

1.AES is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).

2.Seller is a disregarded entity (within the meaning of Treas. Regs. § 1.1445-2(b)(2)(iii)) of AES Solar Holdings, LLC.

3.AES Solar Holdings, LLC is a disregarded entity (within the meaning of Treas. Regs. § 1.1445-2(b)(2)(iii)) of AES.

4.	AES is not a disregarded entity as defined in Treas. Reg.
§ 1.1445-2(b)(2)(iii).

5.	AES’ U.S. employer identification number is [].

6.	The office address of AES is [].

AES understands that this certification may be disclosed to the Internal Revenue Service by Buyer and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

Date: [], 2014

AES

THE AES CORPORATION,
a Delaware corporation

By:      Name:      Title:

\\NORTHVA - 029462/000050 - 610932 v2

B-1

Exhibit C
Option Agreement

C-1

Exhibit D
Form of Services Agreement

Term Sheet for
Master Transition Framework Agreement (“MTFA”) by and among
Silver Ridge Power Holdings, LLC (“SunEdison”), AES U.S. Solar, LLC (“AES”), R/C US Solar Investment Partnership, L.P. (“Riverstone”) and Silver Ridge Power LLC (“SRP”)

Parties	Sun Edison, AES, Riverstone and SRP, each a “Party” and collectively, the “Parties”
Purpose
The MTFA will govern (i) the transition of asset management and operations and maintenance services for each of the Italy Project Companies, the Spain Project Companies and the Puerto Rico Project Companies from the existing providers of such services (in most cases SRP or a subsidiary thereof) to SunEdison, (ii) the transition of employees from SRP and its subsidiaries to SunEdison in support of SunEdison’s obligations to provide such asset management and operations and maintenance services, and (iii) the maintenance and performance of all existing asset management and operations and maintenance obligations for each of the Italy Project Companies, the Spain Project Companies and the Puerto Rico Project Companies, pending the transition of any such services to SunEdison as contemplated hereby.

In the event of contrary or inconsistent terms or conditions between the MTFA and an AMSA or O&M Contract, the applicable AMSA or O&M Contract shall prevail.

Transition of Asset Management Services
The Parties shall use reasonable best efforts to cause, effective as of the Acquisition Closing or as soon as reasonably practicable thereafter, all obligations to provide asset management services currently being provided by (i) SRP or its Subsidiaries (other than the Excluded Entities) to any of the Excluded Entities and (ii) the Italian Project Companies to SRP or any of its Subsidiaries (including the Excluded Entities), to be assigned or otherwise transferred to SunEdison (1). Except to the extent that existing agreements cannot be terminated without penalty (in which case such agreements shall be assigned to SunEdison, if permitted), SunEdison shall enter into a new Asset Management and Services Agreement (each, an “AMSA”), substantially in the form attached to the MTFA, for each of the Italy Project Companies, the Spain Project Companies and the Puerto Rico Project Companies, it being agreed that the form AMSA to be attached to the MTFA will be in a form reasonably acceptable to the Parties.

(1) Note to Draft: Expectation is that existing SRP management would take direction from SunEdison as necessary to assist SunEdison in providing these services during the transition of relevant personnel from SRP to SunEdison. To be further discussed.

D-1

Transition of Operations and Maintenance Services
The Parties shall use reasonable best efforts to cause, effective as of the Acquisition Closing or as soon as reasonably practicable thereafter (2), all obligations to provide operations and maintenance services for any of the Projects owned by the Italy Project Companies, the Spain Project Companies and the Puerto Rico Project Companies to be assigned or otherwise transferred to SunEdison. The Parties acknowledge that the existing O&M contracts likely require lender consents to amend or transfer. As a result, existing O&M contracts will, to the extent required, remain in place after the Acquisition Agreement Closing, and the parties will seek to obtain any necessary consents to either (i) transfer these contracts to SunEdison or (ii) replace them (if not immediately, upon expiration of the existing contract) with a form O&M contract to be attached to the MTFA (each, whether assigned to SunEdison or a new contract, an “O&M Contract”), it being agreed that the form O&M Contract to be attached to the MTFA will be in a form reasonably acceptable to the Parties. In the meantime, the applicable operator (for Projects in Italy and Spain, this is the applicable holding company for each group, and for Puerto Rico, it is a third party) will continue to perform operations and maintenance services and SunEdison will provide management services with respect to these contracts under the applicable AMSA. If appropriate, the Parties will explore subcontracting services to SunEdison pending any transfer or replacement of the actual contract.

Transition of Personnel
It is the intent of the Parties that substantially all of the personnel currently employed by SRP and who spend the majority of their time providing asset management or operations and maintenance services to the Excluded Entities, including, for sake of clarity, all current employees of the Excluded Entities, will transition to become employees, subject to SunEdison’s discretion, of SunEdison or its subsidiaries. In furtherance of the foregoing, SunEdison (i) acknowledges that it intends to make offers of employment, in SunEdison’s sole discretion, to each of the foregoing individuals that SunEdison desires to hire, which offers shall provide for compensation and benefits that are substantially similar to than those currently provided and (ii) agrees that it shall be responsible for the payment of all severance obligations in favor of any employees of the Excluded Entities that arise after the Acquisition Closing.

(2) Note to Draft: Expectation is that lender consent for transfer/replacement of existing O&M contracts will likely take some time.

Scope of Asset Management Services
A form of AMSA will be attached to the MTFA, and SunEdison and the applicable top level holding company for each of the Excluded Entity groups (hereafter referred to as “Owner”) will enter into an AMSA substantially in that form. Under each AMSA, SunEdison will provide asset management services for the applicable group of Excluded Entities. These will include all services currently received by the applicable Excluded Entity Group, including the services detailed on Exhibit A hereto (3). Owner shall be permitted to reduce the scope of services under an AMSA on 30 days’ notice to SunEdison, and upon any such reduction, the fees payable thereunder will be equitably adjusted to reflect such reduction in scope, provided that in no event shall Owner be permitted to reduce the fees payable by more than ___% on an annual basis.

Scope of Operations and Maintenance Services
A form of O&M Contract will be attached to the MTFA, and each O&M Contract that SunEdison enters into with respect to any of the Projects will be substantially in that form. Under each O&M Contract, SunEdison will provide to the applicable Project owner (each, a “Project Owner”) comprehensive operations and maintenance services for the applicable solar power project. These will include all services currently received with respect to the applicable Project and the services detailed on Exhibit B hereto. To the extent that a Project Owner retains responsibility for particular work in connection with the operations and maintenance of the particular Project, such retained scope will be detailed in the O&M Contract.

AMSA Specific Terms and Conditions
Each AMSA shall include the following terms and conditions:

Term. The AMSAs for each of the Italy Project Companies and the Spain Project Companies shall commence upon execution thereof and shall continue for an Initial Term ending on the second anniversary of the Acquisition Closing, with an option in favor of Owner at the end of the Initial Term or any extension thereof to extend for an additional year, provided that no more than three such extensions shall be permitted, and provided further, that if SunEdison can demonstrate that the applicable pricing under an AMSA has resulted in an operating loss for the services provided during any extension term, any further extension of the term of an AMSA shall only be as mutually agreed by the Parties. The AMSA for the Puerto Rico Project Companies shall commence upon execution thereof and shall continue for an Initial Term ending on the first anniversary of the Acquisition Closing, with an option in favor of Owner to extend for an additional year.

Pricing.    SunEdison will be paid a monthly service fee in consideration for the provision of the services, provided that the aggregate annual amount of monthly services fees payable to SunEdison shall not exceed the current annual cost incurred by Owner for the provision of such services by SRP and its subsidiaries as of the Acquisition Closing. In addition, if Owner requests services that are not included within the scope of services, SunEdison shall be reimbursed for the reasonable costs incurred by SunEdison in providing such additional services. All service fees and fees are payable in arrears, 30 days after receipt of an invoice therefor. Fees for monthly services shall be invoiced monthly, and other fees shall be invoiced as and when incurred, but in any event not more frequently than monthly.

(3) Note to Draft: Parties to discuss need, if any, for any employees to remain at Excluded Entities post-transition period.

Rights Prior to Extraction.    If and for so long as a Distribution Transaction shall not have occurred with respect to Owner, anything under the AMSA requiring the consent, acceptance, acknowledgment or other action of Owner shall require the consent, acceptance, acknowledgment or other action of each of AES and Riverstone. In addition, all correspondence and reporting that would otherwise be sent by SunEdison to Owner shall instead be sent to each of AES and Riverstone, with a copy sent to Owner.

Designation as Agent. SunEdison would be expressly designated as the agent of Owner and its subsidiaries for purposes of interacting with the financing counterparties under the financing documents and any third party operations and maintenance contractors under any third party operations and maintenance contracts, subject to the limitations on authority set forth in the AMSA.

Operations and Maintenance Specific Terms and Conditions	Each O&M Contract shall include the following terms and conditions:

Term. Each O&M Contract shall commence upon execution thereof and shall continue for an Initial Term ending on the second anniversary of the Acquisition Closing, (4) with an option in favor of Owner at the end of the Initial Term or any extension thereof to extend for an additional year, provided that no more than three such extensions shall be permitted, and provided further, that if SunEdison can demonstrate that the applicable pricing under an O&M Contract has resulted in an operating loss for the services provided during any extension term, any further extension of the term of an O&M Contract shall only be as mutually agreed by the Parties.

Pricing.    Pricing under any O&M Contract would be [at a to be agreed discount] (5) off of the current contract price of the O&M Contract, provided, however, the Pricing Exceptions are not deemed to be included in said current contract price.

The following “Pricing Exceptions” shall apply to the pricing for the O&M services:

1. Time and Materials rates (“T&M”) will be applied to additional washings and additional vegetation abatement requested by Owner (to the extent in excess of the requirements of the applicable O&M Contract), and labor or work pertaining to OEM or EPC warranty claims. T&M work will be billed at to be agreed rates based upon a rate sheet detailing the specified rates for particular types of services and attached to each O&M Contract (but not, in any event, to exceed the rates specified in the rate sheet attached to the MTFA), subject to escalation annually based upon a pre-agreed mechanism (fixed rate or index based);

2. in event no warranty exists, then any equipment replacement or spare part replacement above a to be agreed threshold shall be billed as “Cost Plus” (defined as the cost of equipment plus a to be agreed markup (for administrative services) for the equipment procurement and then T&M for any labor (if any) associated with repair or installation or related work; and

3. any costs, delays, or damages attributed to manufacturers or suppliers selected by Owner shall not lead to costs, delays or damages for SunEdison in any manner ((1) through (3) are collectively defined as, “Pricing Exceptions”).

Availability Guaranty. [Discuss]

(4) Note to Draft: Term with respect to Puerto Rico to be discussed.
(5) Note to Draft: Discuss inclusion of specific minimum discount. SE had previously proposed 5%.

Terms and Conditions Applicable to all AMSAs and O&M Contracts
Standard of Care. SunEdison will furnish the services in a prudent, businesslike and efficient manner, in accordance with all applicable laws and permits, the terms of any financing documents, facility manuals, equipment warranties and prudent industry practices, and in any event with at least the same level of care and diligence as the SunEdison exercises in the performance of similar services for assets owned by SunEdison or its affiliates.

Personnel. SunEdison will make available all labor and professional, supervisory and managerial personnel as are required to perform the services. All such personnel shall be qualified and experienced in the duties to which they are assigned and shall be employees of the SunEdison or its affiliates. Pending any transition of employees from Owner to SunEdison, Owner will endeavor to make such employees available to SunEdison (including through secondment arrangements) for SunEdison’s use to provide the services (it being understood that the cost of such employees shall be allocated between Owner and SunEdison in such a manner as to replicate the cost allocation that would occur if such employees were employed directly by SunEdison).

Termination for Convenience.    Each AMSA and O&M Contract will provide that AES, Riverstone, Owner or Project Owner, as applicable, may terminate such contract for its convenience, on not less than 60 days’ notice, in the case of an AMSA, and not less than 90 days’ notice, in the case of an O&M Contract, subject to payment for services rendered prior to the effective date of any such termination and [[ ]% of any remaining fees due [under the term length] prior to such termination for convenience notice]; provided that the effective time of any such termination with respect to any such contract in respect of an Italy Project Company may not occur prior to the Option Expiration Date (as defined in the Assignment and Deferred Conveyance Agreement).

Taxes. Each party will be responsible for payment of its own taxes, including income, franchise and other similar taxes. All SunEdison fees will be inclusive of all applicable taxes payable as a result of the rendering of the services, which taxes would be solely for SunEdison’s account. Payment by Owner or Project Owner would be net of any applicable withholding taxes.

Audit Rights. Owner or Project Owner, as applicable, and AES and Riverstone and, to the extent contemplated by any financing documents, any financing parties, shall have the right to access and audit the records of SunEdison as reasonably necessary to verify SunEdison’s compliance with the AMSA and the budget and any O&M Contracts, and otherwise as permitted under the financing documents.

Limitations on Authority.    Without the prior written consent of Owner or Project Owner, as applicable, SunEdison will not have the authority to do any of the following on behalf of Owner, Project Owner or any of their respective affiliates:

•	except with respect to any matter contemplated by the quarterly budget then in effect, execute any agreement or amend any agreement;

•	make any representation or warranty, other than routine representations and warranties made in any certifications to the financing counterparties under the financing documents;

•	settle or compromise any claims or disputes;

•	sell, lease, pledge, mortgage or otherwise encumber any property or assets;

•
communicate with any financing parties in respect of any matters concerning the occurrence or possible occurrence of an event of default or default under any financing document without first consulting with Owner in respect thereof;

or

•
communicate with any third party operations and maintenance service providers in respect of any matters concerning the occurrence or possible occurrence of an event of default or default under any third party operations and maintenance contract without first consulting with Owner in respect thereof.

Force Majeure.    Each AMSA and O&M Contract shall include customary terms regarding excuse of performance by a party due to the occurrence of events of force majeure.

Title, Documents and Data.    Title to all materials, equipment, supplies, consumables, spare parts and other items purchased or obtained by SunEdison in connection with the services shall pass immediately to Owner or Project Owner, as applicable, upon passage of title thereto from the applicable vendor or supplier to SunEdison. All materials and documents prepared or developed by SunEdison or its affiliates, or their respective employees and contractors, together with all underlying data relating to the services or the operation of any projects, shall become and remain the property of Owner or Project Owner, as applicable, when prepared or generated.

Representations and Warranties. The AMSAs and O&M Contracts will include customary representations and warranties of the parties, including with respect to authority, no conflicts and enforceability.

Confidentiality.    The AMSAs and O&M Contracts will include customary confidentiality restrictions to protect the confidential nature of any sensitive information of the parties during the terms thereof and for a period of five (5) years thereafter.

Indemnification. The AMSAs and the O&M Contracts will include the following language regarding indemnification:

“Each Party (the “Indemnifying Party”) agrees to indemnify, defend and hold harmless the other Party, its present and future direct or indirect parents, subsidiaries and affiliates, its financing parties and each of their directors, officers, shareholders, employees, agents and representatives (the “Indemnified Party”) from and against all third party claims, demands, losses, liabilities, penalties and expenses (including reasonable attorneys’ fees) for personal injury or death to persons and damage to the Indemnified Party’s real or personal property or the real or personal property of any other person or entity arising directly out of, resulting from or caused by a breach of its obligations under this Agreement, or by the negligent or tortious acts of the Indemnifying Party, its affiliates, its directors, officers, employees or agents. Nothing in this Section shall relieve Service Provider or Owner of any liability to the other for any breach of this Agreement. This indemnification obligation shall apply notwithstanding any negligent acts, errors or omissions of the Indemnified Party, but the Indemnifying Party’s liability to pay damages to the Indemnified Party shall be reduced in proportion to the percentage by which the Indemnified Party’s negligent acts, errors or omissions caused the damages. Neither Party shall be indemnified for its damages resulting from its sole negligence or from its intentional acts or willful misconduct. These indemnity provisions shall not be construed to relieve any insurer of its obligation to pay claims consistent with the provisions of a valid insurance policy.”

Insurance. Each of the AMSAs and the O&M Contracts will require SunEdison to maintain insurance in compliance with the requirements set forth on Exhibit C hereto.

Interest.    Payments which are not timely paid shall bear interest accruing from the date due until the date paid in full at a rate equal to the lesser of (i) the prime rate plus two percent (2%) per annum or the maximum rate permitted by applicable law.

Defaults and Remedies. The AMSAs and the O&M Contracts will include customary defaults and remedies as may be available at law or in equity, including the right to terminate, as a result of any of the following:

•	uncured failure to make payment;

•	uncured material breach of any representation or warranty;

•	uncured failure to meet applicable performance/availability metrics;

•	breach resulting in SunEdison hitting the applicable liability cap;

•	uncured material breach of covenants or other obligations; and insolvency.

Cure Periods. Specified cure period would be as follows:

•	Bankruptcy defaults would not be subject to any cure period.

•	Certain defaults would have cure periods specific to that type of default, for example:

◦	Availability/Performance Metrics (to be discussed)

◦	Failure to maintain required insurance (5 Business Days after notice)

◦	Payment defaults (10 Business Days after notice)

•	Catch all default for breach would include the following:

“Defaulting Party fails to perform in any material respect any obligation under this Agreement (other than an obligation to make payment, an obligation that is otherwise specifically set forth in this Section [ ] as a separate Event of Default or an obligation in respect of which this Agreement provides a remedy that is stated to be an exclusive remedy, including as provided in Section [ ]) and such failure is not cured within thirty (30) days after the Non-Defaulting Party notifies the Defaulting Party of such failure, which notice sets forth in reasonable detail the nature of such failure, provided, that if any such default cannot be cured within such thirty
(30) day period with the exercise of reasonable due diligence, but is reasonably capable of being cured, then if the Defaulting Party within such thirty (30) day period submits for the Non-Defaulting Party’s approval a plan reasonably designed to correct the default within a reasonable additional period of time (not to exceed an additional sixty (60) days), then, unless the Non- Defaulting Party reasonably refuses to approve such plan, an Event of Default shall not exist unless and until the Defaulting Party fails to diligently pursue such cure or fails to cure such default within the additional period of time specified by the plan.”

Limitations of Liability.    Each AMSA and O&M Contract shall
provide that the aggregate maximum liability of Owner or Project Owner, as applicable, and SunEdison thereunder in any year during the term, shall not exceed the aggregate amount of fees paid or payable to SunEdison thereunder during such year, provided that such limitation will not apply to liabilities arising out of fraud, gross negligence, willful misconduct or indemnification claims. None of the parties will be liable to the other for consequential, indirect, punitive, incidental or special damages.

Compliance with Laws and Permits. Each of the AMSAs and O&M Contracts would include the following:

“(a) Service Provider has reviewed and shall continue to review all Laws and regulations containing or establishing compliance requirements in connection with the operation and maintenance of each Project and applicable to Service Provider in connection with its obligations under this Agreement, and assist Owner in securing and complying with, as appropriate, all Permits necessary for the operation and maintenance of each Project (and renewals or replacements of the same), including those relating to Project operation; provided, however, that all such permits, licenses and approvals relating to Hazardous Materials shall be in the name of Owner except for any individual licenses or permits required under subsection (c) below. Service Provider shall also initiate and maintain precautions and procedures necessary to comply with applicable provisions of all such Laws (including Environmental Laws), including those related to prevention of injury to persons or damage to property at each Project.

(a)Service Provider shall monitor and use commercially reasonable efforts to assist Owner with its obligations to maintain compliance with any required permits, licenses and governmental approvals required and obtained by or for Owner in connection with the ownership or operation of each Project. Service Provider shall, upon request by Owner, prepare or cause the preparation of any application, filing or notice related thereto, shall cause such materials to be submitted to, and shall represent Owner in contacts with, the appropriate governmental agency, and shall perform all ministerial or administrative acts necessary for timely issuance and the continued effectiveness thereof. Copies of all permits, licenses and governmental approvals obtained by or for
Owner pursuant hereto shall be maintained by Service Provider.

(b)Service Provider shall obtain and maintain in effect all licenses and permits required to allow Service Provider to do business or perform its services hereunder in the jurisdictions where such services are to be performed except where the failure to do so shall not adversely affect Service Provider’s ability to perform its obligations under this Agreement.”

Compliance Language.    The AMSA and each O&M Agreement would include the following for all Parties:

“(a) SunEdison shall comply fully with all applicable anti-corruption, anti-money laundering, anti-terrorism and economic sanction and anti-boycott laws, including without limitation the United States Foreign Corrupt Practices Act.

(a)SunEdison shall not, and shall take all reasonable steps to ensure that none of its officers, employees and other persons working for it on the Project (including, without limitation, its subsidiaries and affiliates, subcontractors, consultants, representatives and agents), directly or indirectly, make, promise or authorize the making, of a Prohibited Payment or engage in a Prohibited Transaction with respect to the Company.

(b)SunEdison agrees to promptly report to AES, Riverstone and Owner any Prohibited Payment or Prohibited Transaction of which it obtains knowledge, or has reasonable grounds to believe occurred in respect of the Company.

(c)SunEdison agrees to continue to implement the Company’s Compliance Program in substantially the same form.”

And shall include in definitions section:

“Designated Person” means a person or entity that appears on any list issued by the United States, the United Nations or the World Bank with respect to money laundering, terrorism financing, drug trafficking, or economic or arms embargoes

“Government Official” means any officer or employee or family member of an officer or employee of a government, or department (whether executive, legislative, judicial or administrative), agency or instrumentality of such government, including any government-owned business, or a public international organization; or any person acting in an official capacity for or on behalf of such government, or any candidate for public office or representative of a political party.

“Prohibited Payment” means any offer, gift, payment, promise to pay, or authorization of the payment of any money or anything of value, directly or indirectly, to a Government Official, including for the use or benefit of any other person or entity, to the extent that one knows or has reasonable grounds for believing that all or a portion of the money or thing of value which was given or is to be given to such other person or entity, will be paid, offered, promised, given or authorized to be paid by such other person or entity, directly or indirectly, to a Government Official, for the purpose of either (i) influencing any act or decision of the Government Official in his official capacity; (ii) inducing the Government Official to do or omit to do any act in violation of his lawful duty; (iii) securing any improper advantage; or (iv) inducing the Government Official to use his influence with a non-U.S. government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist in obtaining or retaining business or in directing business to any party.

“Prohibited Transaction” means (i) receiving, transferring, transporting, retaining, using, structuring, diverting, or hiding the proceeds of any criminal activity whatsoever, including drug trafficking, fraud, and bribery of a Government Official; (ii) engaging or becoming involved in, financing, or supporting financially or otherwise, sponsoring, facilitating, or giving aid to any terrorist person, activity or organization; or (iii) participating in any transaction or otherwise conducting business with a Designated Person.”

Transition Services. Notwithstanding any termination of an AMSA or O&M Contract, SunEdison will, subject to reimbursement for the costs reasonably incurred by SunEdison therefor, be obligated to continue to provide such services as may be requested by Owner for a transition period, not to exceed three (3) months, during which time Owner or Project Owner, as applicable, will arrange for a replacement service provider, and SunEdison will cooperate with such efforts with respect thereto.

Subcontracting. SunEdison would not be permitted to subcontract the provision of the services under an AMSA or O&M Contract without the prior written consent of Owner or Project Owner, as applicable, such consent not to be unreasonably withheld, provided, that no such consent shall be required to utilize subcontractors who are currently performing services for SRP (unless there shall be an ongoing dispute between SRP and such subcontractor). No subcontract entered into by SunEdison shall relieve SunEdison of its obligations under an AMSA or O&M Contract, and SunEdison shall be responsible for the acts, omissions, performance or breach by its subcontractors to the same extent as if such acts, omissions, performance or breach were those of SunEdison itself.

Assignment. SunEdison would not be permitted to assign its rights or obligations under an AMSA or O&M Contract without the prior written consent of Owner or Project Owner, as applicable.

Access. Owner or Project Owner, as applicable, and its agents and representatives and, as and to the extent required under any financing documents, the financing parties and their representatives, shall have access at all times to each Project, all Project operations and any documents, materials and records and accounts relating to any Project operations.

Dispute Resolution.    Either party will be permitted to seek resolution of disputes through binding AAA arbitration in New York, NY.

Condition at End of Term.    Upon expiration or termination of an AMSA or O&M Contract, SunEdison shall remove its personnel from any applicable Projects and shall leave such Projects in as good condition as at the date of commencement of the applicable contract, subject to (i) normal wear and tear, (ii) if a Project has suffered damages covered by insurance, the availability to SunEdison of the proceeds of such insurance and (iii) changes in condition resulting from Force Majeure Events.

Governing Law. New York.
Consent to Jurisdiction. State and Federal courts in New York, NY.

Exhibit A

Scope of Services for Asset Management and Services Agreement

Each AMSA shall include the following detail regarding the required scope of services:

General. Compliance with all documents pertaining to the financing and operation of the assets; billing and collection; accounting (including tax accounting) and bookkeeping; [customary internal audit function for U.S. company;] preparation of tax returns; treasury and cash management; maintenance of insurance; public relations; reporting and budgeting; administration and preservation of all existing contractual relationships; human resources, including provision of staffing and management thereof, training, payroll, and benefits administration; information technology services; legal services (including compliance with all filing, certification and reporting requirements of governmental authorities pertaining to the business of Owner); procurement of all necessary labor and materials; facility monitoring; inventory management (including spare parts); stakeholder management; technical oversight and production monitoring; administration of facility safety programs; and management of all third party operations and maintenance contracts, provided, however, any such costs for third-party tax accounting or legal services and procurement of such materials, to the extent Owner is utilizing third-party service providers for same as of the Acquisition Closing, shall be borne solely by Owner.

Financing Document Compliance. SunEdison will administer the Owner’s compliance with all covenants and obligations set forth in the financing documents, including monitoring compliance with the financing documents and advising Owner as to its compliance obligations thereunder. SunEdison shall comply with all reporting requirements under the financing documents. SunEdison will furnish to Owner the various reports, budgets and other submissions required under the financing documents for review by Owner prior to the submission of same to the applicable recipients thereof under the financing documents. SunEdison shall not take any action that would reasonably be expected to cause Owner or any of its affiliates to contravene their obligations under the financing documents. SunEdison shall be authorized to deal directly with the applicable finance party representatives on behalf of Owner with respect to all matters under the financing documents other than as set forth under Limitations on Authority.

Management of O&M Contracts. To the extent third party operations and maintenance contracts are in effect with respect to a project, SunEdison will manage such contracts on behalf of Owner and shall be authorized to deal directly with the applicable counterparty representatives on behalf of Owner with respect to all matters under such contracts other than as set forth under Limitations on Authority. SunEdison shall not take any action that would reasonably be expected to cause Owner or any of its affiliates to contravene their obligations under any such operations and maintenance contracts.

VAT Collection. SunEdison shall be responsible for taking all necessary actions to collect any value added taxes (“VAT”) recoverable from the applicable governmental authorities with respect to Owner and its subsidiaries.

Budgeting. SunEdison shall be responsible for compliance with all budgeting requirements of all financing documents. In addition, attached to the AMSA shall be a budget detailing projected expenditures for the first year of the term. SunEdison shall submit a revised budget to Owner 30 days in advance of each quarter during the term of the AMSA detailing the projected expenditures for the next 12 months, and if accepted by Owner such revised budget shall serve as the budget under the AMSA. SunEdison shall promptly notify Owner of any expected or actual variance from the amounts budgeted for particular activities, together with SunEdison’s explanation thereof and recommended actions with respect thereto. SunEdison shall submit a budget reconciliation 30 days after the end of each quarter during the term reconciling actual expenses to budgeted expenses and including SunEdison’s explanation for any such variances.
SunEdison shall not be authorized to incur expenditures more than 10% in excess of any quarterly budget without the prior approval of Owner, except in the case of emergencies involving potential imminent harm to persons or material assets.

Financial Statements and Other Reports. SunEdison shall use reasonable efforts to ensure that the following reports and financial statements are prepared and delivered at the following times:

▪	A current trial balance within seven (7) close days (as defined by the Owner) following the end of the month

▪	A schedule detailing the derivative valuations and entries within seven (7) close days following the end of the quarter

▪	A completed checklist as specified by the Owner within twelve (12) close days following the end of the month

▪	A report providing explanations of variances in actual performance relative to budget, by country, within twelve (12) business days following the end of the month

▪
Audited financial statements, by country, within four months following the end of the calendar year, comprising statement of operations, balance sheet, cash flow statement, statement of changes in owners’ equity and footnotes

▪	Detail of balance sheet accounts, not limited to other current asset/liabilities, other non- current asset/liabilities, accrued expenses, prepaid expenses, other receivables, etc.

▪	Schedule of capital expenditures

▪	PEA and intangibles roll forward.

Further, SunEdison shall make available appropriate staff to attend a monthly conference call with staff from the Owner at which questions on accounting results and issues are addressed by the SunEdison’s staff.

Billing and Collection of Revenues. SunEdison shall implement and maintain billing and collection procedures in respect of all accounts receivable and other amounts due Owners.

Bank Accounts and Disbursement of Funds. SunEdison shall establish and/or maintain on behalf of and in the name of the applicable Owner one or more bank accounts as may be required by the applicable Owner or the Financing Documents. Subject to availability of adequate funds in such accounts, SunEdison shall withdraw from such accounts such funds as may be necessary to pay such Owner’s Operating Disbursements and Direct Reimbursement Expenses in accordance with the Budget.

Accounting and Documentation. SunEdison shall provide full bookkeeping, accounting (including tax accounting), and record keeping services to Owners as required from time to time by Owners and the Financing Documents.

Insurance. SunEdison shall implement Owners’ insurance programs, including procuring and maintaining any and all insurance required to be maintained by Owners under the Financing Documents. SunEdison also shall be responsible for administering all claims, arranging for all payments, and making all collections on behalf of Owners under insurance policies covering Owners.

Public Relations. SunEdison shall coordinate all public and community relations matters of Owners with respect to the Facilities as directed by Owner Agent. Notwithstanding the foregoing, the SunEdison shall not issue (nor have any obligation to issue) any press release regarding an Owner or a Facility without the prior written consent of such Owner.

Dispute Resolution. Subject to the directions of Owner, SunEdison shall manage any litigation, arbitration, or other proceedings involving any Facility (except any litigation, arbitration, or other proceedings involving SunEdison). SunEdison shall obtain Owner Agent’s written approval prior to commencing any litigation, arbitration or other proceeding on behalf of an Owner and SunEdison shall periodically advise Owner Agent on the status of each litigation, arbitration and other proceeding involving any Facility. In addition, notwithstanding the foregoing, except as otherwise authorized by Owner Agent, SunEdison shall not settle any claim brought by or against an Owner without the prior written approval of Owner Agent.

Materials. SunEdison shall provide all materials necessary for the performance of the Asset Management Services and shall provide appropriate office space for its personnel performing the Asset Management Services.

Consultation. SunEdison shall consult with Owner Agent on all aspects of the preservation, operation and maintenance of each Facility, at such places and times as Owner Agent may reasonably request.

Additional Services. SunEdison shall use commercially reasonable efforts to provide any other assistance or services reasonably requested by Owners that are consistent with the foregoing services and necessary for, or materially beneficial to, the management or administration of the Facilities.

Exhibit B

Scope of Services for O&M Contract

SunEdison will be responsible for providing operations and maintenance services for all solar projects owned by Owner or its subsidiaries, including: general operation and plant maintenance; continuous system monitoring; security; emergency response and unscheduled repairs; preventive, and scheduled maintenance; warranty management; spare parts inventory management; and performance reporting.

In addition, SunEdison shall prepare and maintain logs, records and reports documenting the operation and maintenance of each power project, including all information and reports required by applicable laws or beneficial for the proper operation and maintenance of the applicable facility, as well as furnishing to Owner any material information that it or any of its affiliates may have concerning new or significant developments relating to any facility. SunEdison shall also prepare and furnish to Owner monthly reports detailing the operating performance of each project.

No more than two washings and two vegetation abatements per annum per site will be required, provided, however, if current O&M Contract is silent, two washings and two vegetation abatements shall be required unless otherwise agreed, and provided further, if the current O&M Contract has fewer washings or vegetation abatements, then such fewer numbers shall be operative and govern.

Exhibit C

Insurance Requirements

(a)	Coverage Requirements

(i)
Each of the Parties shall each maintain, as a minimum, the following insurance coverage with insurance companies rated A-VII or better by Best’s Insurance Guide and Key Ratings (or, if Best’s Insurance Guide and Key Ratings is no longer published, an equivalent rating by another nationally recognized insurance rating agency of similar standing), or other insurance companies of nationally recognized responsibility reasonably satisfactory to the other Party, during the Term and for a period of six (6) years thereafter:

(ii)
Workers’ Compensation, Disability Insurance and Employer’s Liability Insurance. Workers’ Compensation Insurance, Disability Benefits Insurance and such other forms of insurance as are required by law, providing statutory benefits and other states’ endorsement coverage (if any exposure exists), covering Liabilities resulting from injury, sickness, disability or death of the employees. Each Party shall require that all contractors and subcontractors maintain all forms or types of insurance with respect to its employees as are required by law. Each Party shall also maintain Employer’s Liability Insurance with limits of not less than One Million Dollars ($1,000,000) per accident.

(iii)
Commercial General Liability Insurance. Commercial General Liability Insurance on an “occurrence” basis, including coverage for premises/operations explosion, collapse and underground hazards, products/completed operations, broad form property damage, blanket contractual liability for written contracts, independent contractors and personal injury, with primary coverage limits of no less than Two Million Dollars ($2,000,000) for injuries or death to one or more persons or damage to property resulting from any one occurrence and a Two Million Dollar ($2,000,000) aggregate limit. Policy exclusions which are not standard to the Commercial General Liability Insurance form or are added by manual endorsements shall require the prior approval of the other Party.

(iv)
Comprehensive Automobile Liability Insurance. Comprehensive Automobile Liability Insurance, including coverage for owned, non-owned and hired automobiles for both bodily injury and property damage and containing appropriate no fault insurance provisions or other endorsements in accordance with state legal requirements, with limits of not less than One Million Dollars (U.S. $1,000,000) per accident with respect to bodily injury, property damage or death

(v)
Umbrella Excess Liability Insurance. Umbrella Excess Liability Insurance of not less than Ten Million Dollars ($10,000,000). Such coverage shall be on a per “occurrence” basis or “claims made” basis, and over and above the coverage provided by the policies described above. The umbrella and/or excess policies shall not contain endorsements which restrict coverages as set forth above and which are provided in the underlying policies.

(vi)
Physical Damage Insurance. Property damage and Boiler and Machinery insurance on an “All Risk” basis covering all assets of any kind installed in or at the Project on a replacement cost basis and including removal of debris and the full replacement value of the applicable buildings, structures, machinery, equipment, facilities, fixtures and other properties insured, subject at a minimum to an annual aggregate limit of Ten Million Dollars ($10,000,000) for flood coverage and for earthquake coverage. [Business Interruption insurance shall also be included covering as a minimum amount all revenue less non-continuing expenses for a period of not less than 12 months from the date of occurrence.] Such insurance outlined above shall have a deductible not to exceed [$1,000,000] per occurrence or to the extent commercially available on reasonable terms [and shall name the other Party as a loss payee as its interest may appear]. Such insurance coverage shall be primary, regardless of any other coverages or policies as may be carried by the Parties.

(b)	General Matters

(i)
Deductibles. Deductibles under commercial general liability policies shall not exceed [Twenty-Five Thousand Dollars ($25,000)]. [Insert description of other deductibles]. Other than as expressly contemplated otherwise by this Agreement, each Party shall be responsible for the payment of any deductible under any insurance policy maintained by such Party, regardless of whether the loss in questions was caused by the negligence or misconduct of the other Party.

(ii)
Limits. The required limits of liability for the insurance described in Section [ ] above may be satisfied by purchasing coverage in the amount specified or by any combination of primary and excess/umbrella policies, so long as the total amount of insurance meets the requirements specified above.

(iii)
Terms and Provisions. All policies of insurance required to be maintained under this Article [ ] shall: (1) provide a severability of interests or cross liability clause; (2) provide that they may not be canceled, not renewed or materially changed without thirty (30) days’ prior written notice sent by registered mail to the other Party; (3) shall be endorsed to specify that they are primary to and not excess to or on a contributing basis with any insurance or self-insurance maintained by the other Party; and (4) with the exception of Worker’s Compensation, Disability Insurance, and Professional Liability Insurance, be endorsed to name as additional insureds, the other Party and such other Party’s directors, officers, employees, and agents, and the successors and assigns of each of them. In addition, each Party shall immediately provide written notice to the other Party upon receipt of notice of cancellation of an insurance policy or a decision to terminate or substantially alter an insurance policy. Furthermore, such policies shall contain the following unless waived in writing by the other Party:

(A) Notice of Injurious Exposure to Conditions (Third Party Policies Only). It is agreed that failure of any agent, servant, or employee of any insured to notify the company of any occurrence of which he has knowledge shall not invalidate the insurance afforded by this policy as respects the named insured.

(A)
Knowledge of Injurious Exposure to Conditions (Third Party Policies Only). It is hereby understood and agreed that knowledge of an occurrence by the agent, servant, or employee of the insured shall not in itself constitute knowledge by the insured, unless the insured’s risk management department shall have received such notice from its or their agent, servant, or employee.

(B)
Errors and Omissions. It is hereby understood and agreed that the coverages afforded by this policy shall not be invalidated or affected by any unintentional errors, omissions, or in any information required to be reported.

(c)
Subrogation Waiver. The Physical Damage Insurance obtained pursuant to Section [ ] shall provide waivers of subrogation including claims involving work performed by separate contractors by endorsement or otherwise.

(d)
Certificates. No later than [ ], each Party shall furnish the other Party with certificates of insurance on forms reasonably acceptable to the other Party as evidence that policies providing the required coverages and limits of insurance for such Party are in full force and effect (or evidence of self-insurance, as applicable).

(e)
Effect on Liability. The requirements of this Agreement as to insurance and the acceptability to a Party of the insurers and insurance to be maintained by the other Party are not intended to and shall not in any manner limit or qualify the liabilities and obligations of a Party under this Agreement.

(f)
Claims Made Policies. If any policy of a Party is written on a “claims-made” basis and such policy is not renewed or the retroactive date of such policy is to be changed, such Party shall obtain for each such policy or policies the broadest basic and supplemental extended reporting period coverage or “tail” reasonably available in the commercial insurance market for each such policy or policies and shall provide the other Party with proof that such basic and supplemental extended reporting period coverage or “tail” has been obtained. If a Party fails to provide the other Party with proof of such coverage, the other Party may purchase the coverage and the first Party shall reimburse the other Party for the full cost of such coverage.

Exhibit E

ASSIGNMENT AND DEFERRED CONVEYANCE AGREEMENT

THIS    ASSIGNMENT    AND    DEFERRED    CONVEYANCE    AGREEMENT    (this
“Agreement”) is made as of [    ] (the “Effective Date”), by and between by Silver Ridge Power Holdings, LLC, a Delaware limited liability company (“SunEdison”), AES U.S. Solar, LLC, a Delaware limited liability company (“AES”), R/C US Solar Investment Partnership, L.P., a Delaware limited partnership (the “Riverstone”), and Silver Ridge Power LLC, a Delaware limited liability company (“SRP”).

RECITALS

WHEREAS, as of immediately prior to the execution and delivery of this Agreement, Riverstone and AES each own 50% of the limited liability company interests of SRP;

WHEREAS, AES and SunEdison have entered into that certain Acquisition Agreement, dated as of June 16, 2014, by and among AES, SunEdison, The AES Corporation and SunEdison, Inc. (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Acquisition Agreement”), pursuant to which AES is selling to SunEdison, concurrently with the execution and delivery of this Agreement (the “Acquisition Closing”), its 50% limited liability company interests of SRP;

WHEREAS, SunEdison, Inc., SunEdison and Riverstone have entered into that certain Master Transaction Agreement, dated as of June 16, 2014 (as the same may be amended, supplemented, waived or otherwise modified from time to time, the “Riverstone Master Transaction Agreement”), pursuant to which the parties thereto have agreed to cause certain project companies owned directly or indirectly by SRP to be contributed to an affiliate of SunEdison, Inc. or purchased by SunEdison, Inc.;

WHEREAS, pursuant to the Acquisition Agreement, the Riverstone Master Transaction Agreement and the Company Operating Agreement, AES and Riverstone (acting together) have the right to cause each of the entities set forth on Exhibit A hereto (the “Retained Companies”)(1) to be distributed out of, or otherwise removed from the ownership structure of SRP (the “Distribution Transactions”) after the Acquisition Closing; (2)

WHEREAS, pursuant to the Acquisition Agreement, SunEdison and SRP, and pursuant to the Riverstone Master Transaction Agreement, SunEdison and Riverstone, are required to enter into this Agreement;

WHEREAS, the Parties desire to enter into this Agreement in order to set forth the rights and obligations of the parties with respect to the operation of each of the Retained Companies until the completion of the applicable Distribution Transaction; and

(1) Note: Retained Companies for Italy to include new Dutch BV directly above Silver Ridge Power Italia Srl.

(2) Note: Depending on circumstances as of the Acquisition Closing, separate versions of this agreement may be entered into with respect to each group of Retained Companies. If so, conforming changes will be made to each agreement.

E-1

NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Defined Terms.

“Acquisition Agreement” has the meaning set forth in the Recitals.

“Acquisition Closing” has the meaning set forth in the Recitals.

“AES” has the meaning set forth in the Preamble.

“AES Tracking Interest” has the meaning set forth in Section 14.

An “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreement” has the meaning set forth in the Preamble.

“Asset Management and Services Agreement” means each Asset Management and Services Agreement, entered into between SunEdison, AES and Riverstone with respect to the Retained Companies, as contemplated by the Master Transition Framework Agreement.

“Business Day” means any day other than a Saturday or Sunday or any day banks in the State of New York are authorized or required to be closed.

“Board” means the Board of Directors of SRP.

“Board Observer” has the meaning set forth in Section 6.

“Claim” means any demand, claim, action, legal proceeding (whether at law or in equity), investigation or arbitration.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Operating Agreement” has the meaning set forth in Section 3(a).

“Contract” means any contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, undertaking or other agreement that is legally binding.

The term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Disclosing Party” has the meaning set forth in Section 20(a).

“Distribution Transactions” has the meaning set forth in the Recitals.

“Effective Date” has the meaning set forth in the Preamble.

“Existing Operating Agreement” means the Limited Liability Company Agreement of Silver Ridge Power, LLC, dated August 8, 2013, between AES and Riverstone, as amended.

“Energy Charter Treaty” shall mean the Energy Charter Treaty as opened for signature in Lisbon on December

17, 1994 and in force as of April 16, 1998.

“Governing Body” has the meaning set forth in Section 6.

“Italian Construction VAT” means VAT payable to the Italy Retained Companies in connection with the Italy Projects (other than Italian Panel VAT), including by way of reimbursement of VAT by the Italian tax authorities.

“Italian Panel VAT” means VAT payable to the Italy Retained Companies in connection with the purchase or sale of photovoltaic panels for use in connection with the Italy Projects, including by way of reimbursement of VAT by the Italian tax authorities.

“Italian VAT” means Italian Construction VAT and Italian Panel VAT.

“Italy ECT Claim” has the meaning set forth in Section 12(b).

“Italy Projects” means the Projects owned by the Italy Retained Companies.

“Italy Retained Companies” mean those entities designated as such on Exhibit A hereto, if any; provided, that, such entities shall cease to be “Retained Companies” and “Italy Retained Companies” on the date that the Distribution Transaction is completed for the Italy Retained Companies.

“Italy SPE” has the meaning set forth in Section 9(a).

“Lead Claimants” has the meaning set forth in Section 12(a)(i).

“Liabilities” means any and all direct or indirect liability, indebtedness, obligation, commitment, losses, damages, expense, Claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, or unmatured.

“Master Transition Framework Agreement” means that certain Master Transition Framework Agreement entered pursuant to Section 6.08(b) of the Acquisition Agreement.

“Members” has the meaning assigned to such term in the Company Operating Agreement.

“Option Agreement” means that certain Option Agreement, dated as of June 16, 2014, among AES and SunEdison.

“Option Closing” has the meaning set forth in the Option Agreement.

“Option Expiration Date” means the latest of (i) the earliest of (A) the expiration of the SRP Italy Purchase Agreement, (B) earlier termination of the SRP Italy Purchase Agreement in accordance with its terms and (C) the closing under the SRP Italy Purchase Agreement, and (ii) the earliest of (A) the expiration of the Option Period, (B) earlier termination of the Option Agreement in accordance with its terms and (C) the Option Closing.

“Option Period” has the meaning set forth in the Option Agreement.

“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, operating agreement or the trust agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the jurisdiction of incorporation, organization or formation of such Person and which establish the legal personality of such Person.

“Party” or “Parties” means each of the parties to this Agreement, individually or collectively as the context requires.

“Person” means any individual, corporation, partnership, joint venture, trust, association, organization, governmental entity or other entity.

“Project” means, with respect to any Retained Company, each solar energy generation facility (whether in early, development or operating stage) and all related assets, including Contracts, as applicable, of such Retained Company.

“Proprietary Information” has the meaning set forth in Section 20(a).

“Provider” has the meaning set forth in Section 12(a)(v).

“Puerto Rico Retained Companies” mean those entities designated as such on Exhibit A hereto, if any; provided, that, such entities shall cease to be “Retained Companies” and “Puerto Rico Retained Companies” on the date that the Distribution Transaction is completed for the Puerto Rico Retained Companies.

“Receiving Party” has the meaning set forth in Section 20(a).

“Recipient” has the meaning set forth in Section 12(a)(v).

“Retained Companies” has the meaning set forth in the Recitals.

“Retained Company Distributions” means distributions from SRP that, pursuant to the terms of this Agreement and the Company Operating Agreement, are attributable to the Retained Companies.

“Retained Company Holdco” means the top level company in each of the Italy Retained Companies, the Puerto Rico Retained Companies and the Spain Retained Companies.

“Riverstone” has the meaning set forth in the Preamble.
“Riverstone Master Transaction Agreement” has the meaning set forth in the Recitals.

“Silver Ridge DutchCos” has the meaning set forth in Section 12(a)(i).

“Spain ECT Claim” has the meaning set forth in Section 12(a)(i).

“Spain Retained Companies” mean those entities designated as such on Exhibit A hereto, if any; provided, that, such entities shall cease to be “Retained Companies” and “Spain Retained Companies” on the date that the Distribution Transaction is completed for the Spain Retained Companies.

“SRP” has the meaning set forth in the Preamble.

“SRP Italy Purchase Agreement” means a purchase and sale agreement between SRP and SunEdison, Inc. to be entered into in respect of the Italy Retained Companies in accordance with the terms of the Riverstone Master Transaction Agreement.

“Subsidiary” means, with respect to any Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person (a) owns, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities, equity securities, profits interest or capital interest, (b) is entitled to elect at least one-half (1/2) of the board of directors or similar governing body or (c) in the case of a limited partnership or limited liability company, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“SunEdison” has the meaning set forth in the Preamble.

“Tax Proceeding” means any tax audit, contest, litigation, investigation or similar proceeding.

“Terminating Sale” has the meaning set forth in Section 10(d).

“Third Party Sale” means, with respect to any Retained Company, a sale to a third party of all of the equity interests in such Retained Company, or of all or substantially all of the assets of such Retained Company, whether by virtue of a merger, consolidation, reorganization, plan of exchange, sale or any other transaction.

“Transfer” means sell, assign, transfer, pledge, mortgage, hypothecate, convey in trust, transfer by gift, bequest or descent or otherwise similarly encumber or dispose of.

“Units” has the meaning set forth in the Company Operating Agreement.

“VAT” means Italian value added tax (imposta sul valore aggiunto) pursuant D.P.R. No.
633 of 26 October 1972, as amended, supplemented and restated from time to time.

2.Reasonable Best Efforts. SunEdison, Riverstone and AES each agree to use their respective reasonable best efforts to cause SRP to comply with its obligations hereunder.

3.	Company Operating Agreement; Effect of this Agreement.

(a)Concurrently with the execution and delivery of this Agreement, the Parties shall cause the Existing Operating Agreement to be amended and restated in a form that includes the provisions specified in Exhibit B attached hereto (as so amended and restated, the “Company Operating Agreement”).

(b)Except as otherwise provided herein or as otherwise required by applicable law, SunEdison hereby assigns to AES all rights, and AES hereby assumes all obligations, of any kind SunEdison has under the Company Operating Agreement and any other Organizational Document of SRP, to the extent that any such right or obligation relates to or arises out of the Retained Companies. The effect of the foregoing shall be that, during the term of this Agreement, to the greatest extent possible, the Parties will operate, as regards the Retained Companies, as if AES were a Member.

(c)As soon as practicable after the date hereof, SRP will pledge the interests or shares in the top level holding company for each of the Italy Retained Companies, the Spain Retained Companies and the Puerto Rico Retained Companies, 50% to AES and 50% to Riverstone, as collateral for the full performance of SRP’s and SunEdison’s obligations under this Agreement. Such pledge shall be made only in accordance with the existing financing arrangements of the Retained Companies and may be made expressly subordinate to such existing financing arrangements.

(d)The Parties agree that this Agreement relates only to the Retained Companies and that, except to the extent specifically set out herein otherwise, it gives no Party any rights with respect to how SRP deals with its other assets, including its ability to sell or otherwise dispose of such assets. The Parties acknowledge that (i) SRP has entered into agreements providing for the contribution or sale of the Mt. Signal Project (as defined in the Riverstone Master Transaction Agreement) and SRP’s interests in the project known as CSolar West and projects in France and Italy, in each case to SunEdison, Inc. or an Affiliate thereof (as defined in the Riverstone Master Transaction Agreement, the “Transactions”) and, in certain circumstances, the purchase by SunEdison or an Affiliate of Units from Riverstone (as defined in the Riverstone Master Transaction Agreement, the “SRP Transaction”) and (ii) the Company Operating Agreement permits the Transactions and the SRP Transaction without approval or consent by the Members. The Parties further agree that this Agreement shall not give any Party any rights with respect to or an interest in the Transactions or the SRP Transaction, except to the extent specifically set out herein otherwise with respect to the Italy Retained Companies. In particular, AES hereby consents to and agrees to exercise its rights under this Agreement and the Company Operating Agreement in furtherance of the closing of the SRP Transaction or the sale of the Italy Retained Companies pursuant to the Italy SRP Acquisition Agreement.

4.Distributions.    SRP shall pay directly to AES 50% of all Retained Company Distributions, less any required withholding taxes. The remaining 50% of the Retained Company Distributions, less any required withholding taxes, shall, subject to anything expressly to the contrary contained in any other agreement between Riverstone and SunEdison, be distributable to Riverstone. During the period of this Agreement, except with the prior written consent of AES and Riverstone, SRP shall only permit distributions to be paid by a Retained

Company Holdco if 100% of such distributions can be further distributed to SRP and then by SRP 50% to AES and, subject to anything expressly to the contrary contained in any other agreement between Riverstone and SunEdison, 50% to Riverstone, without being used or diverted for any other purpose by SRP or any of its Subsidiaries and without any withholding taxes being imposed thereon, it being understood, however, that if AES and Riverstone consent to any such distributions, those distributions shall be made, less any required withholding taxes.

5.Information Rights. SRP shall provide AES with the same information, financial reports and access to the books and records of SRP to which the Members are entitled pursuant to the Company Operating Agreement, including such access to which Members may be entitled under any applicable law or regulation, but only to the extent that such information, reports, books and records relate to a Retained Company; provided, that AES shall be subject to the same confidentiality restrictions and other limitations with respect to such information, reports, books and records as are applicable to the Members under the Company Operating Agreement. In addition to the foregoing, SRP will provide AES with (a) such other information and access to books, records, managers, directors, officers, employees, assets and facilities related to the Retained Companies as AES may reasonably request, including such information and access as AES may reasonably request in connection with a potential Transfer of any Retained Company,
(b) such tax reporting information as AES may reasonably request in order for AES to satisfy its reporting obligations under the Code with respect to its interest in SRP and the Retained Companies, and (c) such access to SRP and the Retained Companies for internal audit purposes as AES may reasonably request. SunEdison shall have the right to receive all information or access received by AES pursuant to this Section 5 on terms that are no less favorable to SunEdison than those applicable to AES.

6.Observation Rights.    Subject to the limitations below, SRP shall permit a representative of AES to be present in a nonvoting observer capacity (the “Board Observer”) at all meetings of the Board, or any committee thereof, or any comparable governing body of any Retained Company (each, a “Governing Body”), including any telephonic meetings, to the extent that matters related to a Retained Company are discussed at such meeting. The Board Observer shall only have the right to be present at any such meeting during the portions of any such meeting relating to any Retained Company. SRP will, or will cause the relevant Retained Company to, (a) give the Board Observer notice of such meetings, by email or by such other means as such notices are delivered to the members of a Governing Body at the same time and manner as notice is provided or delivered to the members of such Governing Body and (b) provide the Board Observer with copies of all materials that are sent to the members of any Governing Body in their capacity as such in connection with a meeting or written consent of such Governing Body at the same time such materials are distributed to the members of such Governing Body; provided, that, in either case, (i) SRP reserves the right to withhold any information and to exclude the Board Observer from any meeting or portion thereof to the extent required by law or that access to such information or attendance at such meeting would, in the opinion of counsel, adversely impair the attorney-client privilege between SRP and its counsel with respect to any such matter and such impairment cannot be avoided by the entry into of a joint defense or common interest or similar agreement and (ii) the Board Observer shall only be entitled to the notice and materials described in the foregoing clauses (a) and (b) to the extent that such notice and materials relate to any Retained Company.

7.Voting Rights. SunEdison shall vote (or cause to be voted), in all matters to be voted on by the Board or the Members (and all matters to be voted on by the equityholders or Governing Body of any Retained Companies) all of its equity interests or director or manager votes in the manner directed by AES, but solely to the extent that such matters to be voted on relate to the Retained Companies. SunEdison shall take all other necessary or desirable actions within SunEdison’s control (including, without limitation, calling meetings, attending meetings, executing a proxy to vote at any meeting and executing written consents) in order to give effect to the provisions of this Section 7 and to ensure that cash is paid to AES in accordance with this Agreement and the Company Operating Agreement.

8.	Operation of the Retained Companies.

(a)Without the prior written consent of AES, the Parties shall not amend the Company Operating Agreement or any other Organizational Document of SRP in a manner that would be adverse to AES’s rights thereunder or hereunder, and, without the prior written consent of AES and Riverstone, SRP shall not enter into any contract or otherwise take any action that would impair the ability of SRP to cause 100% of any Retained Company Distributions to be distributed from the Retained Companies through SRP to its Members without any withholding taxes or other deduction, setoff or retention thereof.

(b)For so long as SRP controls, directly or indirectly, any Retained Company, without the prior written consent of AES and Riverstone, SRP shall not (except as expressly permitted by this Agreement): (i) make any change to the ownership structure of such Retained Company, effect any recapitalization, reclassification or other material change in the capitalization of such Retained Company, or allow such Retained Company to fail to maintain its existence or merge or consolidate with any other Person or (ii) make or revoke any tax election or method of accounting with respect to such Retained Company or its ownership structure, in each case, where in the case of each of clause (i) and (ii), as applicable, such action or omission would materially adversely affect AES, SunEdison or Riverstone or any of their Affiliates (or any investors therein).

(c)With respect to the Italy Retained Companies, until the Option Expiration Date, for so long as SRP owns the Italy Retained Companies, except as (i) contemplated by the relevant Distribution Transaction or (ii) consented to in writing by SunEdison, which consent shall not be unreasonably withheld, conditioned or delayed, SRP shall use commercially reasonable efforts to operate the Italy Retained Companies in the ordinary course of business consistent with past practices, and to preserve, maintain and protect their Assets in material compliance with applicable Laws. Without limiting the foregoing, until the Option Expiration Date, for so long as SRP owns the Italy Retained Companies, (A) SRP shall use its commercially reasonable efforts to pursue collections of the Italian VAT, and (B) each of AES, Riverstone and SRP shall not take any action to, and shall exercise its level of control or influence over the Italy Retained Companies in a manner that does not, authorize or permit the Italy Retained Companies to do any of the following, without the prior written consent of SunEdison (which consent, in the case of clauses (ii) - (vi) below, shall not to be unreasonably withheld, conditioned or delayed):

(i)take any action, including any change with respect to any permits of an Italy Project or the design or structure of an Italy Project, that would result in a material adverse change to any Italy Project;

(ii)refinance indebtedness of the Italy Retained Companies or amend or modify the debt financing arrangements of the Italy Retained Companies in a manner that (A) would reduce the cash available for distribution in respect of the Italy Retained Companies during a period of two (2) years from the date of such refinancing, amendment or modification by more than 5% during either year of such two (2) year period or (B) would materially adversely affect the Italy Retained Companies in respect of the reserve account requirements, financial covenants or indemnity obligations under such debt financing arrangements;

(iii)	create new material Liabilities of the Italy Retained Companies;

(iv)other than in the ordinary course of business, enter into, terminate, waive any material rights under, or amend or modify in any material respect, any material permit or material Contract to which any of the Italy Retained Company is a party or by which any Italy Retained Company or its assets is bound;

(v)commence or settle any material lawsuit or legal proceeding to which any Italy Retained Company is a party;

(vi)waive, reduce, settle any dispute or take any affirmative action that is intended to and does in fact result in the reduction or material delay of, the Italian VAT payments anticipated to be received by any Italy Retained Company;

(vii)directly or indirectly make any change to the ownership structure of any Italy Retained Company, other than pursuant to clause (ii) above, effect any recapitalization, reclassification or other material change in the capitalization of such Italy Retained Company, or allow such Italy Retained Company to fail to maintain its existence or merge or consolidate with any other Person where such action or omission would materially adversely affect SunEdison or any of its Affiliates (or any investors therein); or

(viii)directly or indirectly make or revoke any tax election or method of accounting with respect to such Italy Retained Company or its ownership structure where such action would materially adversely affect SunEdison or any of its Affiliates (or any investors therein).

The Parties acknowledge and agree that actions taken by SunEdison (including in its capacity as asset manager or operations and maintenance provider with respect to any of the Retained Companies) will not be deemed to be actions taken by SRP, AES or Riverstone.

(d)Notwithstanding anything to the contrary contained herein, if any amounts required to be paid to any Party pursuant to this Agreement are instead erroneously received by another Party, such amounts shall be held in trust for the Party entitled to receipt thereof and promptly paid over to such Party by the other Party by wire transfer of immediately available funds to such account or accounts as may be designated by the Party entitled to receipt thereof.

9.	Distribution Transaction.

(a)From and after (x) the date hereof (with respect to the Spain Retained Companies and the Puerto Rico Retained Companies) and (y) the Option Expiration Date (with respect to the Italy Retained Companies), the Parties shall use their commercially reasonable efforts to cause the Distribution Transactions to be completed in respect of the Retained Companies, such that the Retained Companies will be removed from the ownership structure of SRP and its subsidiaries. Without limiting the foregoing, the Parties shall use their commercially reasonable efforts to obtain any consents or approvals that are required in connection with the Distribution Transactions. Any entity into which the Italy Retained Companies are transferred pursuant to this Section 9(a) prior to the Option Expiration Date (an “Italy SPE”) shall be owned equally by Riverstone and AES or their respective Affiliates and shall be governed pursuant to Organizational Documents that are substantially similar to the Organizational Documents for SRP as in effect immediately prior to the date hereof, or at any time after the date hereof, or that are agreed by AES and Riverstone and consented to in writing by SunEdison (such consent not to be unreasonably withheld, conditioned or delayed).

(b)If the Distribution Transaction in respect of the Italy Retained Companies shall not have been completed prior to the Option Expiration Date, SunEdison will have the right to require AES and Riverstone to use commercially reasonable efforts to cause a Distribution Transaction or the Third Party Sale of any of the Italy Retained Companies designated by AES and Riverstone, in either case to be consummated within four (4) months after the Option Expiration Date; provided, that if AES or Riverstone can demonstrate that the consummation of any such transaction would be reasonably likely to have a materially adverse economic or tax impact on the Italy Retained Companies or on Riverstone or AES or any of their Affiliates (or any investor therein) that would not be reasonably likely to occur if this Agreement were to remain in place, then such four (4) month period shall be extended for so long as AES and Riverstone are (i) diligently using reasonable best efforts to structure a Distribution Transaction or a Third Party Sale in a manner that would not result in such materially adverse economic impact, and (ii) cooperating in good faith with SunEdison to agree to and implement an alternative transaction structure in order to extract the Italy Retained Companies from the ownership structure of SRP.

(c)If the Distribution Transaction in respect of the Puerto Rico Retained Companies or the Spain Retained Companies has not been completed prior to the four (4) month anniversary of this Agreement, SunEdison will have the right to require AES and Riverstone to use commercially reasonable efforts to cause a Distribution Transaction or the Third Party Sale of any of the Puerto Rico Retained Companies or the Spain Retained Companies, as applicable, to be consummated at any time after the four (4) month anniversary of this Agreement; provided, that if AES or Riverstone can demonstrate that the consummation of any such transaction would be reasonably likely to have a materially adverse economic or tax impact on the Puerto Rico Retained Companies or the Spain Retained Companies (as applicable) or Riverstone or AES or any of their Affiliates (or any investor therein) that would not be reasonably likely to occur if this Agreement were to remain in place, then such four (4) month period shall be extended for so long as AES and Riverstone are (i) diligently using reasonable best efforts to structure a Distribution Transaction or a Third Party Sale in a manner that would not result in such materially adverse economic impact, and (ii) cooperating in good faith with SunEdison to implement an alternative transaction structure in order to extract the Puerto Rico Retained Companies or the Spain Retained Companies (as applicable) from the ownership structure of SRP.

10.	Restrictions on Transfers.

(a)During the pendency of this Agreement, neither Riverstone nor SunEdison shall transfer any of its Units except in accordance with the terms and conditions of this Agreement. Any purported Transfer of Units in violation of any provision of this Agreement shall be null and void ab initio and shall not operate to Transfer any right, interest or title to the purported transferee. From and after the completion of the Distribution Transactions with respect to the Italy Retained Companies until the Option Expiration Date, AES and Riverstone will not Transfer the equity interests of any Italy SPE and shall not permit any Italy SPE to Transfer the equity interests of any Italy Retained Companies other than pursuant to the Option Agreement, the Italy Purchase Agreement (as defined in the Option Agreement) and the SRP Italy Purchase Agreement, without the prior written consent of SunEdison (which consent shall not be unreasonably withheld, conditioned or delayed); it being understood that AES shall not be subject to the terms of the SRP Italy Purchase Agreement and Riverstone shall not be subject to the terms of the Option Agreement and the Italy Purchase Agreement.

(b)Except as contemplated with respect to a Distribution Transaction, the Parties will not, without the prior written consent of AES (except as contemplated by Section 10(d) below) and Riverstone, permit SRP to Transfer, directly or indirectly, including by way of any issuance of Units, any of its equity interests in the Italy Retained Companies.

(c)Prior to the Option Expiration Date, for so long as SRP owns the Italy Retained Companies

(i)Riverstone shall not Transfer its Units to a third party (other than SunEdison, SRP or an Affiliate of either) or agree to an amendment to any agreement, grant any waiver or consent or take any other action that could extend the Option Expiration Date, without the consent of AES (which consent shall not be unreasonably withheld, conditioned or delayed); and

(ii)AES shall not transfer any interest it has in Units (including its rights under this Agreement) to a third party or agree to an amendment to any agreement, grant any waiver or consent or take any other action that could extend the Option Expiration Date, without the consent of Riverstone and SunEdison (which consent shall not be unreasonably withheld, conditioned or delayed).

(d)Following the Option Expiration Date, if there has not been (x) a closing under the SRP Italy Purchase Agreement and (y) an Option Closing, for so long as SRP owns the Italy Retained Companies, the following provisions will apply:
(i)Riverstone shall be permitted to Transfer its Units to a third party transferee (and in connection therewith cause AES to assign its rights under this Agreement to such transferee or an Affiliate thereof), if such transferee or Affiliate acquires and assumes all of AES’s rights and obligations under this Agreement and AES receives an amount equal to the net proceeds Riverstone receives in respect of such Transfer, to the extent such proceeds are received in consideration of the Italy Retained Companies.

(ii)Riverstone shall be permitted to cause SRP to sell, directly or indirectly, 100% of its equity interests in the Italy Retained Companies or all the assets thereof (any transaction contemplated by Section 10(d)(i) or this Section 10(d)(ii), a “Terminating Sale”) (and cause AES to vote in favor of or otherwise consent to such sale) if AES is paid directly by SRP 50% of the net proceeds (taking into account any taxes owed by seller in respect of such sale) of such Terminating Sale, less any required withholding taxes.

(iii)AES and Riverstone shall cooperate in good faith to determine the allocation of the aggregate purchase price to be received in any Transfer contemplated by Section 10(d) among the Italy Retained Companies and the other assets of SRP, based on their respective values.

(iv)This Agreement shall automatically terminate as it relates to the Italy Retained Companies upon the consummation of any Terminating Sale.

(e)If Riverstone or SunEdison Transfers any of its Units in accordance with the foregoing (other than pursuant to a Terminating Sale), the Person to which such Units are Transferred shall agree to be bound by the terms of this Agreement on the same basis as Riverstone or SunEdison, as applicable and any such Transfer shall not be effective until such agreement shall be in effect.

11.	AES Sale Right.

(a)Subject to Section 10 and Riverstone’s rights under the Company Operating Agreement, the rights SunEdison has assigned AES hereunder include those relating to the ability to cause SRP to consummate a Third Party Sale with respect to any of the Retained Companies; provided, that AES shall use commercially reasonable efforts to ensure that any Third Party Sale and the definitive transaction documents entered into in connection therewith do not impose any liability on SunEdison that SunEdison would not have had if such Third Party Sale had not taken place (unless AES agrees to indemnify SunEdison for such liability in accordance with paragraph (b) below). SunEdison agrees that it will cooperate fully with any sale effort and will, subject to Section 11(b), execute such agreements as AES may reasonably request in connection with such Third Party Sale, including any purchase agreement or written consents in lieu of meetings; provided, however, that SunEdison shall not be required to make any representations and warranties with respect to such Third Party Sale.

(b)	Reserved.

(c)AES, Riverstone and/or the Retained Companies to be sold in any Third Party Sale shall bear the third party costs incurred in connection with any such sale process.

(d)The net sale proceeds (taking into account any taxes owed by seller in respect of such sale) from any such Third Party Sale shall be treated as Retained Company Distributions. SRP shall pay 50% of such net sale proceeds directly to AES, and distribute 50% of such net sale proceeds directly to Riverstone; provided, however that each of the foregoing distributions shall be subject to reduction for any required withholding taxes imposed thereon.

12.	ECT Claims.

(a)Spain Retained Companies.

(i)AEB Solar Espana I, BV and AEB Solar Espana II, BV (together, the “Lead Claimants” and each a “Lead Claimant”), together with ASE CV, AES Solar Energy Cooperatif, UA, AES Solar Energy Holdings, BV and AES Solar Energy, BV (the “Silver Ridge DutchCos”) have a pending claim under the Energy Charter Treaty against the Kingdom of Spain (the “Spain ECT Claim”). Each of the Lead Claimants and the Silver Ridge DutchCos agree and acknowledge that the Lead Claimants shall have responsibility for the management of the Spain ECT Claim

(ii)In connection with the Spain ECT Claim and Section 12(a)(i) above, SRP shall, and shall cause each Silver Ridge DutchCo to, at all times before any final compromise, agreement, expert determination or non-appealable decision of a court or tribunal of competent jurisdiction is made in respect of the Spain ECT Claim, and at the expense of the Lead Claimants as set out in Section 12(a)(iii) below):

(A)make available to each Lead Claimant such persons and all such information as any Lead Claimant may reasonably request for assessing, contesting, disputing, defending, appealing or compromising the Spain ECT Claim and shall promptly provide each Lead Claimant with copies of all relevant documents and such other information in SRP’s or a Silver Ridge DutchCo’s possession as may be reasonably requested by any Lead Claimant;

(B)notify the Lead Claimants of any correspondence received in connection with the Spain ECT Claim; and

(C)take such action to assess, contest, dispute, defend, appeal or compromise the Spain ECT Claim as the Lead Claimants may reasonably request and shall not cease to defend the Spain ECT Claim or make any admission of liability, agreement, settlement or compromise in relation to the Spain ECT Claim without the prior written approval of both Lead Claimants, such consent not to be unreasonably withheld, delayed or denied.

(iii)The Lead Claimants shall jointly and severally indemnify SRP and each Silver Ridge DutchCo against all liabilities, charges, costs and expenses which they may incur in taking any such action as the Lead Claimants may request pursuant to Section 12(a)(ii) above.
(iv)The Lead Claimants shall keep SRP informed of the progress of the Spain ECT Claim and provide SRP with copies of all relevant documents and such other information in its possession as may be requested by it (acting reasonably).

(v)Nothing in this Section 12(a) shall require the provision by any person of any information to the extent such provision would contravene any applicable law or regulation. If any information is provided by any person (the “Provider”) to any other person (the “Recipient”) pursuant to this Section 12(a):

(A)that information shall only be used by the Recipient in connection with the Spain ECT Claim and Section 20 of this Agreement shall in all other respects apply to that information; and

(B)to the extent that information is privileged: (1) no privilege shall be waived by reason of or as a result of its being provided to the Recipient; and (2) if a third party requests disclosure by the Recipient in relation to that information, if the Recipient is a Lead Claimant or SRP, the Recipient shall, or if the Recipient is a Silver Ridge DutchCo, SRP shall cause the Recipient to promptly notify the Provider and, to the extent it can do so, itself assert privilege in opposition to that disclosure request.

(b)Italy Retained Companies. With respect to a potential or actual Claim of any Retained Companies under the Energy Charter Treaty (“Italy ECT Claim”) against either the Government of Italy relating to the Italy Retained Companies or any of the Dutch entities that indirectly own the Italy Retained Companies, SRP and SunEdison agree that (i) Riverstone and AES shall have the right to determine if any such claim should be prosecuted by SRP or any of its subsidiaries, including the Italy Retained Companies and the Dutch entities that directly or indirectly own the Italy Retained

Companies and (ii) SRP and SunEdison shall take such commercially reasonable actions as are necessary to allow Riverstone and AES, acting jointly, to prosecute any such Italy ECT Claim on behalf of the Retained Companies; provided, however, regarding any Italy ECT Claim with respect to the Italy Retained Companies, in the case of each of clause (i) and (ii), as applicable, (A) AES and Riverstone will keep SunEdison reasonably informed regarding the determination to prosecute and progress of such Italy ECT Claim, and will consider in good faith SunEdison’s recommendations with respect thereto, and (B) if, prior to the Option Expiration Date, AES and Riverstone fail to take action necessary to preserve the ability of the Italy Retained Companies to make such Italy ECT Claim, and SunEdison reasonably determines that such failure is reasonably expected to result in the loss or diminution of such Italy ECT Claim, SunEdison shall notify AES and Riverstone of such determination and, if AES and Riverstone nonetheless fail to take action to preserve such Italy ECT Claim and have not otherwise shown to SunEdison’s reasonable satisfaction that action is not required, then SunEdison shall have the right take such actions as are necessary to preserve and if appropriate pursue such Italy ECT Claim. Notwithstanding the foregoing, for sake of clarity, the assignment contemplated by this Agreement, includes all of SunEdison’s right, title and interest to 100% of AES’ prior 50% interest in the proceeds from any such Italy ECT Claim that SunEdison would be entitled to receive, directly or indirectly, through its ownership interest in SRP (net of legal fees and other costs incurred by SunEdison, directly or indirectly through its ownership interest in SRP, in pursuing the claim and any required withholding taxes) through the date of the Option Closing.

13.	Criminal and Tax Proceedings.

(a)In the event of any criminal proceeding or investigation involving the Retained Companies and/or any directors, officers, employees or other personnel of SRP (including SunEdison, AES or Riverstone personnel serving as a director or officer of SRP or any Retained Company), SunEdison, Riverstone and AES will jointly control such case.

(b)Prior to the consummation of the Distribution Transaction or a Third Party Sale with respect to any Retained Company, in the event of any Tax Proceeding involving such Retained Company, Riverstone and AES will jointly control such Tax Proceeding, and will keep SunEdison reasonably informed of the progress thereof and will consider in good faith SunEdison’s recommendations with respect thereto.

14.Tax Matters. The Parties agree that, for U.S. federal, state and local income tax purposes, AES shall be treated as retaining an interest as a partner of SRP reflecting its indirect economic and other rights with respect to the Retained Companies (such interest, the “AES Tracking Interest”), and none of the Parties will take any tax position inconsistent therewith absent a contrary determination by a relevant tax authority or as otherwise required by law. For this purpose, SRP shall maintain a capital account for AES with respect to the AES Tracking Interest, and AES shall be allocated profits and losses, and corresponding allocations of taxable income or loss, to extent reasonably determined by SRP (in consultation with the other Parties) to be attributable to the AES Tracking Interest. AES shall be issued a Schedule K-1 (and any related filings under state and local tax law) with respect to the AES Tracking Interest, and shall be afforded such rights in respect of the delivery of tax returns of SRP as are afforded to other Members under the Company Operating Agreement. The parties agree and acknowledge that this Agreement shall be treated as part of the same “partnership agreement” (within the meaning of Section 761(c) of the Code) as the Company Operating Agreement. The Parties agree and acknowledge that the tax items of SRP for the taxable year of SRP which includes the date hereof shall be allocated based on the “closing of the books” method, such that any income or other tax items recognized by SRP on or prior to the date hereof shall be allocated only to AES and Riverstone in accordance with the Existing Operating Agreement.

15.	Reserved.

16.Indemnification. The Parties hereby acknowledge that, pursuant to the terms of the Acquisition Agreement, SunEdison has certain indemnification rights with respect to Liabilities arising out of the Retained Companies and certain of the transactions contemplated hereunder, subject to the terms and limitations set forth in the Acquisition Agreement.

17.Notification of Certain Events. For so long as SRP owns, directly or indirectly, the equity interests in any Retained Companies, each Party shall provide the other Parties with prompt written notice if such Party becomes aware of any actual or threatened claims, actions, alleged violations of law or casualty events that would reasonably be expected to be material to any of the Italy Retained Companies, individually or taken as a whole, the Puerto Rico Retained Companies, taken as a whole, or the Spain Retained Companies, taken as a whole; provided, that, each Party shall be deemed to be notified of any matter as of the time such Party obtains knowledge of such matter.

18.Special Cooperation. Prior to the Option Expiration Date, the Parties shall use all commercially reasonable efforts to cooperate and negotiate in good faith and execute an appropriate mechanism and structure and related agreements (a “Mechanism”), taking into account tax, regulatory, Italy ECT Claim and other considerations (collectively, the “Considerations”), to avoid the scenario where (i) the Option Expiration Date has occurred, (ii) there has been a closing under the SRP Italy Purchase Agreement and (iii) there has not been an Option Closing (the “Non-Call Scenario”). If the Parties do not avoid the Non-Call Scenario, the Parties shall use reasonable best efforts to cooperate and negotiate in good faith and execute an appropriate Mechanism, taking into account the Considerations, that would (x) permit SunEdison and AES under such scenario to share the economic benefits and rights with respect to the Italy Project Companies in a manner substantially similar to the economic benefit and rights with respect to the Italy Project Companies shared by AES and Riverstone with respect to the Italy Project Companies prior to such Option Expiration Date pursuant to this Agreement, including without limitation the sale or transfer by Riverstone to SunEdison (or one of its Affiliates) of an interest in SRP reflecting Riverstone’s then existing indirect economic and other rights with respect to the Italy Project Companies, (y) “ring-fence” the Italy Retained Companies such that any liabilities and obligations thereof or with respect thereto are isolated from and cannot adversely affect SRP or any of its other Subsidiaries or assets or the interests (tax or otherwise) of its Members and (z) provide for an indemnity by one or more Persons (which shall not include AES or its Affiliates) satisfactory to Riverstone holding Riverstone and its Affiliates harmless from and against any and all Indemnifiable Losses suffered, paid or incurred (directly or indirectly, including through the ownership of Units) by Riverstone or any of its Affiliates resulting from or relating to the implementation of such Mechanism or the retention of the Italy Retained Companies within the SRP structure.

19.Termination.    This Agreement shall terminate and be of no further effect upon the earliest to occur of:

(a)the mutual written agreement of the Parties;

(b)the date on which SRP no longer owns, directly or indirectly, any equity interest in the Retained Companies; and

(c)	a Terminating Sale pursuant to Section 10.

In the event of the termination of this Agreement pursuant to this Section 19, this Agreement shall be of no further effect and there shall be no liability or obligation hereunder on the part of the Parties with respect hereto; provided, that (i) nothing in this Section 19 shall relieve any Party of any liability for any breach of any covenants or other agreements under this Agreement prior to such termination and (ii) the provisions of this Section 19 and Section 12 and 20 shall survive any such termination.

20.	Confidentiality.
(a)The term “Proprietary Information”, with respect to any Party, means all proprietary, confidential and/or trade secret information which relates to the business, operations or affairs of such Person and its Affiliates, to the extent that such information was disclosed by such Party (the “Disclosing Party”) to any other Party (the “Receiving Party”) pursuant to the terms of this Agreement.

(b)	Each Receiving Party:

(i)shall (and shall cause its Affiliates and their respective officers, directors, employees and agents to) treat and hold as confidential all Proprietary Information of the Disclosing Party;

(ii)shall not (and shall cause its Affiliates and their respective officers, directors, employees and agents not to) disclose to any Person, publish or make publicly available any Proprietary Information of the Disclosing Party; and

(iii)shall (and shall cause its Affiliates and their respective officers, directors, employees and agents to) use Proprietary Information of the Disclosing Party solely in connection with the performance of their respective rights and obligations under this Agreement.

(c)This Agreement shall not restrict disclosure or use by any Receiving Party of Proprietary Information that:

(i)appears in issued patents, published patent applications or other publications which are generally available to the public;

(ii)is or becomes publicly available other than as a result of an unauthorized disclosure by the Receiving Party, any of its Affiliates or any of their respective officers, directors, employees and agents;

(iii)is or becomes available to the Receiving Party, any of its Affiliates or any of their respective officers, directors, employees and agents on a non-confidential basis from a source that, to such Person’s knowledge, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or

(iv)is or has been independently developed by the Receiving Party, any of its Affiliates or any of their respective officers, directors, employees and agents;

provided that information shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information in the public domain, unless the information itself is in the public domain.

(d)In addition to the foregoing exceptions, in the event a Receiving Party, any of its Affiliates or any of their respective officers, directors, employees and agents is requested or required by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by applicable law to disclose any Proprietary Information of a Disclosing Party, then such Receiving Party shall notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with this Section 20(d). If, in the absence of a protective order or receipt of a waiver hereunder, such Receiving Party, Affiliate, officer, director employee or agent is, on the advice of counsel, compelled to disclose such Proprietary Information, such Person may so disclose the information; provided that such Person shall use reasonable commercial efforts to obtain reliable assurance that confidential treatment shall be accorded to such information.

(e)Unless one of the exceptions set forth in this Section 20 applies, the obligations of the Parties under this Section 20 shall continue in effect indefinitely and shall survive any termination of this Agreement.

(f)The rights and obligations of the Parties set forth in this Section 20 are in addition to any additional or supplemental agreements with respect to confidentiality or protection of proprietary information with respect to Proprietary Information that may be agreed between or among the Parties or their respective Affiliates.

(g)Each Party acknowledges that the disclosure of any Proprietary Information by the Parties, their respective Affiliates, or any of their respective officers, directors, employees and agents in violation of the provisions of this Section 20 may give rise to immediate irreparable injury to the Disclosing Party, including in the form of a loss of competitive advantage, which is inadequately compensable in damages, in addition to any injury which may be compensable in damages. The Disclosing Party may seek immediate and permanent injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available. Each of the Parties further acknowledges and agrees that the covenants contained herein are reasonably necessary for the protection of the legitimate business interests of the Disclosing Party and are reasonable in scope and content.

(h)The Parties further agree that notwithstanding anything to the contrary herein, (i) a Receiving Party may disclose Proprietary Information to its Affiliates and to its and its Affiliates’ officers, directors, employees, partners, owners, actual and potential investors and debt financing sources, advisors and agents) and to potential assignees of interests in this Agreement if such Person is bound by a confidentiality agreement at least as restrictive as the terms of this Section 20 or is subject to an obligation or duty of confidentiality with respect to the information disclosed, and (ii) the provisions of this Section 20 shall not apply to funds managed by, advised by or otherwise affiliated with Riverstone Investment Group LLC or to portfolio companies in which any such funds own an interest or to investors in or owners, directors, officers, employees, representatives or agents of such funds or portfolio companies, except to the extent any such fund, portfolio company, investor, owner, director, officer, employee, representative or agent is a Receiving Party or receives Proprietary Information from a Receiving Party.

21.	Miscellaneous.

(a)Notices. All notices, requests and other communications hereunder shall be in writing and shall be sent, delivered or mailed, addressed:
if to SunEdison, to:

[]
[with a copy to:] []

if to AES, to:

[]
[with a copy to:] []

if to Riverstone, to:

[]
[with a copy to:] []

if to SRP, to:

[]
[with a copy to:] []

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (i) personal delivery to the Party to be notified; (ii) upon receipt of a confirmatory telephone call to the number specified in this Section (or in accordance with the latest unrevoked written direction from the receiving Party), if sent by electronic mail; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iii) one Business Day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt; provided, that notices received on a day that is not a Business Day or after 6:30 p.m. Eastern Prevailing Time on a Business Day will be deemed to be effective on the next Business Day.

(b)Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(c)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

(d)Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each Party. Each Party may, by an instrument in writing signed on behalf of such Party, waive compliance by any other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(e)Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Exhibits hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement is for the sole benefit of the Parties and their permitted assigns and is not intended to confer upon any other Person any rights or remedies hereunder.

(f)Governing Law. This Agreement shall be governed by and construed and enforced in accordance with, and this Agreement and all matters arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement shall be governed by, the laws of the State of New York.

(g)Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the provisions of this Agreement were not performed in accordance with its specific terms and that any remedy at law for any breach of the provisions of this Agreement would be inadequate. Accordingly, the Parties acknowledge and agree that each Party hereto shall be entitled to seek an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(h)No Offset. With respect to any payment required to be made by any Party under this Agreement, such Party shall not be entitled to offset the amount of any such payment against any other payments owed to such Party (or any other Person) pursuant to the Acquisition Agreement, the Option Agreement, the Italy Purchase Agreement (as defined in the Option Agreement), the Termination Agreement (as defined in the Option Agreement), any Asset Management and Services Agreement, the Riverstone Master Transaction Agreement, the SRP
Italy Purchase Agreement, or any other agreement between or among the Parties or their Affiliates.

(i)Consent to Jurisdiction; Waiver of Jury Trial. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan in the City and State of New York for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the Parties hereto further agrees that service of any process, summons, notice or document by
U.S. certified mail to such Party’s respective address set forth in Section 21(i) shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the state or federal courts located in the Borough of Manhattan in the City and State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(j)Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of each of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 21(j) shall be null and void, ab initio.

(k)Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(l)Further Assurances. Subject to the terms and conditions of this Agreement, each of the Parties agrees to use reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable. Without limiting the foregoing, each Party agrees that it shall cooperate in good faith with the other Parties to agree to amendments to this Agreement and modifications to the structure of the transactions contemplated hereby as may be necessary or appropriate in order to address tax, financing, regulatory and other matters that arise with respect thereto; provided that any such amendments or modification do not materially adversely affect such Party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as the date first written above.

AES U.S. SOLAR, LLC

By	Name:
Title:

SILVER RIDGE POWER HOLDINGS, LLC

By	Name:
Title:

R/C US SOLAR INVESTMENT PARTNERSHIP, L.P.

By	Name:
Title:

SILVER RIDGE POWER LLC

By:	Name:
Title:

Exhibit A

Retained Companies

Exhibit B

Form of Company Operating Agreement

The Amendment to the Company Operating Agreement shall provide for the following terms and conditions to be included in the Company Operating Agreement with effect immediately upon the Acquisition Closing and the entry into the ADCA:

A.An agreed upon methodology and calculation for the determination of cash available for distribution from the Retained Companies (with input from the tax and accounting teams from Riverstone, SunEdison and AES). This methodology will provide that cash may be distributed provided that (i) the making of any such distribution would not result in the failure of any of the Italy Retained Companies not be deemed insolvent under applicable local law or to be in compliance with any financial covenants in applicable project financing agreements and (ii) following any such distribution there would be an amount of cash available to the Italy Retained Companies reasonably sufficient in the judgment of AES and Riverstone to maintain an adequate minimum level of working capital for the Italy Retained Companies.

B.A provision that Retained Company Distributions will be paid to AES and Riverstone in accordance with the provisions of the ADCA.

C.A prohibition on amendments to the SRP Operating Agreement that would be materially adverse to AES’s rights under the SRP Operating Agreement or the ADCA.

D.Appropriate provisions implementing the provisions of Section 14 of this Agreement, including, but not limited to a provision that, for purposes of section 761(c) of the Internal Revenue Code, adopts the terms of the ADCA as an integral part of the Company Operating Agreement.